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As Filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDIS TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	3629 (Primary Standard Industrial Classification Code Number)	13-3669062 (I.R.S. Employer Identification Number)

805 Third Avenue
New York, New York 10022
(212) 935-8484
(Address and Telephone Number of Registrant's Principal Executive Offices)

Robert K. Lifton
Chairman and Chief Executive Officer
Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022
(212) 935-8484
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Ira I. Roxland, Esq.
Stephen E. Fox, Esq.
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700
Fax: (212) 768-6800

        Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $.01 per share (1)	201,669	$15.04	$3,033,102	$385

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
Calculated pursuant to Rule 457(c).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

        Pursuant to Rule 429 promulgated under the Securities Act of 1933, the prospectus forming a part of this Registration Statement on Form S-1 also relates to the Registrant's Registration Statement on Form S-3 (Registration No. 333-63874), effective on July 17, 2001, the Registrant's Registration Statement on Form S-4 to Form S-3 (Registration No. 333-107801), effective on October 17, 2003, the Registrant's Registration Statement on Form S-3 (Registration No. 333-112623), effective on February 13, 2004, and the Registrant's Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276), effective on November 26, 2002.

EXPLANATORY NOTE

        This Registration Statement contains two forms of prospectus: (a) one to be used in connection with an offering of up to 201,669 shares of the Registrant's common stock, par value $0.01 per share ("Common Stock"), for resale by the holders thereof named herein (the "Resale Prospectus") and (b) one to be used in connection with an offering of (i) up to 426,874 shares of the Registrant's Common Stock issuable upon exercise of outstanding one-year warrants issued in November 2003, which have previously been registered pursuant to the Registrant's Registration Statement on Form S-4 to Form S-3 (Registration No. 333-107801), (ii) up to 791 shares of the Registrant's Common Stock issuable upon exercise of outstanding loyalty program warrants issued in September 2002, which have previously been registered pursuant to the Registrant's Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276), and (iii) up to 2,683,876 shares of the Registrant's Common Stock for resale by the holders thereof named herein, which have previously been registered pursuant to the Registrant's Registration Statements on Form S-3 (Registration Nos. 333-63874 and 333-112623) (the "Update Prospectus").

        The complete Resale Prospectus relating to the share held by the Selling Stockholders follows immediately. Following the Resale Prospectus are certain pages of the Update Prospectus, which include: (i) an alternate front cover page, (ii) an alternate table of contents, (iii) an alternate section entitled "Prospectus Summary—The Offering," (iv) a section entitled "The Offering and Use of Proceeds," (iv) an alternate section entitled "Selling Stockholders" and (v) an alternate section entitled "Plan of Distribution."

        All other pages of the Resale Prospectus and the Update Prospectus are the same.

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

*    *    *    *    *    *

Subject to Completion, dated June 10, 2004

Preliminary Prospectus

MEDIS TECHNOLOGIES LTD.

201,669 Shares of Common Stock

        This prospectus relates to the offer and sale from time to time of up to 201,669 shares of our common stock by the persons described in this prospectus, whom we call the "selling stockholders." Of such shares, 148,210 shares may be issued upon exercise of warrants held by the selling stockholders. Registering these shares does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if the selling stockholders sell them.

        Our common stock is currently traded on the Nasdaq National Market under the symbol "MDTL." The closing price of our common stock on June 7, 2004 was $15.00 per share.

        This investment involves risks. You should refer to the discussion of risk factors, beginning on page 4 of this prospectus.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                , 2004

FORWARD LOOKING STATEMENTS

        Because we want to provide you with meaningful and useful information, this prospectus contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "Risk Factors," which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

i

PROSPECTUS SUMMARY

        The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under "Risk Factors" found elsewhere in this prospectus.

Overview

        Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products to power and charge many portable electronic devices, such as most cell phones, digital cameras, PDAs, MP3 players, hand-held video games and other devices with similar power requirements, as well as a broad array of military devices. Our first planned consumer fuel cell product, which we call our "Power Pack," is a disposable, portable auxiliary power source expected to be capable of providing power to operate and charge even the most advanced portable electronic devices.

        We expect that as portable electronic devices become more advanced and continue to offer greater capabilities and functionality, device manufacturers, service providers and consumers will seek significantly increased and longer lasting power. Since we believe that batteries presently used in these devices are approaching their technological limit, the power gap that already exists between those ever-increasing power demands of electronic applications and the amounts of power in the batteries will increase. We expect the Power Pack to help fill that gap.

        Another technology that we are seeking to exploit commercially is the CellScan, which is a static cytometer—an instrument for measuring reactions of living cells while the cells are in a static state. A key element of the CellScan is its patented cell carrier which can accommodate up to 10,000 cells in a study. The CellScan can repeatedly and continuously monitor the intensity and polarization of living cells for purposes of cell research, disease diagnostics and determining the optimal chemotherapy to be given to a specific patient.

        We also own patents and intellectual property rights to other proprietary technologies, which we are seeking to develop for commercial exploitation, including the following:

  •
  Inherently conductive polymers, which have a wide and diverse range of commercial uses. Our polymers have electrical properties that can be changed over the full range of conductivity from insulators to metallic conductors and have the non-corrosive properties, flexibility and durability of plastics.

  •
  Stirling cycle system, which is a refrigeration system using our stirling cycle technologies and a compressor powered by two of our linear reciprocating motors. The stirling cycle is based upon a century-old technique that harnesses energy from the expansion and contraction of a gas forced between separate chambers and our linear reciprocating motor is based on our reciprocating electrical technologies. We believe that our stirling cycle system can offer advantages for certain applications over conventional refrigeration systems, including greater energy efficiency and being more environmentally friendly due to the use of helium as its working gas instead of freon or freon compounds, which are commonly believed to be depleting the earth's ozone layer and contributing to the greenhouse effect and global warming.

  •
  Toroidal engine, which uses a rotary motion as contrasted with the up and down motion of pistons in a conventional internal combustion engine. We believe that a unique feature of such a toroidal engine would be the implementation of pneumatic compression, supplementing the mechanical compression. We believe that if we are able to successfully develop our toroidal engine, it could offers advantages over a conventional internal combustion engine, including a simple design with fewer moving parts, better mechanical and thermal efficiency and a favorable weight to power ratio and volume to power ratio.

  •
  Rankin cycle linear compressor, which, using our linear reciprocating motor together with a conventional compressor, is intended to replace the rotational electric motor now powering conventional compressors for refrigeration and other cooling systems. We believe the resultant linear compressor, if and when developed, will be more energy efficient than the most efficient conventional Rankin cycle compressors in use today.

        We are a Delaware corporation organized in April 1992. Our principal executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not a part of this prospectus. All of our operating and research facilities are located in the State of Israel.

The Offering

Common stock offered for sale by the selling stockholders	201,669 shares(1)
Common stock to be outstanding after this offering	26,364,821 shares(1	)(2)

(1)
Includes 148,210 shares of common stock underlying warrants.

(2)
Based upon our issued and outstanding shares of common stock as of June 7, 2004. This number excludes 2,166,614 and 2,767,000 shares of our common stock which are issuable upon exercise of additional outstanding warrants and outstanding options granted under our stock option plan, respectively. An additional 82,000 shares are reserved for future grants under our stock option plan.

Summary Consolidated Financial Statements

        The following tables set forth our summary historical financial data. The consolidated statement of operations data for the years ended December 31, 2001, 2002, and 2003 have been derived from our audited financial statements included elsewhere in this prospectus. The condensed consolidated statement of operations data for the three months ended March 31, 2003 and 2004 and the condensed consolidated balance sheet data as of March 31, 2004 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of the financial information. The data should be read in conjunction with our consolidated financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

Statement of Operations Data:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2001	2002	2003	2003	2004
Sales	$—	$192,000	$131,000	$37,000	$—
Cost of sales	—	130,000	46,000	18,000	—

Gross profit	—	62,000	85,000	19,000	—
Operating expenses:
Research and development costs, net	4,251,000	4,161,000	5,010,000	1,192,000	2,010,000
Selling, general and administrative expenses	6,297,000	3,642,000	3,991,000	817,000	1,238,000
Amortization of intangible assets	21,129,000	2,633,000	997,000	518,000	52,000

Total operating expenses	31,677,000	10,436,000	9,998,000	2,527,000	3,300,000

Loss from operations	(31,677,000)	(10,374,000)	(9,913,000)	(2,508,000)	(3,300,000)

Other income (expenses):
Interest and other income	178,000	151,000	131,000	33,000	64,000
Interest expense	(63,000)	(82,000)	(55,000)	(10,000)	(5,000)

Net loss	(31,562,000)	(10,305,000)	(9,837,000)	(2,485,000)	(3,241,000)
Value of warrants	(3,204,000)	(2,241,000)	(1,226,000)	—	—

Net loss attributable to common stockholders	$(34,766,000)	$(12,546,000)	$(11,063,000)	$(2,485,000)	$(3,241,000)

Basic and diluted net loss per share	$(1.68) (1)	$(0.57) (2)	$(0.47)	$(0.11)	$(0.13)

Weighted average common shares used in computing basic and diluted net loss per share	20,720,362 (1)	21,897,871 (2)	23,429,829	22,446,271	25,880,979

Balance Sheet Data:

As of March 31, 2004
Working capital(3)	$18,592,000
Total assets	81,629,000
Long-term debt, excluding current maturities	—
Accumulated deficit	(110,694,000)
Total stockholders' equity	78,662,000

(1)
In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share for the year ended December 31, 2001 have been adjusted to give retroactive effect to shares issued in our March 18, 2002 and March 11, 2003 rights offerings.

(2)
In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share for the year ended December 31, 2002, have been adjusted to give retroactive effect to shares issued in our March 11, 2003 rights offering.

(3)
Working capital is total current assets less total current liabilities.

RISK FACTORS

        You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus, before you decide whether to purchase shares of our common stock.

        We have had limited revenues since inception and none from 1999 through 2001, and we cannot predict when we will achieve profitability.

        We have not been profitable and cannot predict when we will achieve profitability. We have experienced net losses since our inception in April 1992. We, on a consolidated basis with our subsidiaries, have had limited revenues since inception and none from 1999 through 2001. We do not anticipate generating significant revenues until we successfully develop, commercialize and sell products derived from our fuel cell technologies or any of our other technologies, of which we can give no assurance. We are unable to determine when we will generate significant revenues from the sale of any of such products.

        We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of March 31, 2004, we had an accumulated deficit of approximately $110,694,000.

        We may never complete the development of commercially viable fuel cells or any of our other technologies into marketable products.

        We do not know when or whether we will successfully complete the development of commercially viable fuel cells for any of our target markets, or any of our other technologies. We continue to seek to improve our fuel cell technologies, particularly in the areas of energy density, stability of power output, operating time, reduction of size and weight, use of the product in any orientation, as well as the temperature conditions under which the fuel cells can operate. We also seek to improve the engineering design of our fuel cells and refill cartridges and integrate each fuel cell into a primary or auxiliary power source which can power various portable electronic devices, before we are able to produce a commercially viable product. Additionally, we must complete the production model of the converter used in our power pack to step up voltage. Failure to improve on our fuel cell technologies, including the failure of any of the above, could delay or prevent the successful development of commercially viable fuel cell products for any of our target markets.

        Developing any technology into a marketable product is a risky, time consuming and expensive process. You should anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

  We may not meet our product development and commercialization milestones.

        We have established milestones, based upon our expectations regarding our technologies at that time, which we use to assess our progress toward developing commercially viable fuel cells. These milestones relate to technology and design improvements as well as to dates for achieving development goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output, useful life and reliability, our commercialization schedule could be delayed and third parties who are collaborating with us to develop our fuel cell technology, as well as potential purchasers of our initial commercial products, may decline to purchase such products or may opt to pursue alternative technologies.

        Generally, we have made technological advances meeting our milestone schedule with respect to developing commercially viable fuel cells, including the level of power density and longevity of use obtained. We can give no assurance that our commercialization schedule will continue to be met as we further develop our fuel cells and our fuel cell products, or any of our other technologies or products.

        Customers will be unlikely to buy our fuel cell products unless we can demonstrate that they can be produced for sale to consumers at attractive prices.

        To date, we have focused primarily on research and development of our fuel cell technologies. Consequently, we have no experience in manufacturing fuel cells or fuel cell products on a commercial basis. We may manufacture our fuel cell products through third-party manufacturers. We can offer no assurance that either we or our manufacturing partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products. Even if we or our manufacturing partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

        The price of fuel cells and fuel cell products is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or a manufacturing partner will be able to reduce costs to a level which will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for both our proposed power pack charger and our refueling cartridges, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

        A commercially viable market for our fuel cell products may never develop or may take longer to develop than we anticipate.

        A commercially viable market may never develop for our fuel cell products or any of our other technologies, or may develop more slowly than we anticipate. Fuel cells represent a new market, and we do not know whether end-users will want to use them. The development of a commercially viable market for our fuel cell products may be affected by many factors, some of which are out of our control, including:

  •
  the level to which the technology of our fuel cells has advanced;

  •
  the emergence of newer, more competitive technologies and products;

  •
  improvements to existing technologies, including existing rechargeable battery technology;

  •
  the future cost of glycerol, ethanol, or any other hydrogen-based fuels or other chemicals used for powering our fuel cells;

  •
  regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general;

  •
  consumer perceptions of the safety of our products; and

  •
  consumer reluctance to try a new product.

        If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

        We will be unable to market or sell our fuel cell products or products derived from any of our other technologies if we are unsuccessful in entering into arrangements, alliances, joint ventures or licensing agreements with third parties.

        As we do not have nor do we intend to develop our own marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our fuel cell technologies or any of our other technologies is wholly dependent on our entry into manufacturing, sales or distributing arrangements, strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. We can offer no assurance that we will be successful in entering into such arrangements, alliances, joint ventures or agreements or that the terms of which will be entirely beneficial to us.

        Problems or delays in our collaboration efforts with third parties to develop or market our fuel cell products could hurt our reputation and the reputation of our products.

        We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell products. We are in discussions with other third parties and may enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success. These collaboration agreements contemplate that these third parties will work with our scientists to test various aspects of, or assist in developing components of, our fuel cells. Such tests or development efforts may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

        Our efforts to protect our intellectual property may not offer sufficient protection, which could hinder our growth and success.

        We regard our patents, trade secrets, copyrights and similar intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries or companies in which we have an interest, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market any or all of our technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

        Claims by third parties that our technology infringes upon their patents may, if successful, prevent us from further developing or selling our technologies.

        Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

        If we do not obtain additional financing, we may be forced to curtail our research and development efforts.

        Our ability to sustain our research and development program is dependent upon our ability to secure additional funding. As of March 31, 2004, we believe that our cash resources, excluding monies available to us from our unused credit facility, will be sufficient to support our operating and developmental activities and requirements for the purchase of capital equipment, for approximately the next 17 months. After such time, or earlier if we decide to increase our spending levels, we may need to raise additional funds through public or private debt or equity financing in order to be competitive, to accelerate our sales and marketing programs, to establish a stronger financial position and to continue our operations. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay our research and product development efforts or cause us to default under the repayment terms of our revolving credit facility, if we were to borrow funds under that facility and we are unable to repay such borrowings. Furthermore, our failure to successfully develop or market our fuel cell products or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of our fuel cell technologies or any of our other technologies.

        If we were to lose our technical talent or members of senior management and could not find appropriate replacements in a timely manner, our business could be adversely affected.

        Our success depends to a significant extent upon Zvi Rehavi, Gennadi Finkelshtain and the other scientists, engineers and technicians that seek out, recognize and develop our technologies, as well as our highly skilled and experienced management, including Robert K. Lifton, our chief executive officer, and Howard Weingrow, our president. The loss of the services of Messrs. Rehavi and Finkelshtain, of any of our other technical talent or of Messrs. Lifton and Weingrow could have a material adverse effect on our ability to develop our fuel cell technologies into commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $245,000 on Mr. Rehavi and $3,000,000 on Mr. Finkelshtain. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we can offer no assurance that we will continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

        There may be adverse effects on our earnings and our stock price due to the large amount of goodwill and intangible assets on our consolidated balance sheet.

        At March 31, 2004, our consolidated balance sheet showed approximately $58,205,000 of goodwill. Our goodwill balance of $58,205,000 is subject to a test for impairment at least annually, which could result in a charge to operations in the event impairment of the goodwill balance was found. We continue to amortize the remaining unamortized balance of our intangible assets of $828,000, with a remaining useful life of approximately four years.

        Risks associated with conducting operations in Israel could materially adversely affect our ability to complete the development of our fuel cell technology or any of our other technologies.

        Our research and development facilities, our pilot manufacturing facility for catalyst and electrodes, as well as some of our executive offices and back-office functions, are located in the State of Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict or America's war against terrorism, among others, could have a material adverse effect on our ability to complete the development of any of our technologies or our ability to supply our technology to development partners, customers or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

        In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

        It may be difficult to serve process on or enforce a judgment against our Israeli officers and directors, making it difficult to bring a successful lawsuit against us, or our officers and directors, individually or in the aggregate.

        Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

  •
  due service of process has been effected and the defendant was given a reasonable opportunity to defend;

  •
  the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel, such judgment is not contrary to public policy, security or sovereignty of the State of Israel and such judgment is executionable in the state in which it was given;

  •
  such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

  •
  an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

        Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

        We intend to retain all of our future earnings, if any, for use in our business operations and do not expect to pay dividends to our stockholders.

        We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. Our board presently intends to retain all earnings, if any, for use in our business operations.

  We currently face and will continue to face significant competition.

        Our fuel cells face and will continue to face significant competition. A large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

        We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. Additionally, companies, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

        We expect to be dependent on third party suppliers for the supply of key materials and components for our products.

        If and when either we or our manufacturing, strategic alliance or joint venture partners commence production of our fuel cells or fuel cell products, of which there can be no assurance, we expect to rely upon third party suppliers to provide requisite materials and components. A supplier's failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our fuel cells. We or our manufacturing, strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cells or significantly raise the cost of producing fuel cells or fuel cell products.

        In addition, platinum is a component of our fuel cells. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity. While we do not anticipate significant near or long-term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially viable fuel cells or significantly raise our cost of producing fuel cells.

PRICE RANGE OF COMMON STOCK

        Our common stock has traded on the Nasdaq National Market under the symbol "MDTL" since October 3, 2000. Between June 6, 2000 and October 2, 2000, our common stock was traded on the Nasdaq SmallCap Market under the same symbol. Prior to June 6, 2000, there was no public market for our common stock. The closing high and low sales prices of our common stock, as reported by the Nasdaq National Market, for the quarters indicated are as follows:

	High	Low
2002:
First Quarter	$12.290	$6.950
Second Quarter	11.920	6.670
Third Quarter	8.600	4.010
Fourth Quarter	7.570	4.159
2003:
First Quarter	5.320	3.310
Second Quarter	8.880	5.350
Third Quarter	12.490	7.401
Fourth Quarter	12.070	8.450
2004:
First Quarter	16.420	10.950
Second Quarter (through June 7, 2004)	15.000	12.040

        As of June 7, 2004, there were approximately 700 stockholders of record of our common stock. Such number does not include beneficial owners holding shares through nominee names.

        We have never declared or paid any dividends on our common stock. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business. Thus, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend on various factors, including our results of operations, financial condition, capital requirements and investment opportunities. In addition, the terms of our credit facility restrict our ability to pay dividends on our common stock.

SELECTED FINANCIAL DATA

        The consolidated statement of operations data for the years ended December 31, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999, 2000 and 2001 have been derived from audited financial statements not included in this prospectus. The consolidated statement of operations data for the years ended December 31, 2001, 2002, and 2003 and the consolidated balance sheet data as of December 31, 2002 and 2003 have been derived from our audited financial statements included elsewhere in this prospectus. The condensed consolidated statement of operations data for the three months ended March 31, 2003 and 2004 and the condensed consolidated balance sheet data as of March 31, 2003 and 2004 have been derived from our unaudited condensed consolidated financial statements, which include all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of the financial information. The data should be read in conjunction with our consolidated financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

Statement of Operations Data:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
Sales	$—	$—	$—	$192,000	$131,000	$37,000	$—
Cost of sales	—	—	—	130,000	46,000	18,000	—

Gross profit	—	—	—	62,000	85,000	19,000	—
Operating expenses:
Research and development costs, net	2,749,000	4,493,000	4,251,000	4,161,000	5,010,000	1,192,000	2,010,000
Selling, general and administrative expenses	2,467,000	5,405,000	6,297,000	3,642,000	3,991,000	817,000	1,238,000
Amortization of intangible assets	2,574,000	13,668,000	21,129,000	2,633,000	997,000	518,000	52,000

Total operating expenses	7,790,000	23,566,000	31,677,000	10,436,000	9,998,000	2,527,000	3,300,000

Loss from operations	(7,790,000)	(23,566,000)	(31,677,000)	(10,374,000)	(9,913,000)	(2,508,000)	(3,300,000)
Other income (expenses):
Interest and other income	150,000	214,000	178,000	151,000	131,000	33,000	64,000
Interest expense	(22,000)	(13,000)	(63,000)	(82,000)	(55,000)	(10,000)	(5,000)

Loss before minority interest	(7,662,000)	(23,365,000)	(31,562,000)	(10,305,000)	(9,837,000)	23,000	59,000
Minority interest in loss of subsidiaries	1,697,000	873,000	—	—	—	—	—

Net loss	(5,965,000)	(22,492,000)	(31,562,000)	(10,305,000)	(9,837,000)	(2,485,000)	(3,241,000)
Value of warrants	—	(2,971,000)	(3,204,000)	(2,241,000)	(1,226,000)	—	—

Net loss attributable to common stockholders	$(5,965,000)	$(25,463,000)	$(34,766,000)	$(12,546,000)	$(11,063,000)	$(2,485,000)	$(3,241,000)

Basic and diluted net loss per share	$(0.51) (1)	$(1.49) (1)	$(1.68) (1)	$(0.57) (2)	$(0.47)	$(0.11)	$(0.13)

Weighted average common shares used in computing basic and diluted net loss per share	11,788,685 (1)	17,114,998 (1)	20,720,362 (1)	21,897,871 (2)	23,429,829	22,446,271	25,880,979

Balance Sheet Data:

	As of December 31,					As of March 31,
	1999	2000	2001	2002	2003	2003	2004
Working capital(3)	$1,083,000	$2,522,000	$5,489,000	$5,037,000	$5,760,000	$8,047,000	$18,592,000
Total assets	10,226,000	87,202,000	69,894,000	67,391,000	68,451,000	70,034,000	81,629,000
Long-term debt, excluding current maturities	11,000	—	—	—	—	—	—
Accumulated deficit	(23,615,000)	(49,078,000)	(83,844,000)	(96,390,000)	(107,453,000)	(98,875,000)	(110,694,000)
Total stockholders' equity	8,561,000	86,142,000	68,634,000	65,405,000	65,977,000	68,345,000	78,662,000

(1)
In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share for the years ended December 31, 1999, 2000 and 2001 have been adjusted to give retroactive effect to shares issued in our March 18, 2002 and March 11, 2003 rights offerings.

(2)
In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share for the year ended December 31, 2002, have been adjusted to give retroactive effect to shares issued in our March 11, 2003 rights offering.

(3)
Working capital is total current assets less total current liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products for portable electronic devices, for the consumer (personal and professional) and military markets. We are also working to develop and commercialize other technologies we own or own the rights to, including the CellScan, inherently conductive polymers, stirling cycle system, toroidal technologies and Rankin cycle linear compressor. Based upon our decision to devote more resources to developing our fuel cell technologies and commercializing fuel cell-based products, in recent years we have increased funding of our fuel cell related efforts, which increases we expect will continue until such time as we successfully commercialize our first fuel cell products, of which we can give no assurance, and perhaps thereafter.

        This presentation includes the operations of our wholly and majority owned subsidiaries, unless we tell you otherwise.

Results Of Operations

        From our inception in April 1992 through March 31, 2004 we have generated an accumulated deficit of approximately $110,694,000, including approximately $43,439,000 from amortization expense. We expect to incur additional operating losses during remainder of 2004 and possibly thereafter, principally as a result of our continuing anticipated research and development costs, increases in selling, general and administrative expenses related to the introduction of our products and the uncertainty of bringing our fuel cell technology or any of our other technologies to commercial success. Since our inception, we have relied principally on outside sources of funding to finance our operations, as our revenues have been minimal. We expect this to continue until we are able to successfully commercialize our fuel cell or any of our other products or technologies, of which we can give no assurance.

        Our research and development costs have increased from approximately $2,749,000 in 1999 to approximately $5,010,000 in 2003 and are expected to increase further in 2004; however, we anticipate that our failure to successfully commercially develop our fuel cell technology or any of our other technologies will force us to curtail our spending levels until such time, if ever, as we generate revenues or otherwise receive funds from third party sources. If we begin to market and sell any of our technologies, we will increase such expenses to the extent necessary, which we expect to fund out of revenues.

  Three Months Ended March 31, 2004 Compared To Three Months Ended March 31, 2003

        We sustained net losses of $3,241,000 during the three months ended March 31, 2004, compared to $2,485,000 during the three months ended March 31, 2003. The increase in the net loss can primarily be attributed to an increase in research and development costs as we increase funding of our fuel cell related efforts and an increase in selling, general and administrative expenses, somewhat offset by a decrease in amortization of intangible assets as certain intangible assets have become fully amortized.

        We did not recognized any revenues during the three months ended March 31, 2004, compared to revenues of approximately $37,000 and gross profit of approximately $19,000 during the three months ended March 31, 2003. The revenues recognized during the three months ended March 31, 2003 were attributable to a January 2002 agreement to develop for a third party an application for the use of our inherently conductive polymers in its fuel cell products.

        Research and development costs amounted to $2,010,000 during the three months ended March 31, 2004, compared to $1,192,000 during the three months ended March 31, 2003. The increase in research and development costs can be primarily attributed to an increase of approximately $851,000 in costs related to the development of our fuel cell technologies and an increase of approximately $19,000 in costs related to our CellScan, somewhat offset by a decrease of approximately $68,000 in aggregate costs related to our toroidal technologies, stirling cycle system and linear compressor. The research and development activities for the periods presented include:

  •
  Fuel Cell Technologies. We incurred costs relating to our fuel cell technologies of approximately $1,670,000 during the three months ended March 31, 2004, compared to costs of approximately $819,000 during the three months ended March 31, 2003. The increases in our research and development expenses relating to our fuel cell technologies of approximately $851,000 reflects our decision to continue to devote substantial and increasing amounts of resources to the further development of our fuel cell technologies and products.

  •
  CellScan. We incurred costs relating to the refinement and assembly of the desktop CellScan system and on various CellScan research activities of approximately $275,000 during the three months ended March 31, 2004, compared to costs of approximately $256,000 during the three months ended March 31, 2003. The increase can be primarily attributed to increases in costs related to the retention of third party researchers in the development and testing of new CellScan applications and labor costs, partially offset by a decrease in other costs.

  •
  Toroidal Technologies, Stirling Cycle System and Linear Compressor. We incurred aggregate costs relating to our toroidal engine and compressor, stirling cycle system and linear compressor of approximately $49,000 during the three months ended March 31, 2004, compared to costs of approximately $117,000 during the three months ended March 31, 2003. The decrease reflects management's decision to allocate limited resources to these technologies and more of our research and development resources to development of our fuel cell technologies and products.

        Selling, general and administrative ("SG&A") expenses during the three months ended March 31, 2004 amounted to approximately $1,238,000, compared to approximately $817,000 during the three months ended March 31, 2003. The increase of $421,000 is primarily attributable to an increase in non-cash charges relating to stock options and warrants of approximately $249,000; an increase in labor costs of approximately $54,000; an increase in insurance costs of approximately $53,000; an increase in selling and marketing expenses of approximately $53,000; and a net increase in various other SG&A cost categories of approximately $12,000.

        Amortization of intangible assets amounted to $52,000 during the three months ended March 31, 2004, compared to $518,000 during the three months ended March 31, 2003. The decrease is primarily attributable to intangible assets acquired in our June 2000 exchange offer for shares of Medis El that we did not already own becoming fully amortized during the year ended December 31, 2003, partially offset by amortization of intangible assets acquired in our March 2003 acquisition of the remaining 7% of More Energy that we did not already own.

  Year ended December 31, 2003 compared to year ended December 31, 2002

        We sustained net losses of $9,837,000 during the year ended December 31, 2003, compared to $10,305,000 during the year ended December 31, 2002. The decrease in the net losses can primarily be attributed to decreases in amortization of certain intangible assets as such intangible assets become fully amortized, somewhat offset by an increases in research and development costs as we increase funding of our fuel cell related efforts, and selling, general and administrative expenses.

        We recognized revenues of approximately $131,000 and gross profit of approximately $85,000 during the year ended December 31, 2003, compared to revenues of approximately $192,000 and gross profit of approximately $62,000 during the year ended December 31, 2002. The revenue in 2003 is attributable to a January 2002 agreement to develop for a third party an application for the use of our inherently conductive polymers in its fuel cell products. In October 2003, such agreement was terminated by the other party to the agreement prior to its scheduled termination date, for reasons unrelated to our technology or performance. Since the inception of such agreement in January 2002, we received approximately $268,000 and expect to receive an additional amount of approximately $6,000 on billings for the period prior to the termination. We do not expect to receive the $26,000 balance that would have been due under such agreement had it run through its entire term. The revenues recognized in 2002 were attributed both to $138,000 under the January 2002 agreement and to $54,000 under a one-time purchase order in which we designed a direct liquid fuel cell for use in a new energy pack for infantry soldiers. All of such revenues are non-recurring.

        Research and development costs amounted to $5,010,000 during the year ended December 31, 2003, compared to $4,161,000 during the year ended December 31, 2002. The increases in research and development costs incurred during 2003 compared to 2002 can be primarily attributed to an increase of approximately $1,318,000 related to our fuel cell technologies, somewhat offset by a decrease of approximately $222,000 in costs related to our CellScan and a decrease of approximately $264,000 in costs related to our toroidal technologies, stirling cycle system and linear compressor. The research and development activities for the periods presented include:

  •
  Fuel Cell Technologies. We incurred costs relating to our fuel cell technologies of approximately $3,598,000 during the year ended December 31, 2003 (net of credits aggregating approximately $299,000 recognized pursuant to our contracts with General Dynamics), compared to costs of approximately $2,280,000 during the year ended December 31, 2002. The net increases in our research and development expenses relating to our fuel cell technologies of approximately $1,318,000 in 2003 compared to 2002 reflects our decision to continue to devote substantial and increasing amounts of resources to the further development of our fuel cell technologies and products.

  •
  CellScan. We incurred costs relating to the refinement of the desktop CellScan system and on various CellScan research activities of approximately $1,013,000 during the year ended December 31, 2003, compared to costs of approximately $1,235,000 during the year ended December 31, 2002. The decrease in 2003 compared to 2002 can be primarily attributed to decreases in costs incurred related to the retention of third party researchers in the development and testing of new CellScan applications, labor costs and material costs, partially offset by an increase in other costs.

  •
  Toroidal Technologies, Stirling Cycle System and Linear Compressor. We incurred aggregate costs relating to our toroidal engine and compressor, stirling cycle system and linear compressor of approximately $361,000 during the year ended December 31, 2003, compared to costs of approximately $625,000 during the year ended December 31, 2002. The decrease in 2003 compared to 2002 can be primarily attributed to decreases in costs incurred from the use of consultants and subcontractors, labor costs, and other costs reflecting management's decision to allocate more of our research and development resources to fuel cell development.

        Selling, general and administrative ("SG&A") expenses during the year ended December 31, 2003 amounted to approximately $3,991,000, compared to approximately $3,642,000 during the year ended December 31, 2002. The increase of $349,000 during 2003 compared to 2002 is primarily attributable to an increase in non-cash charges relating to stock options and warrants of approximately $430,000, an increase in insurance costs of approximately $144,000 and an increase in selling and marketing expenses of approximately $43,000, somewhat offset by a decrease in executive and other consulting expenses of approximately $224,000 and a net decrease in various other SG&A cost categories aggregating to approximately $44,000.

        Amortization of intangible assets amounted to $997,000 during the year ended December 31, 2003, compared to $2,633,000 during the year ended December 31, 2002. The decrease is primarily attributable to intangible assets acquired in our June 2000 exchange offer for shares of Medis El that we did not already own becoming fully amortized during the year ended December 31, 2003, partially offset by amortization of intangible assets acquired in our March 2003 acquisition of the remaining 7% of More Energy that we did not already own.

  Year ended December 31, 2002 compared to year ended December 31, 2001

        We sustained net losses of $10,305,000 during the year ended December 31, 2002, compared to $31,562,000 during the year ended December 31, 2001. The decrease in the net losses can primarily be attributed to the discontinuation of the amortization of goodwill pursuant to our adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, resulting in a reduction in amortization expense of approximately $18,500,000 for the year ended December 31, 2002 and a decrease in costs related to stock options and warrants of $3,451,000 for the year ended December 31, 2002.

        We recognized revenues of approximately $192,000 and gross profit of approximately $62,000 during the year ended December 31, 2002, compared to none during the same periods in 2001. An aggregate of $138,000 of such revenues are attributable to a January 2002 agreement to develop for a third party an application for the use of our HECPs in its fuel cell products. The remaining $54,000 of such revenues are attributable to work performed under a completed January 2002 purchase order in which we designed a direct liquid fuel cell for use in a new energy pack for infantry soldiers. All of such revenues are non-recurring.

        Research and development costs amounted to $4,161,000 during the year ended December 31, 2002, compared to $4,251,000 during the year ended December 31, 2001. Although total research and development costs incurred during the year ended December 31, 2002 decreased slightly compared to 2001, costs relating to our fuel cell technologies increased by approximately $607,000 during the year ended December 31, 2002, compared to 2001. This increase in costs related to our fuel cell technologies were offset by reductions in costs related to our CellScan of approximately $635,000 during the year ended December 31, 2002, compared to 2001, and to our toroidal technologies, stirling cycle system and linear compressor of approximately $67,000 during the year ended December 31, 2002, compared to 2001. The research and development activities for the periods presented include:

  •
  Fuel Cell Technologies. We incurred costs relating to our fuel cell technologies of approximately $2,280,000 during the year ended December 31, 2002, compared to costs of approximately $1,673,000 during the year ended December 31, 2001. This increases in our research and development expenses relating to our fuel cell technologies of approximately $607,000 during the year ended December 31, 2002 reflect management's decision to continue to devote substantial resources to the development of our fuel cell technologies.

  •
  CellScan. We incurred costs relating to the refinement of the next generation CellScan system and on various CellScan research activities of approximately $1,235,000 during the year ended December 31, 2002, compared to costs of approximately $1,870,000 during the year ended December 31, 2001. The decrease can be primarily attributed to lower labor, materials and depreciation costs, somewhat offset by increases in costs incurred related to the retention of third party researchers in the development and testing of new CellScan applications.

  •
  Toroidal Technologies, Stirling Cycle System and Linear Compressor. We incurred costs relating to our toroidal engine and compressor, stirling cycle system and linear compressor of approximately $625,000 during the year ended December 31, 2002, compared to costs of approximately $692,000 during the year ended December 31, 2001. The decrease during the year ended December 31, 2002 can be primarily attributed to decreases in costs incurred from the use of consultants and subcontractors, as well as decreases in labor costs, with respect to such technologies.

        Selling, general and administrative expenses during the year ended December 31, 2002 amounted to approximately $3,642,000, compared to approximately $6,297,000 during the year ended December 31, 2001. The decrease of $2,655,000 is primarily attributed to a reduction of approximately $3,246,000 in non-cash charges relating to stock options and warrants during the year ended December 31, 2002 compared to the year ended December 31, 2001, partially offset by increases in salary and related costs and selling and marketing expenses.

        Amortization of intangible assets amounted to $2,633,000 during the year ended December 31, 2002, compared to $21,129,000 during the year ended December 31, 2001. The decrease was primarily due to our adoption of SFAS No. 142. In accordance with SFAS No. 142, we discontinued amortization of our goodwill as of January 1, 2002, which resulted in decreases in amortization expense of approximately $18,500,000 for the year ended December 31, 2002, compared to the year ended December 31, 2001.

Liquidity and Capital Resources

        We finance our operations primarily through the proceeds of investor equity financing, which we expect will continue until such time as we successfully commercialize our fuel cell products or products derived from any of our other technologies.

        Our working capital and capital requirements at any given time depend upon numerous factors, including, but not limited to:

  •
  the progress of research and development programs;

  •
  the status of our technologies; and

  •
  the level of resources that we devote to the development of our technologies, patents, marketing and sales capabilities.

        Another source of revenue or other means to effect our cash expenditures are collaborative arrangements with businesses and institutes for research and development and companies participating in the development of our technologies. Since January 2002, we have realized revenues of $323,000 on costs of sales of $176,000, as well as credits against our research and development costs of approximately $331,000, with respect to collaborative arrangements with third parties relating to our fuel cell technologies. There can be no assurance that we will realize additional revenue or credits to our research and development expense from such collaborative arrangements still in existence or that we will enter into additional collaborative arrangements in the future. Furthermore, there can be no assurance that we will raise additional funds through any financing approach implemented by us.

        We entered into the following financing transactions and issued the following securities in 2004:

  •
  In January 2004, we issued 1,425,000 shares of our common stock in a private placement to institutional investors. We received gross proceeds of approximately $14,588,000, less related costs of approximately $295,000.

  •
  During the three months ended March 31, 2004, option holders exercised outstanding options issued under our 1999 Stock Option Plan, as amended, to acquire 213,303 shares of our common stock for aggregate proceeds of approximately $1,217,000.

  •
  During the three months ended March 31, 2004, warrantholders exercised outstanding warrants to acquire 21,863 shares of our common stock, at exercise prices ranging from $4.92 to $9.60 per share, for aggregate proceeds of approximately $113,000.

        We entered in the following financing transactions and issued the following securities in 2003:

  •
  On March 11, 2003, we completed a rights offering in which we offered to our existing stockholders subscription rights to purchase an aggregate of 2,325,600 shares of our common stock at a purchase price of $2.15 per share. We received gross proceeds of approximately $5,000,000 from the rights offering, less related expenses of approximately $122,000.

  •
  On November 13, 2003, we completed an offer to exchange and exercise to holders of our approximately 848,000 outstanding warrants issued pursuant to our 2002 shareholder loyalty program (the "Offer"). In order to participate in the Offer, holders of loyalty program warrants who exchanged such warrants for new warrants exercisable at $4.43 per share were also required to exercise the new warrants at the time of the exchange. Each holder of a new warrant, upon its exercise, received one share of common stock and a one-year warrant to purchase an additional share of common stock at $9.60 for every two new warrants exercised. Pursuant to the Offer, we issued in exchange for the loyalty program warrants 839,966 shares of our common stock and warrants to purchase 419,983 shares of common stock for gross proceeds of approximately $3,721,000, less related costs of approximately $112,000.

  •
  During the year ended December 31, 2003, warrantholders exercised outstanding warrants to acquire 25,509 shares of our common stock, at an exercise price of $5.00 per share, for aggregate gross proceeds of approximately $128,000.

  •
  During the year ended December 31, 2003, options to acquire an aggregate of 112,350 shares of our common stock issued under our 1999 Stock Option Plan, as amended, were exercised, for proceeds of approximately $621,000.

        Proceeds from all of the above financings and option and warrant exercises have been and will continue to be used for working capital, including for the continued development of our direct liquid fuel cell technologies and related products, as well as for selling, general and administrative expenses.

        On September 30, 2003, we entered into a third amendment to the agreement governing our existing $5,000,000 revolving credit line. Pursuant to the amendment, the termination date of the revolving credit line was extended from July 1, 2004 to July 1, 2005. No other terms of the agreement were changed. Any outstanding balances would be collateralized by all deposits with the lender and an assignment of certain leases owned by a partnership in which our chief executive officer and our president are partners. Additionally, our Chief Executive Officer and our President have personally guaranteed any amounts due under such credit line. We have not borrowed any funds under this credit line to date.

        For the three months ended March 31, 2004, net cash used in operating activities was $2,212,000, as compared to $1,755,000 for the three months ended March 31, 2003. The increase was primarily attributable to management's decision to continue to increase levels of spending on research and development related to our fuel cell technologies during the three months ended March 31, 2004 compared to the three months ended March 31, 2003. For the year ended December 31, 2003, net cash used in operating activities was $7,974,000, as compared to $6,782,000 for year ended December 31, 2002. The increase was primarily attributable to management's decision to continue to increase levels of spending on research and development related to our fuel cell technologies during the year ended December 31, 2003 compared to the year ended December 31, 2002.

        For the three months ended March 31, 2004, net cash used in investing activities was $12,280,000, which represented investments in short-term deposits aggregating $12,198,000 and purchases of property and equipment of $82,000. This is compared to net cash used in investing activities of $58,000 for the three months ended March 31, 2003, which was used to purchase property and equipment. The $12,198,000 in short-term deposits represents funds received by us in our January 2004 private placement discussed elsewhere in this section. For the year ended December 31, 2003, net cash used in investing activities was $734,000, which represented purchases of property and equipment of $576,000 and a long term loan of $158,000 to Gennadi Finkelshtain in connection with our March 2003 acquisition from Mr. Finkelshtain of the remaining 7% of More Energy that we did not already own. This is compared to $238,000 for the year ended December 31, 2002, which represented $263,000 for the purchase of property and equipment, partially offset by proceeds of $25,000 from the disposal of property and equipment. In 2003, as compared to 2002, we substantially increased the amount of spending on property and equipment related to the further development of our fuel cell technologies.

        For the three months ended March 31, 2004, cash aggregating $15,626,000 was provided by financing activities, compared to $4,900,000 for the three months ended March 31, 2003. During the three months ended March 31, 2004, cash was provided by the financing activities described in detail above. The cash provided by financing activities for the three months ended March 31, 2003 aggregating $4,900,000 was generated from our March 11, 2003 rights offering from which we generated gross proceeds of approximately $5,000,000 less costs of such offering of approximately $121,000. Additionally, during the three months ended March 31, 2003, warrant holders under our loyalty program exercised warrants to purchase an aggregate of 4,820 shares of our common stock, for proceeds of approximately $21,000. For the year ended December 31, 2003, cash aggregating $9,292,000 was provided by financing activities, compared to $7,057,000 for the year ended December 31, 2002. During the year ended December 31, 2003, cash was provided by the financing activities described in detail above. The cash provided by financing activities during the year ended December 31, 2002 related to our March 2002 rights offering, which generated gross proceeds of $7,000,000, as discussed above, less costs of such offering incurred during the year ended December 31, 2002 of $267,000, the exercise of options to purchase our common stock, which generated gross proceeds of approximately $309,000 and the exercise of warrants to purchase our common stock issued pursuant to our shareholder loyalty program, which generated gross proceeds of approximately $15,000.

        As of March 31, 2004, we had approximately $19,952,000 in cash and cash equivalents and short-term deposits, as well as an unused $5,000,000 revolving credit line which terminates in accordance with its terms on July 1, 2005. As of March 31, 2004, we believe that our cash and cash equivalent and short-term deposits (but excluding monies currently available to us from our credit facility), will be sufficient to support our operating and developmental activities for approximately the next 17 months. Beyond such time, or prior to that if we increase our research and development costs and other costs beyond that currently contemplated, we may require capital infusions of cash to continue our operations, whether through debt financing, issuance of shares or from companies or other organizations participating in the development of our technologies. However, to the extent we are unable to raise or acquire additional other funds, we will curtail research and development of one or more technologies until such time as we have adequate funds available.

Commitments and Contingencies

        The following table sets forth our contractual obligations at March 31, 2004:

	Payment Due By Period
Contractual Obligations	Total	2004(2)	2005	2006	2007	2008 and thereafter
Operating Lease Obligations	$202,000	$116,000	$64,000	$22,000	$—	$—
Purchase Obligations	4,019,000	2,259,000	359,000	359,000	359,000	683,000
Other Long-Term Liabilities (1)	1,294,000	97,000	129,000	129,000	129,000	810,000

Total	$5,515,000	$2,472,000	$552,000	$510,000	$488,000	$1,493,000

(1)
Other Long-Term Liabilities represents our accrued severance pay as of March 31, 2004. Since we do not expect a high level of employee turnover giving rise to the payment of significant amounts of severance obligations, we have included approximately 10% of the total liability in each of the years 2004 through 2007 and the remainder in 2008 and thereafter.

(2)
Contractual obligation amounts for 2004 are for the period from April 1, 2004 through December 31, 2004.

Tax Matters

        As of December 31, 2003, for U.S. federal income tax purposes, we have net operating loss carry-forwards of approximately $9,213,000. For Israeli income tax purposes, we have net operating loss carry-forwards of approximately $42,640,000. Since our inception, we have not had any taxable income. Also, neither we nor any of our subsidiaries have ever been audited by the United States or Israeli tax authorities since incorporation.

        The availability of our U.S. net operating loss carry-forwards may be reduced to the extent one or more direct or indirect holders of 5% or greater amount of our common stock increases their equity interest in us by more than 50% in the aggregate.

Grants Obtained From The State Of Israel

  Research and Development Grants

        Medis El, our indirect wholly-owned subsidiary, received approximately $1,800,000 in research and development grants from the Office of the Chief Scientist of the Ministry of Commerce and Industry of the State of Israel from its inception to 1997. This is based upon a policy of the government of Israel to provide grants of between 50% and 66% of qualifying approved research and development expenditures to promote research and development by Israeli companies. Medis El received 50% of qualifying approved research and development expenditures, with $1,629,000 of such funds being allotted for the CellScan and $167,000 allotted for the neuritor. Pursuant to the grant arrangement, Medis El is required to pay 3% of its sales of CellScan and neuritor products developed with the grant funds until the grant amounts are paid in full. There is no requirement to repay the grants if the products developed with the grant funds are not sold. If Medis El sells the underlying technology prior to repaying the grant funds, it must first seek permission from the Israeli government for such sale. Prior to Medis El receiving grant funds in 1992, Medis El assumed from Israel Aircraft Industries Inc., our largest stockholder, its obligation relating to the repayment of grants out of future royalties, if any, of approximately $805,000. As of March 31, 2004, Medis El's total contingent obligation for the repayment of grants, which includes the $805,000, is approximately $2,605,000. Neither we nor Medis El presently receive any grants from the State of Israel.

  Approved Enterprise

        Under the Israeli Law for the Encouragement of Capital Investments, 1959, Medis El was issued a certificate of approval as an "Approved Enterprise." Under the law, Medis El elected the "combined path," pursuant to which Medis El had the right to receive a government guaranteed bank loan of 66% of the amount of the approved investment. In addition, Medis El had the right to receive a grant of 25% of the approved investment, in which case the loan would be reduced by the amount of the grant. Medis El received investment grants of approximately $97,000 and loans of approximately $893,000. The investment grants were used to invest in equipment, furniture and fixtures and commercial vehicles. The loan proceeds were used for the above as well as to acquire know-how, leasehold improvements, marketing and working capital. The loans were paid-off in full during the year ended December 31, 2000. Additionally, the tax liability in respect of Medis El's income deriving from its Approved Enterprise activities is calculated at a rate of 20% of income for a ten-year period, with tax on dividends distributed of 15%, instead of 25%. These tax benefits expire in 2006.

        In September 2001, More Energy, our fuel cell subsidiary, was granted Approved Enterprise status. The benefits from the Approved Enterprise programs depend upon More Energy fulfilling the conditions under the grant and the laws governing the grant. More Energy has amended its application with respect to such program to reflect current operations and future plans and is awaiting determination from the Approved Enterprise authorities with respect to such application.

Critical Accounting Policies and Estimates

        The following represents our critical accounting policies which reflect significant judgments and uncertainties and could possibly result in materially different results under different conditions and assumptions.

  Goodwill and Intangible Assets

        We consider accounting policies related to our goodwill and other intangible assets to be critical due to the estimation processes involved and their materiality to our financial statements. As of March 31, 2004, the net book values of our goodwill and intangible assets were $58,205,000 and $828,000, respectively. Our goodwill and other intangible assets arose primarily as a result of three purchase accounting transactions: our acquisition of the minority interest in Medis Inc. in 1997, our exchange of our shares for the minority interest in Medis El in 2000 and our acquisition of the remaining 7% of More Energy that we did not already own in 2003. In amortizing our goodwill through December 31, 2001 and our intangible assets through March 31, 2004, we made estimates and assumptions regarding the useful lives of such assets. If our estimates and assumptions change, the useful lives and resulting charges to operations for amortization of such assets would also change.

        Additionally, with respect to our goodwill and intangible assets, as of January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which was issued by the Financial Accounting Standards Board in June 2001. SFAS No. 142 requires enterprises, effective January 1, 2002, to discontinue amortizing goodwill, and instead requires that goodwill be subject to at least an annual assessment for impairment. As part of our initial evaluation of our goodwill and intangible assets for any possible impairment, as of January 1, 2002, we were required to use estimates and assumptions with respect to markets for our products, future cash flows, discount rates and timing of commercialization of our technologies in determining the fair value of our reporting units. We have also performed annual tests for impairment of our goodwill in 2002 and 2003. The estimates we used assume that our products will be accepted and that we will gain market share in the future and will experience growth in such market share. If we fail to deliver products or to achieve our assumed revenue growth rates or assumed gross margins, if the products fail to gain expected market acceptance, or if our estimates and/or other assumptions change or other circumstances change with respect to future cash flows, discount rates and timing of commercialization of our technologies, we may, in the future, be required to record charges to operations for impairment of our goodwill and/or our intangible assets.

  Stock Options and Warrants

        We also consider accounting policies related to stock options and warrants to be critical due to the estimation process involved. We utilize stock options and warrants as an important means of compensation for employees, directors and consultants and also warrants as an instrument in our fundraising process. Accounting for such options and warrants, in some circumstances, results in significant non-cash charges to our operations or accumulated loss. There are assumptions and estimates involved in determining the value of such stock options and warrants and the timing of related charges to our operations or accumulated loss. These estimates and assumptions include the expected term of the option, volatility of our stock price and interest rates. The market price of our stock also has a significant impact on charges we incur related to stock options and warrants. If these estimates and assumptions change or if our stock price changes, the charges to operations and/or accumulated loss could also change significantly.

  Deferred Income Taxes

        We record a valuation allowance to reduce our deferred tax assets to zero. In the event that we were to determine that we are likely to be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made.

Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 ("FIN 46"). In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities ("VIE") and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.

        In general, a VIE is a corporation, partnership, limited-liability corporation, trust or any other legal structure used to conduct activities or hold assets that either (i) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (ii) has a group of equity owners that are unable to make significant decisions about its activities, or (iii) has a group of equity owners that do not have the obligations to absorb losses or the right to receive returns generated by its operations.

        FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns (if no party absorbs a majority of the VIE's losses) or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on a majority voting interest. FIN 46 also requires disclosures about VIE's that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

        The adoption of FIN 46 did not have any impact on our consolidated financial statements as of March 31, 2004.

Quantitative And Qualitative Disclosures About Market Risk

  Impact Of Inflation And Devaluation On Results Of Operations, Liabilities And Assets

        In connection with our currency use, we operate in a mixed environment. Payroll is paid in our local currency and the local currency of each of our subsidiaries, such as the New Israeli Shekel (NIS) with respect to our Israeli-based operations, as are most of our other operating expenses. Consideration for virtually all sales is either in dollars or dollar-linked currency. As a result, not all monetary assets and all monetary liabilities are linked to the same base in the same amount at all points in time, which may cause currency fluctuation related losses. In order to help minimize such losses, we currently invest our liquid funds in both dollar-based and NIS-based assets.

        For many years prior to 1986, the Israeli economy was characterized by high rates of inflation and devaluation of the Israeli currency against the United States dollar and other currencies. Since the institution of the Israeli Economic Program in 1985, inflation, while continuing, has been significantly reduced and the rate of devaluation has been substantially diminished. However, Israel effected devaluations of the NIS against the dollar as follows:

1999	(0.17)
2000	(2.7)
2001	9.2
2002	7.3
2003	(7.6)

        In 1999 and 2000, the rate of inflation in Israel exceeded the rate of devaluation of the NIS against the dollar, but in 2001 and 2002 the rate of devaluation of the NIS against the dollar exceeded the rate of inflation in Israel. In 2003, Israel experienced both price deflation and an appreciation of the NIS against the dollar. In 2003, the rate of inflation (deflation) in Israel was (1.9)% and the rate of devaluation (appreciation) of the NIS was (7.6)%, against the dollar. Additionally, in 2004, through March 31, the rate of deflation in Israel was 0.1% and the rate of devaluation of the NIS was 3.4% against the dollar.

  Impact Of Political And Economic Conditions

        The state of hostility which has existed in varying degrees in Israel since 1948, its unfavorable balance of payments and its history of inflation and currency devaluation, all represent uncertainties which may adversely affect our business.

BUSINESS

Introduction

        Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products for portable electronic devices, for the consumer (personal and professional) and military markets. A discussion of our direct liquid fuel cell products and technology and of our other technologies, including our CellScan, inherently conductive polymers, stirling cycle system, toroidal technologies and Rankin cycle liner compressor, follows.

        We are a Delaware corporation organized in April 1992. Our executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we filed such material with, or furnished it to the Securities and Exchange Commission. The information on our website is not part of this prospectus.

Fuel Cells

  Introduction

        Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products to power and charge many portable electronic devices, such as most cell phones (including the most advanced "3G" cell phones with a full range of functionality), digital cameras, PDAs (both for personal and professional use, including wireless versions with e-mail capability), MP3 players, hand-held video games and other devices with similar power requirements, as well as a broad array of military devices.

        Our first planned consumer fuel cell product, which we call our "Power Pack," is a disposable, portable auxiliary power source expected to be capable of providing power to operate and charge even the most advanced portable electronic devices. When a device's battery is running low or is discharged, the Power Pack allows the continued use of the device while at the same time charging the battery. When the Power Pack has depleted its fuel, it can then be disposed of by the consumer. By contrast, the military product we are developing and what we anticipate may be a second generation consumer product is not disposable. This refuelable Power Pack incorporates a removable fuel cartridge that can easily be replaced in seconds when the fuel in such cartridge is depleted.

        A fuel cell is an electro-chemical device that converts the chemical energy of a fuel, such as hydrogen or methanol, into electrical energy. There are a number of different types of fuel cells being developed for commercial applications, some of which are intended for large scale applications such as automobiles and stationary power generation. By contrast, our fuel cells are being developed for small scale applications, and in particular for use in portable electronic devices. While we believe that certain technologies used in our fuel cells may be applied towards advancing the development of larger fuel cells delivering up to 5 kilowatts of power, we have no current intention to divert resources or funds to develop or manufacture larger fuel cells.

        Central to our fuel cell products is our patented liquid fuel, of which we achieved major advances in power density and energy capacity without the side effect of generating significant heat. Furthermore, our fuel contains no methanol or hydrogen gas, which avoids problems, such as toxicity and flammability, associated with the storage and use of these compounds. We expect that our fuel will be compatible with everyday use on all forms of transportation.

  Our Fuel Cells Compared to Rechargeable Batteries

        Fuel cells for small-scale applications have many of the characteristics of rechargeable batteries and would compete with them. A key distinguishing feature between fuel cells and rechargeable batteries is that a fuel cell transforms its fuel directly into electrical power and produces power as long as the fuel is supplied. Batteries are energy storage devices that release power until the chemical reactant stored in the battery is depleted. Once the chemical reactant is depleted, the battery must be recharged or discarded.

        We expect that as portable electronic devices become more advanced and continue to offer greater capabilities and functionality, device manufacturers, service providers and consumers will seek significantly increased and longer lasting power. Since we believe that batteries presently used in these devices are approaching their technological limit, the power gap that already exists between those ever-increasing power demands of electronic applications and the amounts of power in the batteries will increase. We expect the Power Pack to help fill that gap.

  Our Fuel Cells Compared to Other Fuel Cells

        Much of the other fuel cell development for the portable electronic device market centers around direct methanol fuel cells using a solid polymer membrane (proton exchange membrane, or PEM), unlike our use of a liquid electrolyte. Although the proton exchange membrane, itself, has the advantage of requiring less space than a liquid electrolyte, we believe that the use of PEM technology has other disadvantages which makes it more difficult to reduce the overall size of the fuel cell and increase the power densities to an amount needed for portable electronic devices at commercially acceptable temperature levels for broad consumer use. In a direct methanol fuel cell with a PEM, the concentration of methanol is usually limited to 3% to 6%, reducing the performance of the fuel cell. As a result, some direct methanol fuel cells are constructed with an external delivery system to feed the methanol into the fuel cell and a regulator to control the flow of methanol. Other direct methanol fuel cell external support systems may include a water management system, a temperature control system and where fuel cells are arranged in a stack, a forced air system. Such direct methanol fuel cell support systems could result in increased size, complexity and cost. Direct methanol fuel cells generally also use platinum or other expensive noble metals on both the anode and the cathode.

        Some companies have announced plans to use highly concentrated methanol which is then diluted inside the fuel cell. We believe that high concentrations of methanol raise issues of consumer health and safety and issues of transportability. Other companies have announced their use of reformers inside their fuel cells to convert methanol into hydrogen which is then used to create power. The public announcements thus far suggest the presence of heat of over 200 degrees Celsius in these products. Other announcements have suggested the planned use of nanotechnology methods to create new forms of fuel cells. We are not aware of any concrete evidence of successful development of fuel cells using nanotechnology. It should be noted, however, that considerable resources are being applied by many large companies to develop fuel cells using all of these, as well as other methods, and we can give no assurance that a fuel cell product will not be developed using highly concentrated methanol, reformers, nanotechnology or other approaches that would be competitive to our products.

        We have developed a fuel cell that we believe has obviated many of the problems that have traditionally affected PEM-based fuel cells. Our fuel cell technology enables us to use a safer alcohol in our fuel instead of methanol, thus avoiding methanol's levels of toxicity and flammability. Additionally, our fuel cell is self-regulating, meaning it provides sufficient power to meet the draw-down of power as needed and it does not require an external fuel delivery or regulating system. Furthermore, our fuel cell does not require a water management system, a forced air system, a heat control system, a reformer or other complex system. Instead, our fuel cell has a very simple design and architecture, consisting of an anode, a cathode, a chamber for the liquid electrolyte and a fuel chamber. We have also eliminated the use of platinum on the cathode, and while we are still using very small amounts of platinum on the anode, we are seeking to eliminate the use of any platinum on the anode, thereby eliminating all platinum and other noble metals in our fuel cells. In addition, the cost of the liquid electrolyte in our fuel cell is substantially lower than the cost of a PEM. Eliminating complex systems, using a low cost electrolyte and reducing or eliminating platinum from our fuel cells, we believe enables us to lower the component costs of our product significantly. With initial cell voltage of 0.40 - 1.0 volt, we use a DC to DC converter in our system to increase the initial voltage to 5 volts. Finally, our fuel cell technology has allowed us to improve our fuel cell's performance in power output and operating time relative to size and weight. As a result, we are able to use a single fuel cell in making a product, such as our Power Pack, rather than stacking a number of fuel cells with the additional complexity that approach may require.

  State Of Our Fuel Cell Products

        Our first two fuel cell products are our disposable Power Pack for the consumer (both personal and professional) market and our refuelable Power Pack for military use.

      Disposable Power Pack

        Our disposable Power Pack is a portable auxiliary power source that allows the continued use of a portable electronic device whose battery is depleted, while at the same time charging the battery. The disposable Power Pack is expected to provide sufficient power to operate and charge even the most advanced portable electronic devices, such as most cell phones (including the most advanced "3G" cell phones and those with built-in cameras), digital cameras, PDAs (both for personal and professional use, including wireless versions with e-mail capability), MP3 players, hand-held video games and other devices with similar power requirements. When used to power a cell phone, each disposable Power Pack is expected to deliver the equivalent of 15 hours of talk time, or about three to five full charges of the battery, depending on the individual cell phone power consumption and battery type. When used to power a rechargeable digital camera, the disposable Power Pack is expected to deliver two to five full charges of the battery, depending on the individual camera's power consumption and battery type.

        The disposable Power Pack has an anticipated size of 80 × 55 × 30 mm (3.2 × 2.2 × 1.2 inches) and anticipated weight of 120 grams empty and 200 grams fully fueled. The disposable Power Pack is expected to have a suggested retail price of $14.95 to $19.99. By comparison with battery-operated portable cell phone chargers in the market today, we expect our disposable Power Pack to offer many advantages, including:

  •
  considerably more hours of operation relative to cost;

  •
  the ability to start a cell phone depleted of power in seconds rather than minutes;

  •
  use of a built-in fuel gauge that notifies the user when the fuel is depleted and the Power Pack can be disposed of; and

  •
  no reverse polarity which discharges the cell phone battery when the charger is left connected.

        Additionally, the Power Pack may be an attractive product for people to place in a survival kit due to its anticipated life prior to use.

        We expect that as manufactures of portable electronic devices continue to offer new products and add functionality to existing products which require increased battery power and battery life, batteries now on the market will not be able to operate these new devices to the consumer's satisfaction. We expect that our Power Pack, by supplying power to operate continuously and charge the device repeatedly, will bring about a convergence of power supply and demand. We anticipate that device manufactures will benefit by having available power for their new products, service providers will benefit by providing increased air time for the new products and functions and consumers will benefit from the convenience and freedom of being able to operate and charge advanced new portable devices on the go.

        In May 2004, we unveiled the prototype of the disposable Power Pack. By the end of 2004, we plan to make delivery of initial units of the Power Pack to distributors and selected others for demonstration and to seek to accumulate orders for the Power Pack. The actual date of large scale distribution and sale to the ultimate consumer will depend in large part on the level of orders received and the ability of contract manufacturers, whose services we plan to engage, to scale up production to meet those orders. We expect to be able to make such deliveries by the middle to the end of 2005. However, we can give no assurances that we will engage such contract manufacturers in time to meet that timetable or that if engaged, they will be able to meet that timetable.

      Refuelable Power Pack

        The refuelable Power Pack, which we anticipate may be a second generation consumer product, is expected to be able to repeat the charging process a number of times with each fueling, and refueling can be accomplished in seconds with a small, lightweight and inexpensive refueling cartridge. This refueling process transfers the fuel and electrolyte in the cartridge into the Power Pack and extracts any remaining fuel, electrolyte and water by-products back into the refueling cartridge. The cartridge can then be discarded.

        We are designing and developing a refuelable Power Pack capable of providing auxiliary power to a ruggedized PDA being developed by General Dynamics to meet military specifications. At present, the PDA is charged by a battery sleeve with eight lithium manganese oxide batteries. For a 72 hour mission, always on, the present system would require the military team to carry about 140 batteries costing approximately $450. Our refuelable Power Pack is expected to provide approximately 72 hours of operating time with the use of only four or five refueling cartridges, making it lighter and less expensive than the present system. In November 2004, we plan to deliver a completed prototype of our refuelable Power Pack and fuel cartridges to the C4 Systems division of General Dynamics, who will then commence testing our product against military specifications. We expect this testing to conclude in June 2005, when we expect C4 Systems to submit the refuelable Power Pack to the U.S. military for their direct testing.

  State of Our Fuel Cell Technology

        Even as we develop completed fuel cell products like our Power Packs, we continue to work towards substantial advances in the development of our technology to enhance the commercial value of our products and of our fuel cell as a primary power source. These advances include:

  •
  supplying increased energy while also reducing size and weight;

  •
  perfecting the discharge characteristics and length of operating time (discharge characteristics determine how much power the fuel cell can deliver over a period of time.);

  •
  improving the engineering design;

  •
  reducing the internal and external temperature during operation; and

  •
  integrating our individual fuel cells into a seamless power source.

        Our fuel cell system integrates each fuel cell through the use of a DC to DC converter, which increases the voltage without having to connect a number of fuel cells in a series. We have designed a DC to DC converter that is now in the form of a bread board, or experimental model, which is 88% efficient. We have contracted with Flextronics International Ltd. to develop a DC to DC converter with an efficiency of over 90% and a size of approximately one-quarter of the present bread-board converter. We are also considering engaging other companies having expertise in this area for parallel development of a DC to DC converter. In conjunction with the DC to DC converter, we are developing the power management systems that allow our Power Pack products to respond to the power requirements of the particular product which they are charging as well as to show the level of the fuel still available to the user.

        We have also contracted with Flextronics International Ltd. for commencing an industrialization program leading to high volume production of our power pack products, and with Eastman Kodak Company's Global Manufacturing Services operation for advancing the development of refueling cartridges and chemicals to be used in our fuel cell products.

  Market Opportunities

      Portable Electronic Device Market

        It has been publicly reported that there are currently over 1.5 billion users of portable electronic devices world wide and this number is expected to reach 2 billion by 2007, with reported annual sales of approximately 450 million devices per year, representing new and replacement sets. In this market, device manufacturers are continuing to add more and more entertainment, communication and other features on their handsets, particularly phone manufacturers who are incorporating into the latest 3G cell phones functionality that includes digital cameras, internet access, video games, video clips, text messaging, PDA applications, MP3 players, FM radios and even television broadcasts. We believe that this trend is consistent with the strategies of mobile operators (service providers) worldwide who are requiring that products have greater functionality in order to increase their income from air time usage. Published comments made by mobile operators suggest that they believe that the battery life of the cell phones being delivered by cell phone OEM's (original equipment manufacturers) fall short of satisfying the consumer.

        Based on what we have learned from company-sponsored attitude surveys and focus groups dealing with cell phone use, we expect there to be a high level of demand for the Power Pack by those cell phone users who travel frequently and who would use the Power Pack to keep their phones charged while traveling. Also discerned from these groups was a surprisingly high level of demand by stay-at-home parents, a very high percentage of whom stated in these surveys and focus groups that they would purchase and frequently use a Power Pack. Stay-at-home parents also make many of the purchasing decisions for their households and a very large percentage stated that they would purchase a Power Pack for their children who had cell phones, as well. By contrast, we would expect that cell phone users who charge their phones each night and work in an office during the day are less likely to buy a Power Pack unless they contemplate a trip, and others might buy it to protect against loss of power by reason of blackouts or for emergency use in case of natural disasters.

        At the same time, there is a fast growing market for digital cameras—already estimated at 53 million sold last year and expected to reach almost 100 million sold by the end of 2005, according to published reports. Yet, we have been advised by some digital camera OEM's that the single biggest consumer complaint about the performance of the digital camera is battery life. In our company-sponsored attitude surveys and focus groups, thus far, a very large percentage of those interviewees who owned a rechargeable digital camera said they would purchase and use a Power Pack to prevent failed battery life at a crucial picture taking time or a warning of reduced battery life that would result in rationing pictures. We would also expect that customers whose initial primary motivation to purchase a Power Pack was for use in connection with their digital cameras will soon start using the same Power Pack as a matter of convenience to charge their cell phones and other portable electronic devices and quickly make it a part of their every day lives. Similarly, we expect cell phone Power Pack users would use them for charging their digital cameras and other portable devices.

      Military Applications

        The U.S. Department of Defense has stated that it has a pressing need for lighter and more compact electrical power sources as the modern soldier is increasingly equipped with many new portable electronic devices. As with the latest portable electronics for consumers, these devices require significant power sources and are currently dependent on batteries that are heavy and expensive and must be recharged frequently at a central charging source. We intend that our refuelable Power Pack will satisfy these power needs. In May 2002 we received a $75,000 order from C4 Systems towards development of this product. On May 5, 2003, we announced an agreement with C4 Systems to design and develop a pre-production prototype of our fuel cell military product for the ruggedized personal digital assistant (PDA) system that they are developing for the military. The total price for our services provided for in the Agreement is $500,000, with an initial payment of $100,000 and the balance in accordance with the payment and performance milestones established in the Agreement through January 2005. Under our two agreements with General Dynamics we have already received five payments totaling $350,000. We anticipate further payments totaling $225,000 during 2004 and 2005, as we achieve additional milestones.

        Together with General Dynamics we are also evaluating other military products where micro fuel cells would be valuable, including products carried by foot soldiers in the Land Warrior program of the U.S. Department of Defense, with the aim of eventually, where appropriate, replacing batteries with fuel cells. The Land Warrior program is designed to make each individual soldier function as a complete weapon system, integrating small arms with high-tech equipment such as special communications devices, weapons imaging systems, video, and global positioning systems.

      Business Strategy

        Our business strategy with respect to our fuel cell technology is to translate our advanced fuel cell technology into commercially viable products sold to consumers throughout the world and sold to military users both in the United States and other countries. To accomplish those goals, we are in the process of putting into place manufacturing, marketing and distributions systems capable of providing, initially, for the commercial production, distribution and sale of our disposable Power Pack to the consumer and potentially, as a second generation product, for the refuelable Power Pack and attendant cartridges, as well as for our military fuel cell products.

      Manufacturing and Distribution

        We have engaged large-scale contract manufacturers capable of producing the components and final product, including the packaging, of the disposable Power Pack and of the refuelable Power Pack. The production is expected to take place in two stages. The first stage involves the contract manufacturer converting the prototype Power Pack into a fully-engineered product ready for large-scale production, which may include applying for and receiving certain regulatory approvals. The second stage provides for us to place orders and for the manufacturer to produce in high volumes the product for distribution and delivery.

        In order to move the production process forward more quickly, we have installed a production line for the cathode, as well as the catalysts for the cathode and anode, in our facility in Israel and we expect to install a production line for the anode in 2004. These production lines are expected to provide the ability to supply electrodes and catalysts for thousands of units in the first year of their completion. These lines are also expected to be fully scalable upwards and we plan to transfer them to our contract manufacturers who will be able to scale them up as required. One of the immediate advantages of having this automated system in place is that it is expected significantly to enhance the performance levels of the products we make from that time forward. Until now, we have been making all the products by hand and cannot achieve the very fine degrees of tolerance that a machine can accomplish.

        On March 9, 2004, we entered into a distribution agreement with Kensington Technology Group, a leading maker of computer accessories and a division of ACCO Brands, Inc. Pursuant to the distribution agreement, among other things, we have granted Kensington the limited, exclusive right to market and distribute our Power Pack and other products using our fuel cell technology under the Kensington and Medis brand names.

        On May 3, 2004, we entered into a Product and Manufacturing Development Agreement with Flextronics International Ltd. for commencing an industrialization program leading to high volume production of our power pack products.

        On May 25, 2004, we entered into a development agreement with Eastman Kodak Company's Global Manufacturing Services operation for advancing the development of refueling cartridges and chemicals to be used in our fuel cell products.

        We also continue to meet with large original equipment manufacturers (OEMs) both of cell phones and digital cameras to discuss both bundling or boxing our Power Pack with the products they are selling to the consumer as well as the potential of providing a fuel cell as an attached secondary power source and ultimately as a primary power source, replacing the battery, for their products.

        Based on assumptions we have made concerning estimated component, manufacturing and distribution costs and sales prices, our preliminary estimates are that the disposable Power Pack, when ready for commercialization, could be manufactured in commercial quantities of millions of units at a cost of approximately $4.00 per unit, and could bear a suggested retail price to the ultimate consumer of $14.95 to $19.95 per unit.

        Since we have not begun commercial production or distribution of these products, we can give no assurance that these assumptions and estimates will prove to be accurate if and when these products are commercially available.

        Based upon our discussions with cell phone service providers about levels of customer usage, as well as company-sponsored surveys and focus groups dealing both with cell phone and digital camera owners, we believe that heavy users of cell phones or digital cameras would purchase at least six disposable Power Packs a year, with lighter users purchasing fewer Power Packs.

        As a hypothetical illustration, if heavy users representing just one percent of the cell phone market worldwide or fifteen percent of the digital camera market worldwide (approximately 15,000,000 people in either case) purchased disposable Power Packs, and if our expectations are correct as to usage levels, we, after deducting what we believe would be appropriate additional costs for production costs, overhead, marketing and advertising, would earn approximately $6.00 per share after taxes for every 15,000,000 of such users.

        There is no assurance that we can achieve that level of sales for the cell phone, digital camera or any other markets or that we will achieve an earnings per share based upon these estimates.

  Competition

        We expect to compete against other fuel cell developers as well as against other advanced battery technologies. Our primary direct competitors are companies developing small fuel cells for the portable electronics market. These include Manhattan Scientifics Inc., which has reported that it is developing a fuel cell to provide auxiliary power to cellular phones and pagers. Motorola, with technology licensed from the Los Alamos National Laboratory in New Mexico, is also developing a direct methanol fuel cell for mobile phones that it expects to run up to ten times longer than existing batteries. Mechanical Technology Inc., which is working with a number of scientists formerly with the Los Alamos National

Laboratory, has also licensed certain fuel cell technology from Los Alamos National Laboratory to further its efforts to develop direct methanol fuel cells. Lawrence Livermore National Laboratory has also announced that it is developing small fuel cells for portable electronic devices. Other companies that have announced that they are developing fuel cells for portable electronic devices are PolyFuel, Inc. (which has announced that it has developed a new membrane that is superior to others) and Neah Powers Systems, Inc., for both of these companies it has been announced that Intel has invested, and Smart Fuel Cell GmbH.

        We believe other large cell phone and portable electronic device companies may also be developing fuel cells for the portable electronics market. Some of such companies providing public information about their fuel cell development programs include Toshiba Corporation, NEC Corporation, Hitachi, Ltd., Casio Computer Co. Ltd., Samsung Electronics Co. Ltd. and Sony Corporation. Toshiba, Hitachi and other Japanese corporations have announced their intention to unify the technical standards for micro fuel cells powered by methanol they are each developing, in the hope of boosting the market for such fuel cells. We believe that there are other companies that we may not know of that are developing fuel cells for portable electronic devices.

        In addition, there are other fuel cell companies focusing on different markets than the portable electronic device market that we are targeting. These companies, including Plug Power, Avista Systems Inc., Fuel Cell Energy Inc., are not primarily targeting the portable electronics market, although at any time these companies could introduce new products that compete directly in the markets we are targeting. Ballard Power Inc., a recognized leader in PEM fuel cell technology, has announced that it is developing a direct methanol fuel cell for transportation and portable applications, however, we do not know if this is intended for the portable electronic device market.

        Additionally, we expect to compete with companies that develop, manufacture, and sell battery-operated chargers for portable electronic devices, including lithium battery packages and zinc-air batteries offered as chargers for cell phones, PDAs and other portable electronic devices that target many of the same markets we intend to target with our Power Pack.

        We also expect indirect competition from battery manufacturers who utilize existing battery technologies (both chargeable and rechargeable). Existing battery technologies have the significant advantage of having commercially available products today, and are backed by companies who are continuously investing in marketing and further research and development to improve their existing products and explore alternative technologies.

        We expect our fuel cell products to compete on the bases of size and weight, length of operating time, flexibility of use on different portable devices, ease of use and cost.

Our Other Technologies

        Starting with our formation in 1992, we have been working to develop and commercialize new technologies. The first of these technologies, the CellScan, was the primary product of our indirect subsidiary, Medis El Ltd., through 1996. At the time of our formation, Medis El granted us distribution rights to the CellScan in the United States and its territories and possessions. In 1994, Medis El acquired its stirling cycle linear technologies and over the ensuing years, acquired additional technologies, including our direct liquid fuel cell technology and the other technologies listed below. In 1998, we became Medis El's exclusive agent in North America for coordinating licensing arrangements with respect to the stirling cycle and other technologies. In 2000, Medis El became our indirect, wholly-owned subsidiary. With the exception of our fuel cells, our inherently conductive polymers and our CellScan system, all of our technologies are in the development stage and no successful commercial prototypes have as yet been developed, nor can we assure you that any such prototypes will be developed or, if developed, commercialized.

  CellScan

        The CellScan is a static cytometer; an instrument for measuring reactions of living cells while the cells are in a static state. A key element of the CellScan is its patented cell carrier which can accommodate up to 10,000 cells, each in individual wells. Each well holds one living, non-adherent cell, such as a tumor cell. The CellScan can repeatedly and continuously monitor the intensity and polarization of living cells for purposes of cell research, disease diagnostics and determining the optimal chemotherapy to be given to a specific patient.

        We have completed the development and have built a much smaller and less expensive version of our original CellScan system with improved performance characteristics, including the number of cells that can be screened and analyzed per hour and the number of individual tests that can be completed per hour. In using the new version of the CellScan, we continue to improve the methodology and the efficacy of the testing. As a result of this experience, we have updated our production drawings, and we intend to build two CellScans during 2004, with a view towards commercialization.

        Our first focus for commercialization of the product is to offer a commercial test for chemosensitivity. In that connection we are in the process of contacting insurance companies and HMOs and establishing the systems to carry out such testing in a commercial setting. After establishing a commercial test for chemosensitivity, we would expect that we would also seek to offer other commercial tests, such as for atherosclerosis and drug allergies. Our strategy for the CellScan is to seek to create a viable commercial business and based on that business model, to carry out a program that would enable us to spin-off the assets relating to the CellScan and transfer the personnel to a subsidiary that has been formed for the commercialization of the CellScan. As part of such a program, we expect to seek private venture financing for the subsidiary or seek to enter into a transaction with a company in the biotechnology field whereby that company would acquire all or part of our interest in the CellScan. We can give no assurance that such a program can be carried out successfully.

        We are also continuing to collaborate with third-party researchers and institutions in the development of potential applications for the CellScan, including determining the efficacy of chemotherapeutic drugs for specific tumors, the early detection of breast, ovarian and colon cancer, atherosclerosis, lupus, tuberculosis and drug allergy.

        Recent, on-going and planned studies for several CellScan applications include the following:

  •
  Chemosensitivity.    A major clinical problem in the area of oncology is that cancers that are classified as being identical according to their histopathological characteristics are in fact highly individual in their drug sensitivities. Current cancer chemotherapy is often based on the results of randomized trials performed on patients who have had similar types and stages of the disease which has limited success.

    We have on-going studies both in our laboratory in Israel and in collaboration with the Oncological Institute in Cluj, Romania, to determine whether the CellScan could be used as a tool in determining the efficacy of chemotherapy drugs for specific tumors. In the CellScan method, cancer cells obtained from human biopsies are exposed to anti-cancer agents and then labeled with different functional fluorescent dyes. Changes in fluorescence intensity and polarization of the stained cells are monitored by the CellScan and used to predict drug efficacy.

    The first phase of a multi-patent study at the Oncological Institute was completed in January 2004, and we view the results as encouraging. We intend to continue the study with more advanced stage cancer patients.

  •
  Breast Cancer.    In two recent studies performed at Rebecca Sieff Medical Center in Israel and published in a scientific journal, the CellScan was used for both early detection of breast cancer and testing for the risk of benign tumors developing into malignant breast cancer tumors. As the sensitivity and specificity levels achieved in such studies were promising, we have established a CellScan laboratory in Tashkent, Uzbekistan to perform a multi-patient breast cancer study in collaboration with the Uzbekistan Health Ministry, using a tetramer enhanced MUC-1 antigen, which is a new biological reagent, that we expect will further improve the CellScan results. The initial phase of the sturdy was completed in December 2003, and we have begun a new phase of the study in February 2004, utilizing an additional antigen.

  •
  Ovarian Cancer.    We entered into an agreement with the Epidemiology Department of Carmel Medical Center in Israel to carry-out a multi-patient study to determine whether the CellScan can be used for early detection of ovarian cancer, as well as a further study of breast cancer, which commenced in August 2003. The study was completed in February 2004.

  •
  Tuberculosis.    In a laboratory study to determine whether the CellScan could be used in the diagnosis of tuberculosis, it was found that the CellScan was more sensitive than the conventional Mantoux test for tuberculosis. We have begun a dialogue with the Moscow Institute of Tuberculosis to establish a CellScan laboratory for multi-patient tuberculosis testing. We also expect plan to explore the possibility of expanding such testing to other Russian and Eastern European medical facilities.

  •
  Lupus.    In collaboration with Sheba Medical Center in Israel, we have an on-going study in our laboratory to determine whether the CellScan can be used in the detection of Systemic Lupus Erythematosus (SLE), which is a systemic autoimmune disease characterized by the production of autoantibodies directed against cell surface, nuclear and cytoplasmic proteins. A strong correlation was found between the CellScan results and other tests that measure cell stimulation, suggesting that the CellScan, used in conjunction with nucleosomal antigen, may be an efficient tool in the diagnosis and monitoring of lupus patients.

  •
  Drug Allergy.    In collaboration with Sheba Medical Center in Israel, there is an on going multi-year study underway in our laboratory to determine whether the CellScan can be used as a new method of diagnosing adverse reactions to drugs, as we believe that no satisfactory method is currently available for diagnosing drug allergy without the risk of triggering an adverse cutaneous (on the skin) reaction to the allergen. Results to date indicate that the CellScan is a promising apparatus for monitoring drug allergies.

  •
  Atherosclerosis.    In collaboration with Sheba Medical Center in Israel, there is an on-going study underway in our laboratory utilizing the CellScan to determine the possibility of identifying patients with severe coronary heart disease through monitoring the response of their lymphocytes to disease-associated antigens. Results to date have demonstrated that approximately 85% of patients with severe coronary heart disease manifested a significant difference in fluorescence polarization when their lymphocytes were exposed to high doses of certain antigens. We believe that this approach could pave the way to early detection of coronary heart disease with a non-invasive procedure, utilizing the CellScan.

  Inherently Conductive Polymers

        Our Inherently Conductive Polymers, or ICPs, have electrical properties that can be changed over the full range of conductivity from insulators to metallic conductors and have the non-corroding properties, superior flexibility and durability of plastics. Thus, they have a wide and diverse range of commercial uses, including uses for civilian and military products, particularly in electronic products such as sensors and capacitors. We have previously disclosed that our ICPs can increase the capacity of the electrodes of an electrochemical supercapacitor by up to five hundred percent.

        In January 2002, we entered into an agreement with a U.S. company to develop a new application for the use of our ICPs in a PEM fuel cell component which could advance the development of such fuel cells for automobile, home and stationary power uses. The agreement provided for the payment to us over time of $300,000, of which we have recognized $268,000 from inception through December 31, 2003. In October 2003, such agreement was terminated by the other party to the agreement prior to its scheduled termination date, for reasons unrelated to our technology or performance.

        In 2003, we closed our pilot manufacturing facility related to the ICPs in Or-Yehuda, Israel, and we are currently not producing any ICPs for third parties.

  Stirling Cycle System

        Our stirling cycle system is a refrigeration system using our stirling cycle technologies and a compressor powered by two of our linear reciprocating motors. The stirling cycle is based upon a century-old technique that harnesses energy from the expansion and contraction of a gas forced between separate chambers and our linear reciprocating motor is based on our reciprocating electrical technologies. We believe that our stirling cycle system can offer advantages for certain applications over conventional refrigeration systems, including greater energy efficiency and being more environmentally friendly due to the use of helium as its working gas instead of freon or freon compounds, which are commonly believed to be depleting the earth's ozone layer and contributing to the greenhouse effect and global warming.

        We have developed a demonstration stirling cycle system that achieved in laboratory tests a 130 watt cooling capacity, similar in power to the cooling capacity of a 14 cubic foot beverage cooler, at a coefficient of performance of 1.7. A coefficient of performance is a measurement of energy efficiency. Based on the cooling capacity and coefficient of performance achieved, we plan to seek a business association to apply our stirling cycle technology to the development of a 5 watt cryocooler for use in cooling wireless communication relay stations, where we believe it may have certain advantages.

        We have also contacted several large refrigeration system companies, regarding joint development of the cryocooler and other stirling cycle technology applications. We are continuing in dialogue with such companies and would seek to develop customized prototypes, with a view towards licensing or selling the technology. We can give no assurance that the stirling cycle system will operate as we plan or that it will attract interest from companies in this field.

  Toroidal Engine

        We have been developing and have patents relating to a toroidal engine which would use a rotary motion as contrasted with the up and down motion of pistons in a conventional internal combustion engine. We believe that a unique feature of such a toroidal engine would be the implementation of pneumatic compression, supplementing the mechanical compression. We believe that if we are able to successfully develop our toroidal engine, it could offers advantages over a conventional internal combustion engine, including a simple design with fewer moving parts, better mechanical and thermal efficiency and a favorable weight to power ratio and volume to power ratio.

        We have developed and have recently completed initial testing of an approximately 61 cubic inch demonstration engine ("GR 1000") based upon our toroidal technologies. Utilizing the information gained from our testing, during July and August 2003 we assembled a new demonstration engine. In order to increase power and reduce fuel consumption, we have designed and are manufacturing a new external and internal combustion system to take advantage of the engine's high operating pressure. Additionally, we have designed and manufactured all of the components of a small demonstration engine ("GR 120"). Unlike the GR 1000, which requires the use of a test rig, the GR 120 is portable and may be transported and demonstrated to potential customers and joint venture partners. During 2004, we intend to assemble the GR 120 engine prototype and present it to major engine and power equipment manufacturers, with a view towards licensing or selling the technology. At this stage of development, we can give no assurance that such a toroidal engine can be successfully developed, manufactured or licensed or sold.

  Rankin Cycle Linear Compressor

        We have designed a Rankin cycle linear compressor with a view to make it an efficient, quiet, low cost alternative to conventional compressors used in refrigeration and other cooling systems. Unlike convention compressors driven by electrical motors using a mechanical device to transform rotational motion into linear motion, our Rankin cycle linear compressor is driven by our linear reciprocating motor which directly drives the compressor—holding out the possibility that it will be able to reduce losses in power and reduce the size, noise and vibration levels and cost of the compressor.

        We have built an engineering prototype of a Rankin cycle linear compressor with circular magnet motors. We intend to design and build a prototype of a Rankin cycle linear compressor for a 500 liter home refrigerator, utilizing an energy efficient linear reciprocating motor. For use in such prototype, we have designed a flat magnet linear motor that we expect to be energy efficient and have a low production cost. We believe that we may have an advantage over other linear compressors in that we are using no-wear magnetic springs, rather than mechanical springs. We believe that this approach enables us to operate at resonance frequency, which is the lowest energy mode, and to improve the life expectancy of the compressor as well as the refrigerator that houses it. We intend to present our Rankin cycle linear compressor with a flat magnet linear motor to major appliance manufacturers during the fourth quarter of 2004. We can give no assurance that the linear compressor will perform as we plan or that it will attract interest from such appliance manufacturers.

Research And Development

        Our research and development programs are generally pursued by scientists employed by us in Israel on a full-time basis or hired as per diem consultants. Most of the scientists working in the fuel cell field are émigrés from the former Soviet Union. We are also working with subcontractors in developing specific components of our technologies.

        The primary objective of our research and development program is to advance the development of our direct liquid fuel cell technology to enhance the commercial value of our products and of our fuel cell as a primary power source of portable electronic devices. Another objective of our research and development program is to expand the applications for our CellScan, while we seek to commercialize the product. We also continue to carry on research related to completing development of certain of our other technologies and products.

        We have incurred research and development costs of approximately $4,251,000 for the year ended December 31, 2001, $4,161,000 for the year ended December 31, 2002 and $5,010,000 for the year ended December 31, 2003, net of credits aggregating approximately $299,000 recognized during 2003, and approximately $2,010,000 for the three months ended March 31, 2004.

Government Regulation

        Currently, the only regulations we encounter are the regulations that are common to all businesses, such as employment legislation, implied warranty laws, and environmental, health and safety standards, both in the United States and Israel, to the extent applicable. We will also encounter in the future industry-specific government regulations that would govern our fuel cell products, such as Underwriter Laboratory regulations and U.S. Department of Transportation regulations, as well as regulations that would govern our other technologies, if and when developed for commercial use. It may become the case that other regulatory approvals will be required for the design and manufacture of our fuel cells and the use of our proprietary fuel, and other components of the fuel cell such as the electrolyte.

Furthermore, we must obtain from the State of Israel permits to work with certain chemicals used to make our fuel cells. To the extent that there are delays in gaining regulatory approval, our development and growth may be constrained.

Intellectual Property

        We rely on a combination of patent, copyright, trademark, trade secret and contract laws, as well as international treaties, to protect our proprietary rights to our intellectual property which includes technical know-how, designs, special materials, manufacturing techniques, test equipment and procedures for fuel cells, fuel cell components and fuel cell systems, as well as our other technologies. Our policy is to secure, directly or through licensing arrangements, patent protection for significant innovations to the fullest extent practicable.

        We have been issued four U.S. patents relating to our fuel cell technologies, two of which pertain to our liquid fuel, and we have received a notice of allowance for an additional patent related to our liquid fuel. Furthermore, we have several other patents pending which we are pursuing and we continue to prepare new patent applications in the United States with respect to various aspects of our fuel cell technology, including our fuel, catalyst, electrodes, cartridge system and fuel cells.

        Corresponding applications have been filed or are intended to be filed under the Patent Cooperation Treaty, which allows us limited protection in all of its 45 member countries for periods ranging from 24-30 months, during which time patent applications can be filed in such countries. Although we expect to file patent applications in most of the larger markets that are member countries, we have not yet ascertained which of these jurisdictions we will file in. Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and even if foreign patent applications issue, some foreign countries provide significantly less patent protection than the United States.

        We have been granted two patents relating to our stirling cycle system, four patents relating to our toroidal technologies (one of which is owned by a 75% indirect subsidiary), one patent relating to our reciprocating electrical machine and one patent relating to our direct current regulating device (which is owned by a 75% indirect subsidiary). We also have one patent pending relating to our inherently conductive polymers. Each of such patents expires 17 years from the issue date of such patent, the earliest of which will be in 2014.

        Furthermore, we are the exclusive worldwide licensee of Bar-Ilan University's patents, patent applications and any other proprietary rights relating to the CellScan. Bar-Ilan owns, or has applied for, corresponding patents in Europe, Japan, Israel, Canada and various other countries, of which we are the licensees. We are required to pay Bar-Ilan a royalty through 2005 at the rate of 6.5% of proceeds of sales, after deducting sales commissions and other customary charges, and 4.5% of any fees received on account of the grant of territorial rights, and for the ensuing ten years a royalty of 3.5% of all revenues, whether from sales or fees. In addition, we are required to pay $100,000 to Bar-Ilan during the first year in which our post-tax profits relating to the CellScan exceed $300,000. The license contains provisions relating to the joint protection of the licensed patent rights and other provisions customary in such instruments. We have also been issued a patent relating to our CellScan cell carrier.

        In addition to patent protection, we rely on the laws of unfair competition and trade secrets to protect our licensed or proprietary rights. We attempt to protect our trade secrets and other proprietary information through agreements with our collaborators, through confidentiality agreements with employees, consultants, potential joint ventures and licensees and other security measures.

Employees

        As of March 31, 2004, in addition to our Chief Executive Officer and our President, we had 65 full time employees, of which approximately 62 were engineers, scientists and degreed professionals and 3 were technical, administrative and manufacturing support personnel. There are also approximately 21 engineers, scientists and degreed professionals who work with us as consultants researching and developing our technologies on a part time basis. We consider relations with our employees to be satisfactory.

Properties

        We presently maintain our U.S. executive offices in premises of approximately 3,000 square feet at 805 Third Avenue, New York, New York 10022 under a sublease from the Stanoff Corporation, which is controlled by Robert K. Lifton, our Chairman and Chief Executive Officer, and Howard Weingrow, our President. We pay approximately $115,000 for rent per year. The sublease is on a month to month basis.

        Our research laboratory and technology center and Israel-based executive offices and back office functions are located at a leased facility of approximately 12,700 square feet in Yehud, Israel. The rental expense for this lease, which has a term until December 2004 with two one-year options extending to December 2006, is approximately $199,000 per year. We do not expect to exercise the options. In April 2004, we entered into a lease commencing December 2004 for new facilities located in Lod, Israel to replace our Yehud facilities. These new facilities are approximately 31,500 square feet. The rental expense for this lease, which has a term until December 2009, is approximately $374,000 per year.

        We also lease a manufacturing facility of approximately 2,600 square feet in Lod, Israel relating to the production of catalysts and electrodes for our fuel cells. The Lod lease expires on October 31, 2008, with a condition that we can unilaterally terminate the lease on or after October 31, 2006. The annual aggregate rent is $30,000.

        Upon the move to our new facilities in December 2004, we expect our facilities to be adequate for our present purposes.

Legal Proceedings

        We are not party to any material litigation, and we are not aware of any threatened litigation that would have a material adverse effect on us or our business.

MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors are as follows:

Name	Age	Position
Robert K. Lifton	76	Chairman of the Board, Chief Executive Officer and Secretary
Howard Weingrow	81	President, Treasurer and a Director
Zvi Rehavi	69	Executive Vice President
Jacob S. Weiss	51	Senior Vice President—Business Development and a Director
Israel Fisher	56	Senior Vice President—Finance
Amos Eiran	67	Director
Zeev Nahmoni	63	Director
Jacob E. Goldman	82	Director
Philip Weisser	76	Director
Mitchell H. Freeman	54	Director

        Robert K. Lifton has been our Chairman of the Board, Chief Executive Officer and Secretary since inception. He is also a director of our subsidiaries Medis Inc., Medis El Ltd. and More Energy Ltd. Mr. Lifton is a director and member of the executive and investment committees of Bank Leumi USA, a director of Leumi Investment Services, Inc., the co-chairman of the U.S.-Middle East Project of the Council on Foreign Relations, Chairman Emeritus of the Public Health Research Institute and serves on the boards of numerous philanthropic organizations. He also is an officer and director of a number of privately held companies. From 1988 to 1994, he was President of the American Jewish Congress and is the founding Chairman and Chairman Emeritus of the Israel Policy Forum. In 1983, he was a founder of Preferred Health Care Ltd. and served as its President. In 1961, he co-founded with Mr. Weingrow the Transcontinental Investing Corporation, serving as its President until 1968, when it was listed on the New York Stock Exchange, and then Chairman of the Board until its merger in 1972. Mr. Lifton was an associate attorney with the law firm of Kaye, Scholer, Fierman, Hays and Handler in 1955 and 1956, after receiving a law degree from Yale Law School and being admitted to the New York Bar, and has taught at Yale and Columbia law schools. Mr. Lifton has written extensively on business and political matters.

        Howard Weingrow has been our President, Treasurer and a director since our inception. He is also a director of Medis Inc., Medis El and More Energy. Mr. Weingrow is a trustee of the Children's Medical Fund and the North Shore-Long Island Jewish Health System. He also is an officer and director of a number of privately held companies. Mr. Weingrow is the founder of the Weingrow Family Children's Urology Research Laboratory and the Center for Childhood Asthma of Long Island Jewish Hospital, and the Weingrow Collection of Avant Garde Art and Literature at Hofstra University. In 1985, Mr. Weingrow was the recipient of the Hofstra University Presidential Medal. He was a trustee of the Nassau County Museum of Art until 2002. He was Chairman and a director of Mercury Paging & Communications, Inc. from 1995 until its sale in 1997. In 1983, he was a founder of Preferred Health Care Ltd. and served on its Board of Directors. In 1961, he co-founded with Mr. Lifton the Transcontinental Investing Corporation, serving as its Executive Vice President until 1968 and then President until its merger in 1972. Mr. Weingrow served as Treasurer of the Democratic National Committee in 1971 and 1972 and as deputy finance chairman of the Carter for President campaigns in 1976 and 1980.

        Zvi Rehavi has been our Executive Vice President since June 2000 and the Executive Vice President and General Manager of Medis El since its inception in July 1992. Mr. Rehavi was also General Manager of More Energy from its inception in December 1998 to October 2000. From 1989 to 1991, he was Manager of Development and Production of Patriot Missile Sensors, a joint venture of Israel Aircraft and Martin Marietta. From 1984 to 1989, he was Israel Aircraft's Director of Sensors and Electro Mechanical Components. From 1966 to 1974, he was Manager, Inertial Components Laboratory at Israel Aircraft. From 1958 to 1966, he served with the Technical Office of the Ministry of Defense of Israel. He has a Masters of Engineering Science from the University of Pennsylvania. He was a Ph.D. candidate in Applied Physics at Hebrew University, Jerusalem, and an MBA candidate at the Wharton School.

        Jacob S. Weiss has been our Senior Vice President-Business Development since August 2000, a consultant to More Energy since July 2002 and a director since 1997. He was also engaged by us in a consulting capacity from November 1999 through August 2000. Mr. Weiss is also a director of Medis Inc., Medis El and More Energy. Mr. Weiss served as the Corporate Vice President and General Counsel to Israel Aircraft Industries Ltd., our largest stockholder, from 1996 to 2000. Prior to that, he was Deputy General Counsel International Division of Israel Aircraft. Mr. Weiss was the Chief Executive Officer until December 2001 of ImageSat International, a company established by Israel Aircraft to commercialize its remote sensing satellite technology.

        Israel Fisher has been our Senior Vice President-Finance since February 2004 and our Vice President-Finance since June 2000 until that date. Mr. Fisher has been Vice President-Finance and Secretary of Medis El since its inception in 1992 and is also Vice President-Finance of More Energy. From 1990 to 1992, he served as the Deputy Manager of Israel Aircraft for financial planning and credit management. From 1987 to 1990, he served as the Deputy Finance Manager of the Tamam Plant of the Electronics Division of Israel Aircraft. He has a MBA from the University of Tel Aviv and two BA degrees from Bar-Ilan University: one in accounting and the other in Economics and Business Administration.

        Amos Eiran serves as Chairman of Atudot, a major Israeli pension fund, and Chairman of the Investments Committee of Clal Insurance Group, an Israeli insurance company. He also serves as a director of Deleck Oil Exploration. Through the summer of 2002, Mr. Eiran served as the Chairman of the Industrial Cooperation Authority, the agency in charge of the buy-back and offset programs of the State of Israel, for seven years. Mr. Eiran was Director General of the Prime Minister's office during Yitzhak Rabin's first term as Prime Minister. Prior to that, he was Director General and Chairman of Mivtahim, the largest pension fund in Israel. Mr. Eiran has been a director since 1997 and is also a director of Medis Inc. and Medis El.

        Zeev Nahmoni is the Chief Executive Officer and Co-Chairman of Petrus Business Development and Marketing since December 2003, and is the Chief Executive Officer of Cellot Inc., a start-up company seeking to develop electronic chips for digital applications, since January 2004. He retired in June 2003 from the position of Vice President of Marketing and Business Development of Israel Aircraft, which he held since 2002. Prior to that, he was the Vice President and General Manager of the Electronics Group of Israel Aircraft since 1997 and the Deputy General Manager of the Electronics Group of Israel Aircraft from 1995 to 1997. Prior to that, he was the General Manager of the Tamam Division of the Electronics Group of Israel Aircraft from 1992 to 1995. Mr. Nahmoni is also a director of ImageSat International. He has been a director since 1997 and is also a director of Medis Inc. and Medis El.

        Jacob E. Goldman is Chairman of the Board and a consultant to Umbanet, Inc., a company developing software for securing e-mail messages, since April 2000. From 1996 to 1999, he was a consultant to Oxbridge Inc., an investment banking firm. From 1977 to the present, Dr. Goldman has served on the board of directors and as a member of the executive committee of Bank Leumi USA.

From 1983 to 1994, he founded and served as Chairman and Chief Executive Officer of Softstrip, Inc. From 1968 to 1983 he served as Senior Vice President and Chief Technical Officer of Xerox Corporation where he founded and presided over its Palo Alto Research Center (PARC). Between 1955 and 1968 he served as director of Ford Motor Company's scientific research laboratory. Dr. Goldman has previously served on boards of various corporations and institutions including Xerox, GAF, Inc., General Instrument Corporation, Lex Services PLC, Peerlogic Inc. and United Brands and was President of the American Technion Society. He received his Ph.D. in physics from the University of Pennsylvania. Dr. Goldman has been a director since 2000 and is a member of our audit committee.

        Philip Weisser was the founder in 1956 and is the President of Philip Weisser, CPA, P.C. which, since 1992, provides consulting services (business, tax and investment advisory). He is a Certified Public Accountant and an Accredited Estate Planner. Throughout Mr. Weisser's career, he has been active in the New York State Society of CPAs, lecturing, writing articles and chairing committees. Mr. Weisser began his career at Haskins & Sells, auditing public corporations. He is an active member of the Board of Trustees of the Jewish Child Care Association of New York for the last 16 years. Mr. Weisser has a BBA degree in accounting from The College of the City of New York and an M.S. degree in management from Columbia University. Mr. Weisser has been a director since 2003 and is Chairman of our audit committee.

        Mitchell H. Freeman is the Chief Executive Officer of Freeman Meyer and Associates, LLC, a financial advisory and consulting firm focused on strategic financial advisory activities, business development opportunities, turnaround situations and capital investment projects since January 2003. Mr. Freeman also serves as an advisor to Eye Care International, Inc., a publicly traded discount fee-for-service eye care company since May 2000, and to icit America, Inc., a privately-held Canadian company introducing hospitality solutions for the U.S. hotel industry, since April 2003. Mr. Freeman founded in February 1994 and was the Chief Executive Officer of Interactive Ventures Incorporated, a value added reseller of interactive voice response systems providing automated telephone information and sales data collection systems to the regional shopping center industry, until the sale of its business in February 2001. He was also a founding director and shareholder of a major central station alarm company providing high level security to commercial businesses in New York City, until the sale of its business in 1997. From 1989 through July 1991, Mr. Freeman served as a Managing Director of Fuji-Wolfensohn Inc., a joint venture between James D. Wolfensohn, Inc., an international investment banking firm, and Fuji Bank. In addition, Mr. Freeman has served in other senior level management positions, primarily in the area of real estate investment banking, at Corporate Property Investors, Lazard Realty Inc. (a subsidiary of Lazard Freres & Co. LLC) and J.P. Morgan Investment Management Inc. Mr. Freeman is a founding board member of Replications Inc., a not-for-profit education organization committed to replicating successful public schools in new environments. Mr. Freeman received a Masters degree in Business Administration from Columbia University and holds a B.A. from George Washington University. Mr. Freeman has been a director since 2004 and is a member of our audit committee.

        Each director is elected for a one year term at our annual meeting of stockholders.

Key Employee

        Gennadi Finkelshtain is director of More Energy Ltd., its General Manager since October 2000 and its Director of Research and Development since its establishment in 1998 to October 2000. He has also been our Chief Technical Officer-New Energies since 2002. From 1996 to 1998 he served as Production Manager at Limat electrochemical company in Israel. Following his immigration to Israel in 1990 he was employed, among other employers, by Homesh Contractors where he managed and installed systems at Hadera power station in Israel. Prior to this, from 1984 to 1989, he was the Chief Project Engineer at the Leningrad Technological Institute of Building Materials, being responsible for planning, installing, setting up and running various types of energy systems and production lines. Mr. Finkelshtain received his BSc. degree in power engineering from Leningrad Technological Institute of Pulp and Paper Industries in 1981. Mr. Finkelshtain has been included in "Who's Who in the World" for his innovations in the field of fuel cell technology for portable electronic applications.

Summary Compensation Table

        The following table sets forth information with respect to compensation earned by our Chief Executive Officer and our other executive officers who earned in excess of $100,000, for the years indicated.

	Annual Compensation								Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation			Securities Underlying Options		All Other Compensation
Robert K. Lifton Chairman and Chief Executive Officer	2003 2002 2001		— — —		— — —	$ $ $	240,000 296,000 240,000	(1) (1) (1)	50,000 100,000 75,000			— — —
Howard Weingrow President and Treasurer	2003 2002 2001		— — —		— — —	$ $ $	145,000 244,000 145,000	(1) (1) (1)	50,000 100,000 75,000			— — —
Zvi Rehavi Executive Vice President	2003 2002 2001	$ $ $	244,000 244,000 242,000	$ $ $	97,000 96,000 95,000	$ $ $	119,000 116,000 113,000	(2) (2) (2)	35,000 100,000 100,000	(4)	$ $ $	72,000 73,000 76,000	(3) (3) (3)
Jacob S. Weiss Senior Vice President— Business Development	2003 2002 2001	$ $ $	90,000 145,000 97,000		— — —	$ $	146,000 75,000 —	(5) (5)	35,000 75,000 —		$ $ $	16,000 30,000 35,000	(6) (7) (7)
Israel Fisher Senior Vice President— Finance	2003 2002 2001	$ $ $	145,000 142,000 137,000	$ $ $	6,000 19,000 14,000	$ $ $	41,000 43,000 41,000	(8) (8) (8)	15,000 25,000 —	(4)	$ $ $	50,000 48,000 53,000	(9) (9) (9)

(1)
Messrs. Lifton and Weingrow are each paid as an independent consultant for their respective services.

(2)
Includes an apartment allowance of $72,000 and a $30,000 payment for an educational fund.

(3)
Represents an employer contribution to pension and savings funds and payments in lieu of such contributions of $56,000, $53,000 and $52,000 for 2001, 2002 and 2003, respectively, and a contribution of $20,000 to a key person life insurance policy whereby upon termination of employment, Mr. Rehavi shall receive a lump sum distribution based upon the number of years of premium payout.

(4)
Does not include options issued by Medis El in 1998 to the named executive officers, of which the underlying ordinary shares of Medis El were exchanged in 2001 for our shares of common stock as a consequence of our exchange offer in June 2000 for shares of Medis El we did not already own. Such exchange was at the same exchange ratio of 1.37 used in the Medis El exchange offer.

(5)
Includes $72,000 and $144,000 earned in 2002 and 2003, respectively, under a consulting agreement.

(6)
Represents an employer contribution to pension and savings funds.

(7)
Represents an employer contribution to pension and savings funds and payments in lieu of such contributions.

(8)
Includes a $31,000 payment for an educational fund.

(9)
Represents an employer contribution to pension and savings funds and payments in lieu of such contributions of $30,000, $28,000 and $50,000 in 2001, 2002 and 2003, respectively, and a contribution of $23,000 and $20,000 in 2001 and 2002, respectively, to an insurance pension fund.

Option Grants in Last Fiscal Year

        The following table sets forth information with respect to options grants issued by us in the fiscal year ended December 31, 2003 to the named executive officers in the Summary Compensation Table.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted
Name		Percent of Total Option Granted To Employees in Fiscal Year(1)	Exercise Price Per Share
				Expiration Date	5%	10%
Robert K. Lifton	50,000	11.3	4.00	February 12, 2006	$32,000	$66,000
Howard Weingrow	50,000	11.3	4.00	February 12, 2006	$32,000	$66,000
Zvi Rehavi	35,000	7.9	4.00	February 12, 2006	$22,000	$46,000
Jacob S. Weiss	35,000	7.9	4.00	February 12, 2006	$22,000	$46,000
Israel Fisher	15,000	3.4	4.00	February 12, 2006	$9,000	$20,000

(1)
Includes options issued to consultants and directors.

Fiscal Year End Option Values

        The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 2003 and the fiscal year-end value of unexercised options held by the named executive officers in the Summary Compensation Table. The value of unexercised in-the-money options at fiscal year end is based on the difference between the closing price of our common stock on December 31, 2003 of $10.70 and the exercise price of the option.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert K. Lifton	—	—	643,500	50,000	$1,360,000	$335,000
Howard Weingrow	—	—	550,000	50,000	$741,000	$335,000
Zvi Rehavi	—	—	567,600	35,000	$2,671,000	$234,000
Jacob S. Weiss	—	—	175,000	35,000	$923,000	$235,000
Israel Fisher	—	—	45,000	15,000	$161,000	$101,000

Employment and Consulting Agreements

        We have an employment agreement with Zvi Rehavi. Mr. Rehavi's agreement is for a three year term expiring on March 31, 2005. The agreement, in addition to salary, stock options and fringe benefits, provides for six months salary upon notification of resignation or dismissal and upon a change of ownership of Medis El Ltd., an indirect wholly-owned subsidiary, with subsequent dismissal by the new owners. Furthermore, upon termination of employment, Mr. Rehavi is entitled to severance payments governed by Israeli law.

        We have an employment agreement with Israel Fisher. Mr. Fisher's agreement is for a one year term expiring on March 23, 2005 with automatic one year renewal terms commencing on the expiration of such term, and expires upon 30 days written notice by either party or without notice by us if Mr. Fisher is terminated for cause. The agreement provides for an annual salary, with increases to be determined at each anniversary of the agreement by us and Mr. Fisher, which increase shall reflect, among other things, cost of living increases and increases in the consumer price index. Under the agreement, Mr. Fisher receives employee benefits that are generally available to other of our senior management employees residing in the State of Israel. The agreement also provides for 6 months salary upon notification of resignation or dismissal and upon a change of ownership of Medis El with subsequent dismissal by the new owners. Furthermore, upon termination of employment, Mr. Fisher is entitled to severance payments governed by Israeli law.

        We have an employment agreement with Jacob Weiss. Mr. Weiss' agreement expires upon 30 days written notice by either party or without notice by us if Mr. Weiss is terminated for cause. The agreement provides for an annual salary, with increases to be determined at each anniversary of the agreement by us and Mr. Weiss, which increase shall reflect, among other things, cost of living increases and increases in the consumer price index. Under the agreement, Mr. Weiss receives employee benefits that are generally available to other of our senior management employees residing in the State of Israel. Upon termination of employment, Mr. Weiss is entitled to severance payments governed by Israeli law.

        Mr. Weiss also provides consulting services to More Energy, an indirect wholly-owned subsidiary, pursuant to a consultancy agreement dated as of July 1, 2002 between More Energy and a corporation majority-owned by Mr. Weiss. Such agreement had an initial term through December 31, 2003 and provides for an automatic 12 month extension, subject to earlier termination. The agreement provides for payment to the consultant of a monthly retainer, reimbursement of business expenses and any applicable value added tax.

        We have entered into consulting agreements with each of Robert K. Lifton and Howard Weingrow. Each agreement is for a two year term which commenced January 2, 2000, with automatic yearly renewal terms commencing upon the expiration of each such term. The agreements each provide for annual retainers to be paid monthly and reimbursement of any business expenses incurred in the performance of services under the agreement. The annual retainers are subject to review by mutual agreement between the parties prior to the beginning of each renewal term. Each agreement further provides that either the consultant or we may terminate the agreement upon thirty days prior written notice if there is a material breach of the agreement and there was an opportunity to cure the breach. Each agreement subjects the consultant to a non-competition covenant in our favor.

Directors' Compensation

        Non-employee directors receive $1,000 for each board of directors meeting attended and members of our audit committee receive $1,500 for each audit committee meeting attended. Furthermore, directors receive reimbursement for travel, lodging and a flat per diem of $85 for each board or committee meeting attended out of town. Directors also receive stock options as fixed by the board of directors upon becoming a director and each year thereafter, at the discretion of the board.

        We paid Amos Eiran, a non-employee director, an aggregate of approximately $14,000 for consulting services he provided to us in 2003.

Compensation Committee Interlocks and Insider Participation

        We do not have a compensation committee. Compensation of our executive officers is determined, or recommended for our board's determination, by a majority of our independent directors voting alone.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding ownership of our common stock as of May 17, 2004 by:

  •
  each beneficial owner of five percent or more of our common stock;

  •
  each of our directors;

  •
  each of our executive officers named in the summary compensation table elsewhere in this proxy statement; and

  •
  all of our directors and executive officers as a group.

        The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Additionally, unless otherwise indicated, the address of each beneficial holder of our common stock is our corporate address.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Ownership Percentage
Israel Aircraft Industries Ltd.(1)	5,553,957	21.3
Robert K. Lifton(2)	4,101,469	15.7
Howard Weingrow(3)	3,313,941	12.7
CVF, LLC(4)	2,537,543	9.7
Zvi Rehavi(5)	536,100	2.1
Jacob S. Weiss(6)	215,816	*
Israel Fisher(7)	60,000	*
Amos Eiran(7)	15,000	*
Jacob E. Goldman(8)	16,698	*
Zeev Nahmoni(9)	27,271	*
Philip Weisser(10)	230,466	*
Mitchell H. Freeman	—	—
All directors and executive officers as a group (10 persons)	7,591,270	29.1

*
Represents beneficial ownership of less than 1%.

(1)
Includes 37,500 shares of our common stock underlying warrants held by Israel Aircraft. Voting control of Israel Aircraft is held by the State of Israel. Israel Aircraft's address is Ben Gurion International Airport, Tel Aviv 70100, Israel.

(2)
Includes 184,762 shares of our common stock underlying warrants and 693,500 shares of our common stock underlying options which are currently exercisable held by Mr. Lifton, as well as

  758,457 shares of our common stock and 167,034 shares of our common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Does not include an aggregate of 102,016 shares of our common stock and an aggregate of 3,794 shares of our common stock underlying warrants held in trust for a relative of Mr. Weingrow of which Mr. Lifton is a trustee.

(3)
Includes 148,191 shares of our common stock underlying warrants and 600,000 shares of our common stock underlying options which are currently exercisable held by Mr. Weingrow, as well as 758,457 shares of our common stock and 167,034 shares of our common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow.

(4)
Based on a Schedule 13D filed with the SEC on September 2, 2003 and a Form 4 filed with the SEC on November 17, 2003, CVF, LLC, Richard C. Goodman, Longview Management Group, LLC, James A. Star, The Edward Memorial Trust and Geoffrey F. Grossman, not individually, but as trustee of The Edward Memorial Trust, have shared voting power and shared dispositive power of such shares of common stock, which number includes 287,742 shares of common stock issuable upon exercise of outstanding warrants. These shares and shares underlying warrants are held of record by CVF. Based on such filings:

  •
  Richard C. Goodman is the Executive Manager of CVF.

  •
  Longview Management Group, LLC provides investment advisory services to CVF.

  •
  James A. Star is president of Longview Management Group.

  •
  The Edward Memorial Trust is a majority equity owner of Longview Management Group, LLC.

  •
  Geoffrey F. Grossman is the trustee of The Edward Memorial Trust.

  The address of CVF is 222 N. LaSalle Street, Suite 2000, Chicago, Illinois 60601.

(5)
Includes options to acquire 535,000 shares of our common stock which are currently exercisable.

(6)
Includes options to acquire 210,000 shares of our common stock which are currently exercisable.

(7)
Represents options to acquire shares of our common stock which are currently exercisable.

(8)
Includes options to acquire 15,000 shares of our common stock which are currently exercisable.

(9)
Includes options to acquire 25,000 shares of our common stock which are currently exercisable.

(10)
Includes 8,677 shares of our common stock underlying warrants and 5,000 shares of our common stock underlying options which are currently exercisable held by Mr. Weisser, as well as 163,858 shares of our common stock and 15,181 shares of our common stock underlying warrants held by two trusts for the benefit of Mr. Weisser's family members, of which Mr. Weisser is the trustee.

CERTAIN TRANSACTIONS

        In November 2000, we purchased an option for the remaining 7% of the outstanding shares of More Energy Ltd., an indirect subsidiary of ours which owns our fuel cell technology, held by Gennadi Finkelshtain, its general manager and director, at an exercise price of 1,714 shares of our common stock for each More Energy share. The aggregate purchase price of the option was US$520,000, which was paid in full in June 2001. On March 14, 2003, we (i) amended the terms of the option agreement to allow us to immediately exercise in full the entire 7% interest upon the payment to Mr. Finkelshtain of 120,000 shares of our common stock and (ii) exercised the option and acquired such remaining 7% interest, making More Energy a wholly owned indirect subsidiary of ours.

        In April 2003 and May 2004, we loaned an aggregate of approximately $264,000 to Mr. Finkelshtain, principally to enable him to pay certain tax obligations arising from the sale of his interest in More Energy to us. Mr. Finkelshtain has executed a non-recourse, interest bearing, secured promissory note (the "Note") in favor of us evidencing such loans. The interest rate under the Note is equal to the applicable federal rate for mid-term loans in effect on the borrowing date which, for purposes of $155,000, equals a rate of 2.94% per annum. We have not yet determined the interest rate on the remaining amount, which will also be equal to applicable federal rate for mid-term loans in effect on the borrowing date. Principal of, and accrued interest on, the Note must be paid in full by the December 31, 2006 maturity date of the Note. Mr. Finkelshtain has also entered into a pledge agreement with us under which he has pledged as collateral for the payment in full of his obligations under the Note 120,000 shares of our common stock owned by him.

        On December 29, 2000, we entered into a $5 million revolving credit line loan agreement with Fleet National Bank. On October 24, 2002, we entered into an amendment to such loan agreement, which extended its termination date to December 26, 2003. On February 20, 2003, we entered into a second amendment to such loan agreement, which extended its termination date to July 1, 2004. On September 30, 2003, we entered into a third amendment to such loan agreement which extended its termination date to July 1, 2005. Under the loan agreement, the outstanding balances bear interest based on either the LIBOR or Prime Rate. Furthermore, any outstanding balance would be collateralized by all cash and other assets on deposit with the bank at any time and an assignment of certain leases owned by a partnership in which Robert K. Lifton and Howard Weingrow are partners. Messrs. Lifton and Weingrow each personally guaranteed any principal and interest on and all other sums payable with respect to our obligations or liabilities to Fleet under the loan agreement.

        We paid rent of approximately $115,000, $112,000 and $72,000 for the years ended December 31, 2003, 2002 and 2001, respectively, for the use of office space in premises occupied by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Furthermore, we reimbursed Stanoff for the use of its administrative staff at such office in the amount of approximately $60,000, $56,000 and $32,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

SELLING STOCKHOLDERS

        This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 201,669 shares of our common stock, including 148,210 shares underlying certain of our warrants, pursuant to registration rights granted by us to the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders' shares of common stock.

        Except with respect to Power DC and Gennadi Finkelshtain, the shares listed below represent shares underlying outstanding warrants from private offering(s) or shares issued upon exercise of such warrants. The selling stockholders each received warrants as part of one or more private offerings of our securities in March 1998 through December 31, 1999, pursuant to which we sold an aggregate of 577,002 units at a purchase price per unit of $12.00, each unit consisting of three shares of our common stock and a warrant to purchase one share of our common stock at an exercise price of $5.00. The shares being registered on behalf of Power DC relate to shares underlying warrants issued to Power DC in April 2003 as consulting compensation. Such warrants have an exercise price of $5.35 per share. The shares being registered on behalf of Mr. Finkelshtain relate to shares issued to Mr. Finkelshtain in March 2003 as partial payment for his shares of More Energy.

        We believe, based on information supplied by the following persons, that the persons named in the table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column of the table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to the table, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

					Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned		Common Stock Offered by Selling Stockholder
					Number	Percent
Irwin Kaplan	19,509		19,509		—	—
Leonard Moskowitz	178,140	(1)	30,000	(2)	148,140	*
Arnold Saltzman	5,950		5,950		—	—
Saltzman Foundation	2,000		2,000		—	—
Edwin Wachtel	22,099		15,299	(2)	6,800	*
Arthur Borden	35,024		9,750	(2)	25,274	*
Barry Newman	19,967		6,765	(2)	13,202	*
Marcia Ross	5,625		5,625	(2)	—	—
IT FBO Elizabeth A. & Amy S. Weisser Philip Weisser Trust 1-8-94(3)	32,452		9,375	(2)	23,077	*
Victor Savitsky	30,000		30,000	(2)	—	—
Mark Sonder	7,013		7,013	(2)	—	—
Roslyn Sonder	25,036		18,962	(2)	6,074	*
Anthony Borden	4,447		47	(2)	4,400	*
Erica Baird	140		140	(2)	—	—
Ross Borden	7,717		140	(2)	7,577	*
Lindsay Borden	5,149		47	(2)	5,102	*
Caron Berwind	293		47	(2)	246	*
ITF Ian Gottschalk	3,000		3,000		—	—
ITF Gabriel Saltzman	4,000		4,000		—	—
ITF Michael Saltzman	4,000		4,000		—	—
Power DC(4)	25,000	(5)	15,000	(2)	10,000	*
Gennadi Finkelshtain(6)	120,000	(7)	15,000		105,000	*

*
Less than 1%.

(1)
Includes 170,642 shares held by the Leonard Moskowitz Family Limited Partnership.

(2)
All of such shares are issuable upon exercise of warrants.

(3)
Philip Weisser, a director of our company, is a trustee of this trust.

(4)
Michelle Rush, our Vice President of Marketing, is the principal of Power DC. Such warrants were issued pursuant to a consulting agreement between us and Power DC entered into prior to Ms. Rush being appointed our Vice President of Marketing.

(5)
Represents 25,000 shares of our common stock underlying warrants that are currently exercisable. Does not include 25,000 shares of our common stock underlying warrants that are exercisable commencing April 1, 2005.

(6)
The General Manager of More Energies and our Chief Technical Officer-New Energies.

(7)
Does not include 115,000 shares of common stock underlying options granted under our 1999 Stock Option Plan held by Mr. Finkelshtain that are currently exercisable.

PLAN OF DISTRIBUTION

        We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

        Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

        The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

        The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We delivered to each of the selling stockholders a letter stating that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market, as well as outlining their duties and obligations under Regulation M in connection with a public offering and sale of their respective shares.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

        If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. However, we will receive proceeds of up to $741,050 if all of the warrants which relate to the common stock being offered by the selling stockholders are exercised. We intend to use such proceeds, if any, for working capital and general corporate purposes.

DESCRIPTION OF OUR SECURITIES

General

        Our authorized capitalization consists of 35,000,000 shares of common stock, par value $.01 per share, and 10,000 shares of preferred stock, par value $.01 per share. As of June 7, 2004, approximately 26,216,611 shares of our common stock were issued and outstanding, held of record by approximately 700 persons. No shares of preferred stock are currently outstanding.

Common Stock

        Each stockholder of record is entitled to one vote for each share of our common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not provide for cumulative voting for the election of our directors, with the result that stockholders owning or controlling more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of our liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock, if any. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights. The outstanding shares of common stock are, and when issued as set forth in this prospectus, will be, fully paid and non-assessable.

Limitation of Liability

        As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

  •
  for any transaction from which the director derives an improper personal benefit.

        As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

        Our restated certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

Delaware Anti-Takeover Law

        We are subject to the provisions of section 203 of the Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent

        The transfer agent for our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

        The validity of the shares of our common stock covered by this prospectus has been passed upon by Sonnenschein Nath & Rosenthal LLP, New York, New York.

EXPERTS

        Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global, independent auditors, have audited our consolidated financial statements at December 31, 2003 and for the year then ended, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Kost, Forer, Gabbay & Kasierer's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2002, and for the year then ended, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The consolidated financial statements of Medis Technologies Ltd. as of December 31, 2001 and for the year then ended appearing in this prospectus have been audited by Arthur Andersen LLP, independent public accountants. However, after reasonable efforts, we have been unable to obtain the written consent of Arthur Andersen with respect to the inclusion of such financial statements. Therefore, we have dispensed with the requirement to file as an exhibit to the registration statement of which this prospectus forms a part the written consent of Arthur Andersen in reliance upon Rule 437a of the Securities Act of 1933. As a result, you may not be able to recover damages from Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of material fact or any omissions to state a material fact, if any, contained in our aforementioned financial statements.

WHERE CAN YOU FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, under that Act, we file reports, proxy statements and other information with the SEC. The registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC is publicly available through the SEC's site on the Internet, located at: http://www.sec.gov.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
    Medis Technologies Ltd.

        We have audited the accompanying consolidated balance sheet of Medis Technologies Ltd. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001 were audited by other auditors who have ceased operations and whose report dated March 25, 2002 expressed an unqualified opinion on those statements before the restatement adjustments described in Note G.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medis Technologies Ltd. and subsidiaries as of December 31, 2003, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

        As discussed above, the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001, were audited by other auditors who have ceased operations. As described in Note G-1, on March 11, 2003, the Company completed a rights offering to all of its existing stockholders. As a result of this transaction, earnings-per-share information in the financial statements has been adjusted to reflect the transactions on a retroactive basis. We audited the adjustments that were applied to restate the number of shares and per share information reflected in the 2001 financial statements. Our procedures included (a) agreeing the data used in the restated computation of number of shares and loss per share to documents and underlying records obtained from management, and (b) testing the mathematical accuracy of the restated number of shares, and loss per share. In our opinion, such adjustments are appropriate and have been properly applied.

        However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

Kost Forer Gabbay & Kasierer
A MEMBER OF ERNST & YOUNG GLOBAL
Tel Aviv, Israel February 26, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
    Medis Technologies Ltd.

        We have audited the accompanying consolidated balance sheet of Medis Technologies Ltd. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001 were audited by other auditors who have ceased operations and whose report dated March 25, 2002 expressed an unqualified opinion on those statements before the restatement adjustments described in Notes E and G.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medis Technologies Ltd. and subsidiaries as of December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

        As discussed above, the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001, were audited by other auditors who have ceased operation. As described in Note G-1, on March 18, 2002 the Company completed a rights offering to all of its existing stockholders. As a result of this transaction, earning-per-share information in the financial statements has been adjusted to reflect the transaction on a retroactive basis. We audited the adjustments that were applied to restate the number of shares and per share information reflected in the 2001 financial statements. Our procedures included (a) agreeing the data used in the restated computation of number of shares and loss per share to documents and underlying records obtained from management, and (b) testing the mathematical accuracy of the restated number of shares, and loss per share. In our opinion, such adjustments are appropriate and have been properly applied. In addition, as described in Note E, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note E with respect to 2001 included (a) agreeing the previously reported net loss to the previously issued financial statements and the adjustments to reported net loss representing amortization expense recognized in those periods related to goodwill, as a result of initially applying Statement No. 142 to the Company's underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss, and the related earnings-per-share amounts. In our opinion, the disclosures for 2001 in Note E are appropriate.

        However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such adjustments and disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

ERNST & YOUNG LLP
New York, New York February 25, 2003

THIS IS A COPY OF THE AUDIT REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH MEDIS TECHNOLOGIES LTD.'S FILING OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001. THIS AUDIT REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THIS FILING OF THE REGISTRATION STATEMENT ON FORM S-1 OF MEDIS TECHNOLOGIES LTD. SEE THE NOTE TO EXHIBIT 23.1 FOR FURTHER INFORMATION.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
    Medis Technologies Ltd.

        We have audited the accompanying consolidated balance sheets of Medis Technologies Ltd. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medis Technologies Ltd. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

New York, New York
March 25, 2002

MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN U.S. DOLLARS)

	December 31,
	2002	2003
ASSETS
Current assets
Cash and cash equivalents	$6,036,000	$6,620,000
Accounts receivable—trade, net	—	74,000
Accounts receivable—other	50,000	237,000
Prepaid expenses and other current assets	52,000	110,000

Total current assets	6,138,000	7,041,000
Property and equipment, net (Note D)	1,199,000	1,470,000
Goodwill, net (Note E)	58,205,000	58,205,000
Intangible assets, net (Note E)	832,000	880,000
Long-term note (Note C)	—	158,000
Severance pay fund (Note B)	497,000	697,000
Other assets (Note C)	520,000	—

Total assets	$67,391,000	$68,451,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$128,000	$323,000
Accrued expenses and other current liabilities (Note F)	973,000	958,000

Total current liabilities	1,101,000	1,281,000
Accrued severance pay (Note B)	885,000	1,193,000
Commitments and contingent liabilities (Note H)
Stockholders' equity (Note G)
Preferred stock, $.01 par value; 10,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 35,000,000 shares authorized; 21,102,301 and 24,538,268 shares issued and outstanding at December 31, 2002 and 2003, respectively	211,000	245,000
Additional paid-in capital	161,584,000	173,185,000
Accumulated deficit	(96,390,000)	(107,453,000)

Total stockholders' equity	65,405,000	65,977,000

Total liabilities and stockholders' equity	$67,391,000	$68,451,000

The accompanying notes are an integral part of these consolidated financial statements.

MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN U.S. DOLLARS)

	Year ended December 31,
	2001	2002	2003
Sales	$—	$192,000	$131,000
Cost of sales	—	130,000	46,000

Gross profit	—	62,000	85,000
Operating expenses
Research and development costs, net (Note H-6)	4,251,000	4,161,000	5,010,000
Selling, general and administrative expenses	6,297,000	3,642,000	3,991,000
Amortization of intangible assets	21,129,000	2,633,000	997,000

Total operating expenses	31,677,000	10,436,000	9,998,000

Loss from operations	(31,677,000)	(10,374,000)	(9,913,000)
Other income (expenses)
Interest income	178,000	151,000	131,000
Interest and other expense	(63,000)	(82,000)	(55,000)

	115,000	69,000	76,000

NET LOSS	(31,562,000)	(10,305,000)	(9,837,000)
Value of warrants (Note G)	(3,204,000)	(2,241,000)	(1,226,000)

Net loss attributable to common stockholders	$(34,766,000)	$(12,546,000)	$(11,063,000)

Basic and diluted net loss per share (Note B)	$(1.68)	$(0.57)	$(0.47)

Weighted-average common shares used in computing basic and diluted net loss per share (Note B)	20,720,362	21,897,871	23,429,829

The accompanying notes are an integral part of these consolidated financial statements.

MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS' EQUITY
(IN U.S. DOLLARS)

	Common Stock				Deferred Stock Compensation Costs
			Additional Paid-in Capital	Accumulated Deficit		Total Stockholders' Equity
	Shares	Amount
Balance at December 31, 2000	16,830,991	$168,000	$136,819,000	$(49,078,000)	$(1,767,000)	$86,142,000
Net loss	—	—	—	(31,562,000)	—	(31,562,000)
Issuance of common stock	701,788	7,000	10,383,000	—	—	10,390,000
Stock options granted to a director	—	—	138,000	—	—	138,000
Amortization of deferred stock compensation	—	—	—	—	1,645,000	1,645,000
Stock options and warrants granted to consultants	—	—	159,000	—	—	159,000
Extension of stock options granted to employees, directors and consultants	—	—	1,554,000	—	—	1,554,000
Extension of warrants granted to stockholders	—	—	3,204,000	(3,204,000)	—	—
Extension of warrants granted to consultants	—	—	168,000	—	—	168,000

Balance at December 31, 2001	17,532,779	175,000	152,425,000	(83,844,000)	(122,000)	68,634,000
Net loss	—	—	—	(10,305,000)	—	(10,305,000)
Issuance of common stock pursuant to rights offering	3,500,000	35,000	6,504,000	—	—	6,539,000
Issuance of common stock	69,522	1,000	323,000	—	—	324,000
Amortization of deferred stock compensation	—	—	—	—	122,000	122,000
Stock options granted to consultants	—	—	91,000	—	—	91,000
Value of warrants issued pursuant Shareholder Loyalty Program	—	—	2,241,000	(2,241,000)	—	—

Balance at December 31, 2002	21,102,301	211,000	161,584,000	(96,390,000)	—	65,405,000
Net loss	—	—	—	(9,837,000)	—	(9,837,000)
Issuance of common stock pursuant to rights offering	2,325,600	23,000	4,855,000	—	—	4,878,000
Issuance of common stock pursuant to offer to exchange and exercise	839,966	8,000	3,601,000	—	—	3,609,000
Issuance of common stock in acquisition of minority interest of subsidiary	120,000	1,000	524,000	—	—	525,000
Issuance of common stock	150,401	2,000	803,000	—	—	805,000
Stock options granted to directors	—	—	131,000	—	—	131,000
Stock options and warrants granted to consultants	—	—	461,000	—	—	461,000
Value of warrants issued pursuant to offer to exchange and exercise	—	—	1,226,000	(1,226,000)	—	—

Balance at December 31, 2003	24,538,268	$245,000	$173,185,000	$(107,453,000)	$—	$65,977,000

The accompanying notes are an integral part of these financial statements.

MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN U.S. DOLLARS)

	Year ended December 31,
	2001	2002	2003
Cash flows from operating activities
Net loss	$(31,562,000)	$(10,305,000)	$(9,837,000)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization of property and equipment	587,000	256,000	305,000
Amortization of intangible assets	21,129,000	2,633,000	997,000
Non-cash compensation expense	3,664,000	213,000	592,000
Loss from sale of property and equipment	4,000	11,000	—
Changes in operating assets and liabilities
Accounts receivable—trade, net	—	—	(74,000)
Accounts receivable — other	154,000	24,000	(187,000)
Prepaid expenses and other current assets	36,000	157,000	(58,000)
Accounts payable	26,000	(37,000)	195,000
Accrued expenses and other current liabilities	125,000	151,000	(15,000)
Accrued severance pay, net	49,000	115,000	108,000

Net cash used in operating activities	(5,788,000)	(6,782,000)	(7,974,000)

Cash flows from investing activities
Capital expenditures	(799,000)	(263,000)	(576,000)
Acquisition of option to acquire shares of a majority-owned subsidiary	(520,000)	—	—
Proceeds from disposition of property and equipment	25,000	25,000	—
Long-term note	—	—	(158,000)

Net cash used in investing activities	(1,294,000)	(238,000)	(734,000)

Cash flows from financing activities
Proceeds from issuance of common stock, net	10,390,000	7,057,000	9,292,000
Deferred costs related to issuance common stock	(194,000)	—	—

Net cash provided by financing activities	10,196,000	7,057,000	9,292,000

Net increase in cash and cash equivalents	3,114,000	37,000	584,000
Cash and cash equivalents at beginning of year	2,885,000	5,999,000	6,036,000

Cash and cash equivalents at end of year	$5,999,000	$6,036,000	$6,620,000

The accompanying notes are an integral part of these consolidated financial statements.

MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(IN U.S. DOLLARS)

	Year ended December 31,
	2001	2002	2003
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$24,000	$24,000	$32,000
Non-cash investing and financing activities:
Acquisition of shares of majority-owned — purchase price allocated to intangible assets (see Note C):	—	—	$1,045,000
Financed as follows:
Issuance of Common Stock	—	—	$525,000
Cost of option purchased in prior period	—	—	$520,000
Value of extension of stockholder warrants (see Note G)	$3,204,000	—	—
Value of warrants issued pursuant to shareholder loyalty program (see Note G)	—	$2,241,000	—
Value of warrants issued pursuant offer to exchange and exercise (see Note G)	—	—	$1,226,000

The accompanying notes are an integral part of these consolidated financial statements.

MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—NATURE OF BUSINESS AND GENERAL MATTERS

        Medis Technologies Ltd. ("MTL"), a Delaware corporation, is a holding company, which through its wholly-owned subsidiaries, Medis El Ltd. ("Medis El") and More Energy Ltd. ("More Energy") (collectively, the "Company"), engages in research and development of technology products to license, sell, or enter into joint ventures with large corporations. The Company's primary business focus is on the advanced development, manufacturing, marketing and distribution of direct liquid fuel cell products for portable electronic devices. Included in this category are the most modern cell phones with a full range of functionality, digital cameras, PDAs, MP3 players, other devices with similar power requirements and a broad array of military devices. The Company's other technologies, which are in various stages of development, include the CellScan, inherently conductive polymers, the toroidal engine, stirling cycle system, and the Rankin cycle linear compressor.

        Since inception, the Company has incurred operating losses and has used cash in its operations. Accordingly, the Company has relied on external financing, principally through the sale of its stock, to fund its research and development activities. The Company believes this dependence will continue unless it is able to successfully develop and market its technologies. On September 30, 2003, the Company entered into a third amendment to the agreement governing its existing $5,000,000 revolving credit line. Pursuant to the amendment, the termination date of the revolving credit line was extended from July 1, 2004 to July 1, 2005. No other terms of the agreement were amended by the amendment. Any outstanding balances would be collateralized by all deposits with the bank and an assignment of certain leases owned by a partnership in which the Company's chief executive officer and its president are partners. Additionally, the Company's chief executive officer and its president have personally guaranteed any amounts due under such credit line. As of December 31, 2003, the Company had not borrowed any funds under this credit line.

        In January 2004, subsequent to the balance sheet date, the Company issued 1,425,000 shares of its common stock in private sales to institutional investors, for gross proceeds aggregating $14,588,000, less related costs of approximately $257,000.

        See Note C for discussion of acquisitions of minority interests.

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

        The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies followed in the preparation of the consolidated financial statements, applied on a consistent basis, are as follows:

1.    Principles of Consolidation

        The consolidated financial statements include the accounts of MTL and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

2.    Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and highly liquid investments with a maturity of three months or less when purchased.

3.    Research and Development Costs

        Research and development costs are charged to operations as incurred. Amounts funded to the Company under Federal Government contractor-related fixed price, best efforts, research and development arrangements are recognized as offsets to research and development expense.

4.    Use of Estimates

        In preparing the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5.    Fair Value of Financial Instruments

        The carrying value of all financial instruments potentially subject to valuation risk (principally consisting of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities) approximates their fair value.

6.    Translation of Foreign Currencies

        The financial statements of foreign subsidiaries have been prepared in U.S. dollars, as the dollar is their functional currency. Most of the Company's revenues are generated in U.S. dollars. Additionally, a substantial portion of the Company's costs are incurred in dollars. The Company's management believes that the dollar is the primary currency of the economic environment in which the Company operates.

        Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement of the Financial Accounting Standards ("SFAS") No. 52 "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses of the remeasured, monetary balance sheet items are reflected in the statement of operations as financial income or expense, as appropriate.

7.    Property and Equipment

        Property and equipment are stated at cost, net of accumulated depreciation and amortization, and net of investment grants from the State of Israel. Depreciation is provided on the straight-line basis over the estimated useful lives of such assets. The Company periodically assesses the recoverability of the carrying amount of property and equipment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, and provides for any possible impairment loss based upon the difference between the carrying amount and fair value of such assets. As of December 31, 2002 and 2003 no impairment losses have been identified.

        The estimated useful lives of property and equipment are as follows:

Useful Lives In Years
Machinery and equipment	3-10
Computers	3-5
Furniture and office equipment	7-15
Vehicles	7
Leasehold improvements	2-10

8.    Stock-based Compensation

        SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS No. 148") amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") to provide alternative methods of transition for a voluntary change to the fair value based methods of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

        As provided for in SFAS No. 148, the Company has elected to continue to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" in accounting for its employee stock options, under which compensation expense, if any, is generally based on the difference between the exercise price of an option or the amount paid for the award and the market price or fair value of the underlying common stock at the date of the grant. To the extent that compensation expense is recognized with respect to stock options issued to employees or directors, such expense is amortized over the vesting period of such options. Stock-based compensation arrangements involving non-employees or non-directors are accounted for under SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF No. 96-18"), under which such arrangements are accounted for based on the fair value of the option or award.

        Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for all awards, the Company's net loss attributable to common stockholders and basic and diluted net loss per share would have been the pro forma amounts indicated below:

	Year ended December 31,
	2001	2002	2003
Net loss attributable to common stockholders for the year as reported	$(34,766,000)	$(12,546,000)	$(11,063,000)
Add: Stock-based employee compensation expense included in the reported loss	3,171,000	122,000	131,000
Deduct: Stock-based employee compensation expense determined under fair value based method	(6,157,000)	(4,976,000)	(1,150,000)
Pro forma net loss attributable to common shareholders	$(37,752,000)	$(17,400,000)	$(12,082,000)

Basic and diluted net loss per share as reported (Note B)	$(1.68)	$(0.57)	$(0.47)
Pro forma basic and diluted net loss per share	$(1.82)	$(0.80)	$(0.52)

        The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2001	2002	2003
Dividend yield	0%	0%	0%
Risk-free interest rate	2.50%	2.50%	2.50%
Expected life in years	1-2	1-2	1-2
Volatility	95%	94%	82%-95%

        The average fair value of each option granted in 2001, 2002 and 2003 was $7.30, $3.06 and $1.82, respectively.

9.    Goodwill

        SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") provides that goodwill acquired in a business combination on or after July 1, 2001 not be amortized and goodwill arising from acquisitions prior to July 1, 2001 be amortized until December 31, 2001, on a straight-line basis. Rather than amortizing goodwill, SFAS No. 142 requires that goodwill be tested for impairment on adoption of the pronouncement and at least annually thereafter, or more often in certain circumstances. Any impairment found in such tests would result in a write-down of the goodwill balance. Goodwill that has been attributed to reporting units is tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair values are determined using discounted cash flows, market multiples and market capitalization. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for each of the reportable units. As of December 31, 2003, the Company has not identified any goodwill impairment losses (see Note E).

10.    Intangible Assets

        Intangible assets subject to amortization arising from acquisitions prior to July 1, 2001 are being amortized on a straight-line over their useful lives, in accordance with APB Opinion No. 17, "Intangible Assets." Intangible assets acquired on or after July 1, 2001, are being amortized over their useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up, in accordance with SFAS No. 142. The Company amortizes its intangible technology assets on a straight-line basis over periods of three to five years.

11.    Impairment of Long-Lived Assets

        The Company periodically assesses the recoverability of the carrying amounts of property and equipment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," and provides for any possible impairment loss based upon the difference between the carrying amount and fair value of such assets. As of December 31, 2002 and 2003, no impairment losses have been identified.

12.    Revenue Recognition

        Revenues relating to development services agreements are recognized as services are rendered over the term of the agreement. Revenues from products are recognized upon delivery provided there is persuasive evidence of an agreement, the amount is fixed or determinable and collection of the related receivable is probable. Amounts billed and/or received where revenue recognition criteria have not been fully met, and thus the revenue is not yet earned, are reflected as liabilities and are offset against the related receivable.

13.    Net Loss Per Share

        The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares and common equivalent shares outstanding during the period. However, as the Company generated net losses in all periods presented, potentially diluted securities, composed of incremental common shares issuable upon the exercise of warrants and stock options, are not reflected in diluted net loss per share because such shares are antidilutive. The total number of shares related to the outstanding options and warrants excluded from the calculation of diluted net loss per share was 3,715,618, 5,111,097 and 5,038,271 as of December 31, 2001, 2002 and 2003, respectively.

        In accordance with SFAS No. 128, the Company has adjusted its net loss per share for the year ended December 31, 2001 to give retroactive effect to shares issued in its March 18, 2002 and March 11, 2003 rights offerings (see Note G-1) and has adjusted its net loss per share for years ended December 31, 2002 to give retroactive effect to shares issued in its March 11, 2003 rights offering (see Note G-1). Accordingly, as a result of such retroactive adjustments, the net loss per share decreased from $(2.02) to $(1.68), or $(.34) per share, and from $(.60) to $(.57), or $(.03) per share, for the years ended December 31, 2001 and 2002, respectively (see Note G-1).

14.    Severance Pay

        The liability of the Company's subsidiaries in Israel for severance pay, which comprises the Company's entire severance pay obligation, is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The liability for all of its employees in Israel is fully provided by monthly deposits with insurance companies and other financial institutions and by an accrual. The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of these deposited funds is recorded as an asset in the Company's consolidated balance sheets.

        Severance expenses for the years ended December 31, 2001, 2002 and 2003 amounted to approximately $293,000, $261,000 and $290,000, respectively.

        Comparative data in these financial statements has been reclassified to conform with current year's presentation.

15.    Segment Information

        The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments, but does operate in two geographic areas, the United States and Israel.

        MTL's foreign subsidiaries had net losses of approximately $7,191,000, $6,201,000 and $7,018,000 for the years ended December 31, 2001, 2002 and 2003, respectively. MTL's foreign subsidiaries had total assets of approximately $1,603,000 and $2,127,000 at December 31, 2002 and 2003, respectively.

16.    Income Taxes

        Deferred income taxes are provided for differences between financial statement and income tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company provides a valuation allowance on net deferred tax assets when it is more likely than not that such assets will not be realized.

17.    Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. Cash equivalents are primarily invested in bank short-term investments, on-demand insurance contracts and money market funds. Management believes that the institutions that hold the Company's cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

        Sales to two customers during 2002 were in excess of 10% (approximately 72% and 28%) of the Company's revenue and in the aggregate amounted to 100% of total revenue in 2002. In 2003, sales to one customer amounted to 100% of total revenues.

18.    Recent Pronouncements

        In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN 46). In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.

        In general, a VIE is a corporation, partnership, limited-liability corporation, trust or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligations to absorb losses or the right to receive returns generated by its operations.

        FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns (if no party absorbs a majority of the VIE's losses) or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on a majority voting interest. FIN 46 also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

        The Company does not believe that it has any interests in any variable interest entities.

NOTE C—EXCHANGE OFFER AND ACQUISITION OF MINORITY INTERESTS

        On April 24, 2000, MTL commenced an offer for the approximately 36% of Medis El it did not already beneficially own, offering 1.37 of its shares of common stock for each ordinary share tendered (the "Exchange Offer"). In accordance with Accounting Principles Board Opinion ("APB") No. 16 and Emerging Issues Task Force Issue No. 99-12, the Company accounted for the exchange using the purchase method. Accordingly, the Company calculated the purchase price of the 3,825,910 shares and 184,000 options of Medis El not owned by it based on the market price of Medis El ordinary shares. Such purchase price was $89,393,000. The Company allocated the excess of purchase price over net assets acquired to goodwill ($81,867,000), CellScan technology assets ($6,071,000) and in-process research and development for the fuel cells, stirling cycle and toroidal engine projects, which was charged to research and development expense on the acquisition date ($561,000). Such allocation was based on a valuation using the cost method, which represents the fair value of the assets underlying each project.

        The Company amortizes the acquired technology assets over their remaining useful lives of three years, and, through December 31, 2001, the Company had amortized its goodwill over five years. In accordance with SFAS 142 "Goodwill and Other Intangible Assets," the Company discontinued amortization of its goodwill beginning on January 1, 2002. Furthermore, in accordance with SFAS 142, the Company performs an annual assessment for impairment of its goodwill (see Note E). During the years ended December 31, 2001, 2002 and 2003, the Company recorded amortization expense aggregating approximately $18,397,000, $2,024,000 and $812,000, respectively, related to this transaction.

        From January to June 2000, Medis El purchased an additional 11.5% of the outstanding shares of More Energy, giving Medis El a 93% interest in such company, for an aggregate purchase price of $320,000. Medis El accounted for these acquisitions of minority interests using purchase accounting. The excess of purchase price over the book value of the net assets acquired aggregated $320,000. This excess purchase price was allocated to in-process research and development and, therefore, was charged to research and development costs as of the dates of the acquisitions.

        On March 14, 2003, MTL acquired the remaining 7%, or 70 shares, of More Energy that it did not already own. Such acquisition was pursuant to an agreement dated March 14, 2003 with the General Manager of More Energy and owner of the remaining 7% interest of More Energy (the "Seller"), which amended the terms of MTL's existing option agreement to acquire such interest. Pursuant to the amendment, the vesting schedule of the option was accelerated such that MTL could immediately exercise its option in full to acquire the remaining 7% interest. Such acquisition was undertaken in order to make More Energy a wholly-owned subsidiary of the Company.

        The acquisition was accounted for under the purchase method of accounting. The total purchase price of $1,045,000 was comprised of $520,000 paid in full in June 2001 for the purchase of the original option to acquire such interest in More Energy and the issuance as of March 14, 2003 of 120,000 shares of MTL's common stock. The common stock was valued at $4.374 per share, representing the average closing price of MTL's common stock for three days before and after March 14, 2003—the date of the acquisition agreement, or an aggregate of approximately $525,000.

        Based on a purchase price allocation analysis performed by the Company, the entire purchase price of $1,045,000 was allocated to intangible fuel cell technology assets of More Energy. No goodwill was generated in the transaction. Such intangible assets acquired are being amortized over five year useful lives. During the year ended December 31, 2003, the Company recorded amortization expense of approximately $165,000 related to such intangible assets acquired.

        As of the date of the acquisition, More Energy's total stockholder's equity reflected a deficit. Since the Company, from More Energy's inception, has consolidated in its financial statements 100% of the losses of More Energy, such deficit is already included in the Company's accumulated deficit as of date of the acquisition and was not reflected in the purchase price allocation.

        In April 2003, MTL loaned approximately $158,000, including accrued interest through December 31, 2003, to the Seller, to enable the Seller to pay certain tax obligations arising from the sale of his interest to MTL. The Seller has executed a non-recourse, interest bearing, secured promissory note (the "Note") in favor of MTL evidencing such loan and any additional loans which may be made by MTL to the Seller up to an aggregate principal amount of $258,000. The interest rate under the Note is equal to the applicable federal rate for mid-term loans in effect on the borrowing date which, for purposes of the amount borrowed to date, equals a rate of 2.94% per annum. Principal of, and accrued interest on, the Note must be paid in full by the December 31, 2006 maturity date of the Note. The Seller has also entered into a pledge agreement with the Company under which he has pledged as collateral for the payment in full of his obligations under the Note 120,000 shares of the Company's common stock owned by him.

        As of December 15, 1997, MTL acquired Israel Aircraft Industries Ltd.'s ("IAI") 40% interest in Medis Inc., for aggregate consideration of 3,600,457 shares of MTL stock. As this was an acquisition of a minority interest, the Company accounted for this transaction using purchase accounting. The purchase price was valued based on the value of Medis Inc.'s investment in Medis El, using the quoted market price of Medis El shares as of December 15, 1997. The aggregate purchase price was valued at $13,125,000. Acquired intangible technology assets, consisting primarily of patents, know-how and other technology-related assets, aggregated $2,975,000, of which $2,814,000 related to the CellScan technology. Goodwill, which represented the excess of the purchase price over the value of the acquired tangible and intangible technology assets, aggregated $9,252,000. Intangible technology assets have been amortized over a five-year period and goodwill had been amortized through December 31, 2001 based on a five year useful live (see Note B).

NOTE D—PROPERTY AND EQUIPMENT, NET

        Property and equipment consists of the following:

	December 31,
	2002	2003
Machinery and equipment	$1,674,000	$2,115,000
Computers	376,000	443,000
Furniture and office equipment	162,000	173,000
Vehicles	47,000	47,000
Land	110,000	110,000
Leasehold improvements	385,000	442,000

	2,754,000	3,330,000
Less accumulated depreciation and amortization	1,555,000	1,860,000

Property and equipment, net	$1,199,000	$1,470,000

        Depreciation and amortization expense on property and equipment for the years ended December 31, 2001, 2002 and 2003 amounted to $587,000, $256,000 and $305,000, respectively. During the year ended December 31, 2002, the Company reduced its machinery and equipment and corresponding accumulated depreciation balances for certain fully depreciated equipment that is no longer in service.

NOTE E—GOODWILL AND INTANGIBLE ASSETS

        As of December 31, 2003, the Company's intangible assets consisted of Goodwill and fuel cell technology assets. As of December 31, 2002, the Company's intangible assets consisted of Goodwill and CellScan technology assets.

  Intangible Assets

        The following table summarizes the cost and related accumulated amortization for intangible assets that are subject to amortization.

	December 31,
	2002	2003
Cost:
CellScan technology assets	$9,113,000	$9,113,000
Fuel Cell technology assets	—	1,045,000

Total intangible assets	9,113,000	10,158,000
Accumulated amortization:
CellScan technology assets	8,281,000	9,113,000
Fuel Cell technology assets	—	165,000

	$832,000	$880,000

        The Company recorded amortization expense of $2,661,000, $2,633,000 and $997,000 for the years ended December 31, 2001, 2002 and 2003, respectively. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for each of the years ending December 31, 2004 through 2007 is $209,000 and $44,000 for the year ending December 31, 2008.

NOTE E—GOODWILL AND INTANGIBLE ASSETS (Continued)

  Goodwill

        The following table summarizes the activity in goodwill for the periods indicated:

	December 31,
	2002	2003
Beginning balance	$58,205,000	$58,205,000
Amortization expense	—	—

	$58,205,000	$58,205,000

        The following table reflects pro forma results of operations of the Company, giving effect to SFAS No. 142 as if it were adopted on January 1, 2001:

	Years Ended December 31
	2001	2002	2003
Net loss attributable to common stockholders as reported	$(34,766,000)	$(12,546,000)	$(11,063,000)
Add back: goodwill amortization	18,468,000	—	—

Pro forma net loss attributable to common stockholders as reported	$(16,298,000)	$(12,546,000)	$(11,063,000)

Basic and diluted loss per share:
Reported net loss per share (Note B)	$(1.68)	$(0.57)	$(0.47)
Goodwill amortization	0.89	—	—

Pro forma net loss per share	$(0.79)	$(0.57)	$(0.47)

        In accordance with SFAS 142, the Company has performed an initial detailed evaluation of its goodwill as of January 1, 2002 for any possible impairment and has also subsequently tested its goodwill for impairment as of December 31, 2002 and 2003, with no impairment being found. In performing such initial evaluation as of January 1, 2002, the Company first determined its reporting units. Once the reporting units were established and goodwill was allocated to such reporting units, the Company compared the estimated fair value of each reporting unit to the carrying amount of the units' assets and liabilities, including its goodwill and other intangible assets. Since the fair value of its reporting units exceeded the carrying amount, the second step of the impairment test, in which the current fair market value of the units' assets and liabilities would determine the current implied fair value of the units' goodwill, was not performed. The Company has also reassessed the useful lives of its other intangible assets previously recorded in connection with earlier purchase acquisitions.

NOTE F—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following:

	December 31,
	2002	2003
Employees and related liabilities	$522,000	$599,000
Professional services	87,000	90,000
Related parties	139,000	82,000
Subcontractors and consultants	73,000	89,000
Others	152,000	98,000

Total accrued expenses and other current liabilities	$973,000	$958,000

NOTE G—STOCKHOLDERS' EQUITY

  1. Medis Technologies Ltd. Common Stock

        Each stockholder is entitled to one vote for each share of common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Stockholders owning or controlling more than 50% of the shares can elect all of the directors. Subject to the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for this purpose. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights.

        In May and June 2001, the Company sold in private placements to accredited investors an aggregate of 660,688 units, each unit consisting of one share of the Company's common stock and a warrant to purchase one share of common stock, at a price of $16.00 per unit, for aggregate gross proceeds of approximately $10,571,000. Issuance costs aggregated approximately $331,000. Warrants issued with 413,500 units have an exercise price of $18.00 per share and warrants issued with 247,188 units have an exercise price of $19.00 per share. All of such warrants are exercisable for two years from their respective issue date. The Company's chief executive officer and its president each purchased 15,625 units and IAI, the Company's largest stockholder, purchased 12,500 units. On November 12, 2001, the Company extended the expiration date of such warrants through December 31, 2004 (see Note G-2).

        Between July and November 2001, an existing warrant holder exercised warrants to purchase 41,100 shares of the Company's common stock, for an aggregate cash exercise price of $150,000.

        In February and March 2002, certain officers and employees of the Company exercised options to acquire an aggregate of 66,180 shares of the Company's common stock, for an aggregate exercise price of approximately $309,000.

        On March 18, 2002, the Company completed a rights offering and initiated a shareholder loyalty program. Pursuant to the rights offering, it offered to its existing stockholders subscription rights to purchase an aggregate of 3,500,000 shares of its common stock at a purchase price of $2.00 per share. The Company received gross proceeds of $7,000,000 from the rights offering, which proceeds, after deducting related expenses of approximately $461,000, have been used for working capital, including for the continued development of its direct liquid fuel cell technology, as well as for selling, general and administrative expenses.

        Additionally, pursuant to the Company's shareholder loyalty program, all stockholders who purchased shares in the rights offering and who have met other specified requirements, have received at no cost one-tenth of a warrant for each share of common stock owned in such stockholder's name on February 13, 2002. Accordingly, as of December 31, 2003, the Company issued an aggregate of approximately 865,000 warrants to stockholders in the shareholder loyalty program. Each full warrant entitles the holder to purchase one share of the Company's common stock at a price of $4.43, increasing to $4.92 on September 18, 2003 and to $5.41 on September 18, 2004. Such warrants expire on September 18, 2005. The Company has estimated the fair value of such warrants to be approximately $2,241,000, using the Black-Scholes option pricing model, and has accounted for such amount as a preferred dividend during the year ended December 31, 2002. During the years ended December 31, 2002 and 2003 through the commencement of the offer to exchange and exercise on September 3, 2003 (see below), stockholders exercised loyalty program warrants at an exercise price of $4.43 per share to acquire an aggregate of 3,342 shares of the Company's common stock for aggregate proceeds of approximately $15,000 and 12,542 shares of the Company's common stock for aggregate proceeds of approximately $56,000, respectively. See the discussion below regarding the Company's offer to exchange and exercise such loyalty program warrants.

        On March 11, 2003, the Company completed a rights offering in which it offered to its existing stockholders subscription rights to purchase an aggregate of 2,325,600 shares of its common stock at a purchase price of $2.15 per share. The Company received gross proceeds of approximately $5,000,000 from the rights offering, which proceeds, after deducting related expenses of approximately $122,000, are being used for working capital, including for the continued development of its direct liquid fuel cell technology, as well as for selling, general and administrative expenses.

        In accordance with SFAS No. 128, the Company has adjusted its net loss per share for the year ended December 31, 2001 to give retroactive effect to shares issued in its March 18, 2002 and March 11, 2003 rights offerings, and has adjusted its net loss per share for the year ended December 31, 2002 to give retroactive effect to shares issued in its March 11, 2003 rights offering (see Note G-1). Accordingly, as a result of such retroactive adjustments, the net loss per share decreased from $(2.02) to $(1.68), or $(.34) per share and from $(.60) to $(.57), or $(.03) per share, for the years ended December 31, 2001 and 2002, respectively.

        On November 13, 2003, the Company completed an offer to exchange and exercise to holders of its approximately 848,000 outstanding warrants issued pursuant to its 2002 shareholder loyalty program (the "Offer"). In order to participate in the Offer, holders of loyalty program warrants who exchanged such warrants for new warrants exercisable at $4.43 per share were also required to exercise the new warrants at the time of the exchange. Each holder of a new warrant, upon its exercise, received one share of common stock and a one-year warrant to purchase an additional share of common stock at $9.60 for every two new warrants exercised. Pursuant to the Offer, the Company issued 839,966 shares of its common stock for gross proceeds of approximately $3,721,000, less related costs of approximately $112,000, upon the exchange and exercise of 839,966 warrants at a price of $4.43 per share. The Company has estimated the fair value of the approximately 420,000 one-year warrants issued pursuant to the Offer using the Black-Scholes option pricing model—assuming a 2.5% risk free interest rate, 0% dividend yield, expected life of one year and 76% volatility—to be approximately $1,226,000 and has accounted for such amount as a preferred dividend for the year ended December 31, 2003.

        During the year ended December 31, 2003, warrant holders exercised outstanding warrants to acquire 25,509 shares of the Company's common stock, at an exercise price of $5.00 per share, for aggregate gross proceeds of approximately $128,000.

        During the year ended December 31, 2003, an officer, a director, employees and consultants of the Company exercised options to acquire an aggregate of 112,350 shares of its common stock, for an aggregate exercise price of approximately $621,000.

        See Note C for a discussion of shares of the Company's common stock issued in connection with the acquisition of the remaining interest in a subsidiary.

  2. Medis Technologies Ltd. Warrants

        MTL warrants outstanding are summarized below:

	Warrants	Weighted Average Exercise Price
Balance at January 1, 2001	1,231,030	11.65
Granted	703,688	18.47
Exercised	(41,100)	3.65

Balance at December 31, 2001	1,893,618	14.26
Granted	856,021	4.43
Exercised	(3,342)	4.43
Cancelled or Forfeited	(18,000)	20.00

Balance at December 31, 2002	2,728,297	11.15
Granted	1,318,457	6.11
Exercised	(878,017)	4.45
Exchanged (see Note G-1)	(839,966)	4.43

Balance at December 31, 2003	2,328,771	13.25

        On July 2, 2001, the Company issued a warrant to purchase an aggregate of 25,000 shares of its common stock to a new appointee to its corporate advisory board. The warrant vested upon issuance, expires in July 2003, and has an exercise price of $20.00 per share. The Company has estimated the value of such warrant to be approximately $48,000. The Company accounted for such warrant in accordance with SFAS No. 123 and EITF No. 96-18, and estimated their fair value using the Black Scholes option pricing model. On November 12, 2001, the Company extended the expiration date of such warrants through December 31, 2004 (see below).

        On July 2, 2001, the Company issued warrants to purchase an aggregate of 18,000 shares of its common stock pursuant to the terms of existing consulting agreements with third parties. The warrants vested upon issuance and had an exercise price of $20.00 per share. Such warrants expired in June 2002. In accordance with SFAS No. 123 and EITF No. 96-18, the Company estimated the value of such warrants to be approximately $34,000, using the Black-Scholes option pricing model.

        On November 12, 2001, the Company extended through December 31, 2004 the expiration date of its outstanding warrants that were issued to stockholders of the Company and members of its corporate advisory board. Such warrants had original expiration dates between June 2002 and July 2003. The Company has estimated the fair value of the extension of the expiration date of such warrants that were issued to stockholders to be $3,204,000 and has accounted for such amount as a preferred dividend. The Company has estimated the fair value of the extension of the expiration date of such warrants that were issued to advisory board members to be $168,000 and has accounted for such amount as a compensation expense during the year ended December 31, 2001. The Company accounted for the extension of the expiration date of such warrants in accordance with SFAS No. 123 and EITF 96-18 and estimated their fair value using the Black-Scholes option pricing model.

        On April 1, 2003, the Company granted to a consultant warrants to purchase an aggregate of 50,000 shares of the Company's common stock, in connection with a consulting agreement of the same date. Such warrants provide for an exercise price of $5.35 per share, the market price on the date of the grant, and expire three years from the date of the grant. Warrants to purchase 25,000 shares vest one year from the date of the grant and warrants to purchase the remaining 25,000 shares vest two years from the date of the grant; provided that if the Company does not extend the term of the consulting agreement for a second twelve month period, all of the warrants shall vest one year from the date of the grant. The Company accounted for such warrant in accordance with SFAS No. 123 and EITF No. 96-18. Using the Black-Scholes option pricing model assuming a 2.5% risk free interest rate, 0% dividend yield, expected life of 2.5 years and 87% volatility, the Company has estimated the fair value of such warrants at December 31, 2003 to be approximately $358,000, and has recorded expense of approximately $268,000 for the year ended December 31, 2003.

        See Note G-1 for a discussion of warrants issued in connection with the issuance of the Company's common stock, the Company's loyalty program and the Company's offer to exchange and exercise.

  3. Medis Technologies Ltd. Stock Options

        On July 13, 1999, the Company's Board of Directors approved the 1999 Stock Option Plan, and reserved 1,000,000 shares of common stock for issuance as stock options or stock appreciation rights pursuant to the plan. The plan provides for the issuance of both incentive and nonqualified stock options. On October 11, 2000, the Company's Board of Directors increased the number of shares of its common stock reserved under the 1999 Stock Option Plan to 2,000,000, subject to stockholder approval. At the Annual Meeting of Stockholders held on June 21, 2001, the Company's stockholders approved the increase in the number of shares of common stock reserved under the 1999 Stock Option Plan. On April 25, 2002, the Company's Board of directors increased the number of shares of its common stock reserved under the 1999 Stock Option Plan to 3,000,000, subject to stockholder approval. At the Annual Meeting of Stockholders held on June 12, 2002, the Company's stockholders approved the increase in the number of shares of common stock reserved under the 1999 Stock Option Plan. On April 28, 2003, the Company's Board of directors increased the number of shares of its common stock reserved under the 1999 Stock Option Plan to 3,300,000, subject to stockholder approval. At the Annual Meeting of Stockholders held on June 24, 2003, the Company's stockholders approved the increase in the number of shares of common stock reserved under the 1999 Stock Option Plan.

        As contemplated as part of the Exchange Offer (see Note C), the Company sought and, in July 2001, received approval from the Israeli tax authorities to substitute outstanding Medis El stock options held by employees of Medis El prior to the Exchange Offer for options to purchase shares of the Company's common stock. Consequently, the Company issued options to purchase 128,780 shares of its common stock (including 109,600 and 13,700 to its executive vice president and its vice president-finance, respectively) in substitution of outstanding options to purchase 94,000 ordinary shares of Medis El. The ratio of 1.37 used to determine the number of shares underlying such options of the Company to be issued was the same exchange ratio used in the Exchange Offer. Since such options were vested, their fair value was included in the Exchange Offer purchase price and accounted for in accordance with APB No. 16. On November 12, 2001, the Company extended the expiration date of such options through December 31, 2004 (see below).

        In July and August 2001, the Board of Directors of the Company granted options to purchase an aggregate of 297,700 shares of common stock under its 1999 Stock Option Plan, as amended, as follows:

  •
  Options to its chief executive officer to purchase an aggregate of 75,000 shares of the Company's common stock, exercisable at $10.50 per share (the market price on the date of the grant). The options vest after two years and expire after four years.

  •
  Options to its president to purchase an aggregate of 75,000 shares of the Company's common stock, exercisable at $10.50 per share (the market price on the date of the grant). The options vest after two years and expire after four years.

  •
  Options to its executive vice president to purchase an aggregate of 100,000 shares of the Company's common stock, exercisable at $5.16 per share (the market price on the date of the grant). The options vest after two years and expire after four years.

  •
  Options to a director to purchase an aggregate of 13,700 shares of the Company's common stock, exercisable at $.4106 per share. The options vested upon issuance and expire after one year. The Company has estimated the value of such options to be approximately $138,000. On November 12, 2001, the Company extended the expiration date of such options through December 31, 2004 (see below).

  •
  Options to purchase an aggregate of 34,000 shares of its common stock under its 1999 Stock Option Plan, as amended, to employees and a consultant of More Energy. Such options are exercisable at $6.75 per share (the market price on the date of the grant), vest after two years and expire after four years. The Company estimates the value of such options issued to the consultant to be approximately $8,000.

        On November 12, 2001, the Company extended through December 31, 2004 the expiration date of its outstanding options that had expiration dates prior to such date. In accordance with SFAS No. 123, EITF No. 96-18, APB No. 25 and FASB Interpretation No. 44 ("FIN No. 44"), the Company has estimated the value of the extension of the expiration date of such options to be approximately $1,583,000.

        On January 31, 2002, the Board of Directors of the Company granted options to purchase an aggregate of 647,000 shares of common stock under its 1999 Stock Option Plan to employees, officers, directors and consultants of the Company. Such options are exercisable at $8.75 (the market price on the grant date), vest after one year and expire after three years. The Company accounted for those options issued to employees, officers and directors in accordance with APB No. 25 and FIN No. 44 and those issued to consultants in accordance with SFAS No. 123 and EITF No. 96-18 using the Black-Scholes option pricing model to estimate their fair value.

        During the year ended December 31, 2003, the Company issued options to purchase an aggregate of 441,000 shares of common stock under its 1999 Stock Option Plan, as follows:

  •
  February 12, 2003—options to purchase an aggregate of 391,000 shares of common stock to employees, officers, directors and consultants of the Company. Such options are exercisable at $4.00 (the market price on the grant date), vest after one year and expire after three years. The Company accounted for those options issued to employees, officers and directors in accordance with APB No. 25 and FIN No. 44 and those issued to consultants in accordance with SFAS No. 123 and EITF No. 96-18 using the Black-Scholes option pricing model to estimate their fair value.

  •
  March 31, 2003—options to purchase 5,000 shares of common stock to a director of the Company. Such options are exercisable at $5.12 (the market price on the grant date), vest after one year and expire after three years. The Company accounted for such options issued in accordance with APB No. 25 and FIN No. 44.

  •
  August 11, 2003—options to purchase an aggregate of 20,000 shares of common stock to a consultant of the Company. Of such options, 10,000 are exercisable at $5.00, vest upon issuance and expire on December 31, 2004. The other 10,000 of such options are exercisable at $8.75, vest upon issuance and expire on January 31, 2005. The Company accounted for all such options in accordance with SFAS No. 123 and EITF No. 96-18 using the Black-Scholes option pricing model to estimate their fair value.

  •
  November 6, 2003—options to purchase an aggregate of 25,000 shares of common stock to a director of the Company. Of such options, (i) 10,000 are exercisable at $5.00, vest upon issuance and expire on December 31, 2004; (ii) 10,000 are exercisable at $8.75, vest upon issuance and expire on January 31, 2005 and (iii) 5,000 are exercisable $4.00, vest on February 12, 2004 and expire on February 12, 2006. The Company accounted for all such options in accordance with APB No. 25 and FIN No. 44.

        During the years ended December 31, 2001, 2002 and 2003, the chief executive officer of the Company received options to purchase 75,000, 100,000 and 50,000 shares of the Company's common stock, respectively, in his capacity as a director.

        The Company's option activity and options outstanding are summarized as follows:

	Options
	Options	Weighted average exercise price
Options outstanding at January 1, 2001	1,395,500	$9.25
Granted	426,500	6.96

Options outstanding at December 31, 2001	1,822,000	8.72
Granted	647,000	8.75
Exercised	(66,200)	4.67
Cancelled or forfeited	(20,000)	20.50

Options outstanding at December 31, 2002	2,382,800	8.74
Granted	441,000	4.27
Exercised	(112,350)	5.52
Cancelled or forfeited	(2,000)	6.75

Options outstanding at December 31, 2003	2,709,450	8.15

Exercisable December 31, 2003	2,308,450	8.86
Exercisable December 31, 2002	1,454,800	8.84
Exercisable December 31, 2001	864,000	6.52

Options Outstanding				Options Exercisable
Exercise Price	Number outstanding at December 31, 2003	Weighted average remaining contractual life (years)	Weighted average exercise prices	Number Exercisable at December 31, 2003	Weighted average exercise prices
$0.41	3,700	1.00	$0.41	3,700	$0.41
2.93	450,000	1.00	2.93	450,000	2.93
4.00	396,000	2.10	4.00	—	—
5-5.26	345,100	1.20	5.15	340,100	5.15
6.75	19,950	1.60	6.75	19,950	6.75
8.75	644,700	1.10	8.75	644,700	8.75
10.50	150,000	1.60	10.50	150,000	10.50
13.5	500,000	1.00	13.50	500,000	13.50
16.42	200,000	1.00	16.42	200,000	16.42

	2,709,450			2,308,450

        As of December 31, 2003, approximately 371,000 options were available for grant pursuant to the Company's 1999 Stock Option Plan.

        Compensation costs charged to operations which the Company recorded for options granted to employees and directors at exercise prices below the fair market value at the date of grant and for options and warrants granted to consultants, including the value of the extension of the expiration date in 2001 of employee, director and consultant options and warrants, aggregated $3,664,000, $213,000 and $592,000 in 2001, 2002 and 2003, respectively.

        See Note B-8 for discussion of pro forma effects of applying SFAS No. 123 to employee stock options.

NOTE H—COMMITMENTS AND CONTINGENT LIABILITIES

        1.  CellScan License—Medis El acquired the rights to the CellScan in August 1992 by assignment from IAI of a license from Bar Ilan University (the "University") to IAI. Medis El paid IAI $1,000,000 in consideration of the assignment of the license and for certain tooling and equipment. The license is a perpetual worldwide license to develop, manufacture and sell the CellScan, and to sublicense the right to manufacture and sell the device. The license includes all rights to the University's CellScan patents, know-how and inventions including any subsequently acquired, and all improvements thereto. Medis El is obligated to pay the University a royalty for a twenty-year period beginning in 1995. For the first ten years, the royalty is at the rate of 6.5% of proceeds of sales (after deducting sales commissions and other customary charges) and 4.5% on any fees received from granting territorial rights. The royalty for the second ten-year period is 3.5% on all revenues whether from sales or fees. In addition to such royalty payments, the Company is required to grant $100,000 to the University during the first year that the Company's after-tax profits exceed $300,000. No royalties were required to be paid during the three years ended December 31, 2003.

        2.  Neuritor License—In consideration of grants by the State of Israel, Medis El is obligated to pay royalties for a license from Imexco General Ltd. ("Imexco"), for which assignment Medis El paid $500,000. An additional sum of $125,000 was paid in December 1995. In 1996, Medis El relinquished its exclusive right to market the Neuritor in consideration of relief of its obligation to pay minimum royalties. Medis El has to pay Imexco royalties at rates ranging from 2% to 7% of the revenue generated by the sale of the Neuritor. No royalties were required to be paid during the three years ended December 31, 2003.

        3.  Other Royalties—In consideration of grants by the State of Israel, Medis El is obligated to pay royalties of 3% of sales of products developed with funds provided by the State of Israel until the dollar-linked amount equal to the grant payments received by Medis El is repaid in full. All grants received from the State of Israel related to the CellScan and Neuritor technologies. Total grants received, net of royalties paid as of December 31, 2002, aggregate $2,601,000, which includes those received by IAI relating to such technologies of $805,000. No royalties were required to be paid during the three years ended December 31, 2003.

        4.  Lease Commitments—MTL's office space is provided to MTL for an annual rental fee of approximately $115,000, by a company which is controlled by the chairman and chief executive officer and by the president of MTL. The sublease is on a month to month basis.

        Medis El and More Energy are committed under leases at two locations for office space, laboratory and production facilities. The corporate headquarters and technology center facility lease, which has a term until December 31, 2004 and a two one-year option on the facility, provides for annual aggregate rental of approximately $199,000. Additionally, its pilot production plant lease has a term until December 31, 2008, with a condition permitting the Company to unilaterally terminate the lease, and provides for an annual aggregate rental of approximately $30,000. During the years ended December 31, 2001, 2002 and 2003, the Company incurred expenses under its facility lease commitments aggregating approximately $270,000, $293,000 and $341,000, respectively.

        The Company is committed under vehicle leases with various termination dates in 2004 through 2006. The Company's annual aggregate commitment under such leases for the years ending December 31, 2004, 2005 and 2006 is approximately $116,000, $64,000, and $22,000, respectively.

        5.  Revolving Credit Line—On September 30, 2003, the Company entered into a third amendment to the agreement governing its existing $5,000,000 revolving credit line. The loan agreement bears interest on any outstanding balances based on either the LIBOR or Prime Rate. Pursuant to the amendment, the termination date of the revolving credit line was extended from July 1, 2004 to July 1, 2005. No other terms of the agreement were changed. Any outstanding balances would be collateralized by all deposits with the bank and an assignment of certain leases owned by a partnership in which the Company's chairman and chief executive officer and its president are partners. Additionally, the Company's chairman and chief executive officer and its president have personally guaranteed any amounts due under such credit line. As of December 31, 2003, the Company had not borrowed any funds under this credit line.

        6.  Fuel Cell Technology Cooperation Agreements—In April 2001, the Company entered into a mutually exclusive agreement with General Dynamics Government Systems Corporation, a unit of General Dynamics Corporation ("GD"), to develop and market fuel cells and fuel cell-powered portable electronic devices for the United States Department of Defense (the "DOD"). As part of such agreement, among other things, GD agreed to market the Company's fuel cell products to the DOD. In May 2002, the Company received a $75,000 purchase order from GD to develop an initial prototype of such a fuel cell charger. In March 2003, the Company developed, on schedule, the prototype designated under the May 2002 purchase order and recorded the $75,000 as a credit to research and development expense.

        On May 5, 2003, the Company announced that it had signed a second agreement with GD, to design and develop on a best efforts basis a pre-production prototype of its fuel cell Power Pack for the ruggedized personal digital assistant system that General Dynamics is developing for the military (the "Agreement"). The total price for the Company's services provided for in the Agreement is $500,000, with an initial payment of $100,000 and the balance in accordance with the payment and performance milestones established in the Agreement through January 2005. The Company expects that it will benefit from the development effort beyond the scope of the Agreement and anticipates that its development costs will exceed the $500,000 price. The Company is accounting for the Agreement as a fixed priced, best efforts research and development arrangement and has recorded approximately $224,000 as credits to research and development expense for the year ended December 31, 2003. The Company received payments aggregating $250,000 during the year ended December 31, 2003, pursuant to the agreement.

NOTE I—RELATED PARTY TRANSACTIONS

        1.  Insurance—Medis El is presently included as an additional insured party on IAI's product, casualty, and third party liability coverage. During each of the years ended December 31, 2001, 2002 and 2003, IAI charged Medis El approximately $5,000 for insurance premiums.

        2.  Consulting Agreements—The Company has entered into consulting agreements with its chairman and chief executive officer and with its president. Such agreements have initial terms through December 31, 2001 and provide for automatic extension on a year to year basis. During the years ended December 31, 2001, 2002 and 2003, the Company incurred fees relating to its agreement with its chairman and chief executive officer of approximately $240,000, $296,000 and $240,000, respectively, as compensation for his services as an officer of the Company. During the years ended December 31, 2001, 2002 and 2003, the Company incurred fees relating to its agreement with its president of approximately $145,000, $244,000 and $145,000, respectively, as compensation for his services as an officer of the Company.

        During the year ended December 31, 2002, the Company entered into a consulting agreement with a corporation wholly owned by its senior vice president of business development. Such agreement has an initial term through December 31, 2003 and provides for automatic extension on a year to year basis. During the years ended December 31, 2002 and 2003, the Company incurred fees of approximately $72,000 and $144,000, respectively, as compensation for consulting services under such agreement.

        3.  Administrative Services—Secretarial and bookkeeping services are provided to MTL through a costs sharing arrangement with a company that is controlled by the chairman and chief executive officer and by the president of MTL. During the years ended December 31, 2001, 2002, and 2003, fees for such services amounted to approximately $32,000, $56,000 and $60,000, respectively.

NOTE J—INCOME TAXES

        The following represents the components of the Company's pre-tax losses for each of the three years in the period ended December 31, 2003.

	Year ended December 31,
	2001	2002	2003
Domestic	$(24,371,000)	$(4,104,000)	$(7,017,000)
Foreign	(7,191,000)	(6,201,000)	(2,820,000)

	$(31,562,000)	$(10,305,000)	$(9,837,000)

        The Company files a consolidated Federal income tax return, which includes MTL, Medis Inc., and Toroidal Products Inc. At December 31, 2003, the Company has a net operating loss ("NOL")

carryforward for United States Federal income tax purposes of approximately $9,213,000, expiring through 2023.

        Pursuant to United States Federal income tax regulations, the Company's ability to utilize this NOL may be limited due to changes in ownership, as defined in the Internal Revenue Code.

        The Company, through Medis El, has net operating losses, for Israeli tax purposes, aggregating approximately $42,640,000 as of December 31, 2003, which, pursuant to Israeli tax law, do not expire.

        Deferred income tax assets arising mainly from NOL carryforwards have been reduced to zero through a valuation allowance. The Company continually reviews the adequacy of the valuation allowance and will recognize deferred tax assets only if a reassessment indicates that it is more likely than not that the benefits will be realized.

        Medis El is an Israeli corporation and is subject to income taxes under the relevant Israeli tax law. Medis El has been issued a certificate of approval as an "Approved Enterprise," which allows Medis El to have lower tax rates under Israeli tax law. Such rates include a corporate tax on income derived from Approved Enterprise activities at a rate of 10% to 25% and a tax rate on distributed dividends of 15%. These benefits expire in 2006.

        If the Company distributes a cash dividend from retained earning which were tax exempt due to its approved enterprise status, the Company would be required to pay a 25% corporate tax on the amount distributed and a further 15% withholding tax would be deducted from the amount disturbed to the recipients. Should the Company derive income form sources other than the approved enterprise programs during the relevant period of benefits, this income would be taxable at the regular corporate tax rate of 36%.

        The benefits from Medis El's approved enterprise programs are dependent upon it fulfilling the conditions stipulated by the Laws for Encouragement of Capital Investments, 1959 and the regulations published under this law, as well as the criteria in the approval for the specific investment in Medis El's approved enterprise programs. If Medis El does not comply with these conditions, the tax benefits may be canceled, and it may be required to refund the amount of the canceled benefit, with the addition of linkage difference and interest. As of the date of these financial statements, the Company believes that Medis El has complied with these conditions.

        In September 2001, More Energy, the Company's fuel cell subsidiary, was granted Approved Enterprise status. The benefits from the Approved Enterprise program depend upon More Energy fulfilling the conditions under the grant and the laws governing the grant. More Energy has amended its application with respect to such program to reflect current operations and future plans and is awaiting determination from the Approved Enterprise authorities with respect to such application.

        No tax expense on income has been recorded in the financial statements of the Company, as the Company has a loss in the current year, in each tax-paying jurisdiction.

        Temporary differences that give rise to deferred tax assets are as follows

	December 31,
	2002	2003
Net operating loss carryforward—United States	$3,397,000	$3,862,000
Net operating loss carryforward—Israel	13,545,000	15,350,000
Other differences	(104,000)	279,000

	16,838,000	19,491,000
Valuation allowance	(16,838,000)	(19,491,000)

Deferred tax assets, net of valuation allowance	$—	$—

        A reconciliation of the income tax benefit computed at the United States Federal statutory rate to the amounts provided in the financial statements is as follows:

	Year ended December 31,
	2001	2002	2003
Income tax benefit computed at Federal statutory rate (34%)	$(10,731,000)	$(3,504,000)	$(3,344,000)
Other	506,000	(143,000)	46,000
Effect of permanent differences	7,225,000	968,000	645,000
Valuation allowance	3,000,000	2,679,000	2,653,000

	$—	$—	$—

NOTE K—CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarter ended	March 31	June 30	September 30	December 31
Fiscal 2003
Sales	$37,000	$38,000	$38,000	$18,000
Gross profit	$19,000	$29,000	$22,000	$15,000
Loss from operations	$(2,508,000)	$(2,664,000)	$(2,264,000)	$(2,477,000)
Net loss	$(2,485,000)	$(2,658,000)	$(2,231,000)	$(2,463,000)
Net loss attributable to common stockholders	$(2,485,000)	$(2,658,000)	$(3,457,000)	$(2,463,000)
Basic and diluted net loss per share	$(.11)	$(.11)	$(.15)	$(.10)
Weighted-average shares used in computing basic and diluted net loss per share	22,446,271	23,562,873	23,591,557	24,106,764

Quarter ended	March 31*	June 30*	September 30*	December 31*
Fiscal 2002
Sales	$80,000	$36,000	$38,000	$38,000
Gross profit	$29,000	$9,000	$6,000	$18,000
Loss from operations	$(2,648,000)	$(2,596,000)	$(2,420,000)	$(2,710,000)
Net loss	$(2,648,000)	$(2,565,000)	$(2,392,000)	$(2,700,000)
Net loss attributable to common stockholders	$(2,648,000)	$(2,565,000)	$(4,633,000)	$(2,700,000)
Basic and diluted net loss per share	$(.12)	$(.12)	$(.21)	$(.12)
Weighted-average shares used in computing basic and diluted net loss per share	21,248,566	22,107,863	22,107,863	22,113,237

(*)
Basic and diluted net loss per share and weighted-average common shares used in computing basic and diluted net loss per share reflect adjustment to give retroactive effect to the Company's March 11, 2003 rights offering (see Note B).

NOTE L—SUBSEQUENT EVENTS (UNAUDITED)

        1.     Private Placements of Common Stock—In January 2004, the Company issued 1,425,000 shares of its common stock in private sales to institutional investors, for gross proceeds aggregating approximately $14,588,000, less related costs of approximately $295,000.

        2.     Exercise of Stock Options—From January 1 through March 3, 2004, the Company issued approximately 192,600 shares of its common stock pursuant to the exercise of a like number of stock options granted under the Company's 1999 Stock Option Plan, as amended, for an aggregate exercise price of approximately $1,129,000.

********************************

Medis Technologies Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2003	March 31, 2004
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,620,000	$7,754,000
Short-term deposits	—	12,198,000
Accounts receivable—trade, net	74,000	—
Accounts receivable—other	237,000	266,000
Prepaid expenses and other current assets	110,000	47,000

Total current assets	7,041,000	20,265,000
Property and equipment, net	1,470,000	1,435,000
Goodwill, net	58,205,000	58,205,000
Intangible assets, net	880,000	828,000
Long-term note	158,000	159,000
Severance pay fund	697,000	737,000

Total assets	$68,451,000	$81,629,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$323,000	$529,000
Accrued expenses and other current liabilities	958,000	1,144,000

Total current liabilities	1,281,000	1,673,000
Accrued severance pay	1,193,000	1,294,000

Total Liabilities	2,474,000	2,967,000
Commitments and contingent liabilities
Stockholders' equity
Preferred stock, $.01 par value; 10,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 35,000,000 shares authorized; 24,538,268 and 26,198,434 shares issued and outstanding, at December 31, 2003 and March 31, 2004, respectively	245,000	262,000
Additional paid-in capital	173,185,000	189,094,000
Accumulated deficit	(107,453,000)	(110,694,000)

Total stockholders' equity	65,977,000	78,662,000

Total liabilities and stockholders' equity	$68,451,000	$81,629,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Medis Technologies Ltd. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2003	2004
Sales	$37,000	$—
Cost of sales	18,000	—

Gross profit	19,000	—
Operating expenses
Research and development costs, net	1,192,000	2,010,000
Selling, general and administrative expenses	817,000	1,238,000
Amortization of intangible assets	518,000	52,000

Total operating expenses	2,527,000	3,300,000

Loss from operations	(2,508,000)	(3,300,000)
Other income (expenses)
Interest income	33,000	64,000
Interest expense	(10,000)	(5,000)

	23,000	59,000

NET LOSS	$(2,485,000)	$(3,241,000)

Basic and diluted net loss per share	$(.11)	$(.13)

Weighted-average common shares used in computing basic and diluted net loss per share	22,446,271	25,880,979

The accompanying notes are an integral part of these condensed consolidated financial statements.

Medis Technologies Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2003	2004
Cash flows from operating activities
Net loss	$(2,485,000)	$(3,241,000)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization of property and equipment	67,000	117,000
Amortization of intangible assets	518,000	52,000
Non-cash stock based compensation expense	—	300,000
Changes in operating assets and liabilities
Accounts receivable—trade, net	(28,000)	74,000
Accounts receivable—other	(34,000)	(29,000)
Prepaid expenses and other current assets	7,000	62,000
Accounts payable	100,000	206,000
Accrued expenses and other current liabilities	32,000	186,000
Accrued severance payable, net	68,000	61,000

Net cash used in operating activities	(1,755,000)	(2,212,000)

Cash flows from investing activities
Capital expenditures	(58,000)	(82,000)
Investment in short-term deposits	—	(12,198,000)

Net cash used in investing activities	(58,000)	(12,280,000)

Cash flows from financing activities
Proceeds from issuance of common stock, net	4,900,000	15,626,000

Net cash provided by financing activities	4,900,000	15,626,000

Net increase in cash and cash equivalents	3,087,000	1,134,000
Cash and cash equivalents at beginning of period	6,036,000	6,620,000

Cash and cash equivalents at end of period	$9,123,000	$7,754,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$10,000	$4,000
Non-cash investing and financing activities:
Acquisition of shares of majority-owned subsidiary — purchase price allocated to intangible assets, financed as follows:	$1,045,000	—
Issuance of common stock	$525,000	—
Cost of option purchased in prior period	$520,000	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Medis Technologies Ltd. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note A—Nature Of Operations And Basis Of Presentation

        Medis Technologies Ltd. ("MTL"), a Delaware corporation, is a holding company, which through its wholly-owned subsidiaries, Medis El Ltd. ("Medis El") and More Energy Ltd. ("More Energy") (collectively, the "Company"), engages in research and development of technology products to license, sell, or enter into joint ventures with large corporations. The Company's primary business focus is on the advanced development, manufacturing, marketing and distribution of direct liquid fuel cell products for portable electronic devices. Included in this category are the most modern cell phones with a full range of functionality, digital cameras, PDAs, MP3 players, other devices with similar power requirements and a broad array of military devices. The Company's other technologies, which are in various stages of development, include the CellScan, inherently conductive polymers, the toroidal engine, stirling cycle system, and the Rankin cycle linear compressor.

        The accompanying condensed consolidated financial statements should be read in conjunction with the following notes and with the consolidated financial statements for the year ended December 31, 2003 and related notes included in the Company's Annual Report on Form 10-K. The condensed consolidated financial statements as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States applicable to interim financial information and the rules and regulations promulgated by the Securities and Exchange Commission. Accordingly, such condensed consolidated financial statements do not include all of the information and footnote disclosures required in annual financial statements. In the opinion of the Company's management, the March 31, 2003 and 2004 unaudited condensed consolidated interim financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of such condensed consolidated financial statements. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the entire year.

        The condensed consolidated balance sheet as of December 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements.

        In preparing the Company's condensed consolidated unaudited financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B—Certain Transactions

1.
Private Placements of Common Stock—In January 2004, MTL issued 1,425,000 shares of its common stock in a private placement to institutional investors, for gross proceeds of approximately $14,588,000, less related costs of approximately $295,000.

2.
Exercise of Stock Options—From January 1 through March 31, 2004, MTL issued 213,303 shares of its common stock pursuant to the exercise of stock options granted under its 1999 Stock Option Plan, as amended, for aggregate proceeds of approximately $1,217,000.

3.
Exercise of Warrants—From January 1 through March 31, 2004, MTL issued 21,863 shares of its common stock pursuant to the exercise of warrants, at exercise prices ranging from $4.92 to $9.60 per share, for aggregate proceeds of approximately $113,000.

4.
Stock-based Compensation—SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS No. 148") amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") to provide alternative methods of transition for a voluntary change to the fair value based methods of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

        As provided for in SFAS No. 148, the Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" in accounting for its employee stock options, under which compensation expense, if any, is generally based on the difference between the exercise price of an option or the amount paid for the award and the market price or fair value of the underlying common stock at the date of the grant. To the extent that compensation expense is recognized with respect to stock options issued to employees or directors, such expense is amortized over the vesting period of such options. Stock-based compensation arrangements involving non-employees or non-directors are accounted for under SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," under which such arrangements are accounted for based on the fair value of the option or award.

        Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for all awards, the Company's net loss attributable to common stockholders and basic and diluted net loss per share would have been the pro forma amounts indicated below:

	Three Months Ended March 31,
	2003	2004
Net loss, as reported	$(2,485,000)	$(3,241,000)
Add: Total stock-based employee compensation expense included in the reported loss	—	51,000
Deduct: Total stock-based employee compensation expense determined under fair value based method	(398,000)	(345,000)

Pro forma net loss	$(2,883,000)	$(3,535,000)

Basic and diluted net loss per share as reported	$(0.11)	$(0.13)
Pro forma basic and diluted net loss per share	$(0.13)	$(0.14)

        The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Three Months Ended March 31,
	2003	2004
Dividend yield	0%	0%
Risk-free interest rate	2.50%	2.50%
Expected life in years	1-2	1.5
Volatility	95%	78%
5.
Fuel Cell Technology Cooperation Agreements—In April 2001, the Company entered into a mutually exclusive agreement with General Dynamics Government Systems Corporation, a unit of General Dynamics Corporation ("GD"), to develop and market fuel cells and fuel cell-powered portable electronic devices for the United States Department of Defense (the "DOD"). As part of such agreement, among other things, GD agreed to market the Company's fuel cell products to the DOD. In May 2002, the Company received a $75,000 purchase order from GD to develop an initial prototype of a fuel cell charger.

        On May 5, 2003, the Company announced that it had signed a second agreement with GD, to design and develop on a best efforts basis a pre-production prototype of its fuel cell Power Pack for the ruggedized personal digital assistant system that GD is developing for the military (the "Agreement"). The total price for the Company's services provided for in the Agreement is $500,000, with an initial payment of $100,000 and the balance in accordance with the payment and performance milestones established in the Agreement through January 2005. The Company expects that it will benefit from the development effort beyond the scope of the Agreement and development costs will exceed the $500,000 price. The Company is accounting for the Agreement as a fixed priced, best efforts research and development arrangement. The Company received payments aggregating $275,000 from the inception of the Agreement through March 31, 2004. During the three months ended March 31, 2004, the Company recorded approximately $25,000 as a credit to research and development expense and from the inception of the agreement through March 31, 2004 the Company recorded approximately $249,000 as credits to research and development expense related to the Agreement.

7.
Distribution Agreement—On March 9, 2004, the Company entered into a distribution agreement with Kensington Technology Group, a leading maker of computer accessories and a division of ACCO Brands, Inc. Pursuant to the distribution agreement, among other things, the Company has granted Kensington the limited, exclusive right to market and distribute its Power Pack and other products using its fuel cell technology under the Kensington and Medis brand names.

Note C—Liquidity

        Since inception, the Company has incurred operating losses and has used cash in its operations. Accordingly, the Company has relied on financing activities, principally the sale of its stock, to fund its research and development activities and operations. The Company believes this dependence will continue unless it is able to successfully develop and market its technologies. However, there can be no assurance that the Company will be able to continue to obtain financing or successfully develop and market its technologies.

        On September 30, 2003, the Company entered into a third amendment to the agreement governing its existing $5,000,000 revolving credit line. Pursuant to the amendment, the termination date of the revolving credit line was extended from July 1, 2004 to July 1, 2005. No other terms of the agreement were changed. The loan agreement bears interest on any outstanding balances based on either the LIBOR or Prime Rate. Any outstanding balances would be collateralized by all deposits with the bank and an assignment of certain leases owned by a partnership in which the Company's chairman and chief executive officer and its president are partners. Additionally, the Company's chairman and chief executive officer and its president have personally guaranteed any amounts due under such credit line. As of March 31, 2004, the Company had not borrowed any funds under its credit line.

Note D—Short-Term Deposits

        Short-term bank deposits are deposits with maturities of more than three months but less than one year. The deposits are in U.S. dollars and bear interest at an average rate of approximately 0.95%. The short-term deposits are presented at cost.

Note E—Segment Information

        The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments, but does operate in two geographic areas, the United States and Israel.

        MTL's foreign subsidiaries had net losses of approximately $1,676,000 and $2,572,000 for the three months ended March 31, 2003 and 2004, respectively. MTL's foreign subsidiaries had total assets of approximately $2,127,000 and $2,555,000 at December 31, 2003 and March 31, 2004, respectively.

Note F—Commitments and Contingent Liabilities

        1. CellScan License—Medis El acquired the rights to the CellScan in August 1992 by assignment from IAI of a license from Bar Ilan University (the "University") to IAI. Medis El paid IAI $1,000,000 in consideration of the assignment of the license and for certain tooling and equipment. The license is a perpetual worldwide license to develop, manufacture and sell the CellScan, and to sublicense the right to manufacture and sell the device. The license includes all rights to the University's CellScan patents, know-how and inventions including any subsequently acquired, and all improvements thereto. Medis El is obligated to pay the University a royalty for a twenty-year period beginning in 1995. For the first ten years, the royalty is at the rate of 6.5% of proceeds of sales (after deducting sales commissions and other customary charges) and 4.5% on any fees received from granting territorial rights. The royalty for the second ten-year period is 3.5% on all revenues whether from sales or fees. In addition to such royalty payments, the Company is required to grant $100,000 to the University during the first year that the Company's after-tax profits exceed $300,000. No royalties were required to be paid during the three months ended March 31, 2003 and 2004.

        2. Neuritor License—In consideration of grants by the State of Israel, Medis El is obligated to pay royalties for a license from Imexco General Ltd. ("Imexco"), for which assignment Medis El paid $500,000. An additional sum of $125,000 was paid in December 1995. In 1996, Medis El relinquished its exclusive right to market the Neuritor in consideration of relief of its obligation to pay minimum royalties. Medis El has to pay Imexco royalties at rates ranging from 2% to 7% of the revenue generated by the sale of the Neuritor. No royalties were required to be paid during the three months ended March 31, 2003 and 2004.

        3. Other Royalties—In consideration of grants by the State of Israel, Medis El is obligated to pay royalties of 3% of sales of products developed with funds provided by the State of Israel until the dollar-linked amount equal to the grant payments received by Medis El is repaid in full. All grants received from the State of Israel related to the CellScan and Neuritor technologies. Total grants received, net of royalties paid as of December 31, 2002, aggregate $2,601,000, which includes those received by IAI relating to such technologies of $805,000. No royalties were required to be paid during the three months ended March 31, 2003 and 2004.

        4. Lease Commitments—MTL's office space is provided to MTL for an annual rental fee of approximately $115,000, by a company which is controlled by the chairman and chief executive officer and by the president of MTL. The sublease is on a month to month basis.

        Medis El and More Energy are committed under leases at two locations for office space, laboratory and production facilities. The corporate headquarters and technology center facility lease, which has a term until December 31, 2004 and a two one-year option on the facility, provides for annual aggregate rental of approximately $199,000. The Company does not expect to exercise the options. The Company's pilot production plant lease has a term until October 31, 2008, with a condition permitting the Company to unilaterally terminate the lease, and provides for an annual aggregate rental of approximately $30,000. Additionally, in April 2004 subsequent to the balance sheet date, the Company entered into a lease commencing December 2004 for new facilities located in Lod, Israel to replace its current office space, laboratory and production facilities. The rental expense for this lease, which has a term until December 2009, is approximately $374,000 per year. During the three months ended March 31, 2003 and 2004, the Company incurred rental expenses under its facility lease commitments aggregating approximately $84,000 and $86,000, respectively.

        The Company is committed under vehicle leases with various termination dates in 2004 through 2006. The Company's annual aggregate commitment under such leases for the years ending December 31, 2004, 2005 and 2006 is approximately $116,000, $64,000, and $22,000, respectively.

        5. Revolving Credit Line—On September 30, 2003, the Company entered into a third amendment to the agreement governing its existing $5,000,000 revolving credit line. The loan agreement bears interest on any outstanding balances based on either the LIBOR or Prime Rate. Pursuant to the amendment, the termination date of the revolving credit line was extended from July 1, 2004 to July 1, 2005. No other terms of the agreement were changed. Any outstanding balances would be collateralized by all deposits with the bank and an assignment of certain leases owned by a partnership in which the Company's chairman and chief executive officer and its president are partners. Additionally, the Company's chairman and chief executive officer and its president have personally guaranteed any amounts due under such credit line. As of March 31, 2004, the Company had not borrowed any funds under this credit line.

ALTERNATIVE PAGE

        The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

* * * * * *
Subject to Completion, dated June 10, 2004

Preliminary Prospectus

MEDIS TECHNOLOGIES LTD.

3,111,541 Shares of Common Stock

        This prospectus relates to:

  •
  426,874 shares of our common stock issuable upon exercise of outstanding one year warrants issued in our November 2003 offer to exchange and exercise, which were previously registered on our Registration Statement in Form S-4 to Form S-3 (Registration No. 333-107801); and

  •
  791 shares of our common stock issuable upon exercise of outstanding loyalty program warrants issued in our September 2002 shareholder loyalty program, which were previously registered on our Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276).

        This prospectus also relates to the offer and sale from time to time of up to 2,683,876 shares of our common stock by the persons described in this prospectus, whom we call the "selling stockholders." Of such shares, 629,438 shares may be issued upon exercise of warrants held by the selling stockholders. All of such shares were previously registered on one of our Registration Statements on Form S-3 (Registration Nos. 333-63874 and 333-112623).

        Pursuant to Rule 429 under the Securities Act of 1933, this prospectus updates all of the above-mentioned Registration Statements and only includes shares of our common stock previously registered by us pursuant to such Registration Statements.

        Registering these shares does not mean, in the case of the one year warrants and the loyalty program warrants, that the holders will exercise any of such warrants, and in the case of the shares held by the selling stockholders, that the selling stockholders will actually offer or sell any of these shares.

        We will receive aggregate proceeds of approximately $4,098,000 if all of the one year warrants are exercised and $3,892 if all of the loyalty program warrants are exercised ($4,279 if exercised subsequent to November 14, 2004). We will receive no proceeds from the sale of any of the selling stockholder shares if the selling stockholders sell them.

        Our common stock is currently traded on the Nasdaq National Market under the symbol "MDTL." The closing price of our common stock on June 7, 2004 was $15.00 per share.

        This investment involves risks. You should refer to the discussion of risk factors, beginning on page 4 of this prospectus.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              , 2004

ALTERNATIVE PAGE

Page
Forward Looking Statements	i
Prospectus Summary	1
Risk Factors
Price Range of Common Stock
The Offering and Use of Proceeds
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Principal Stockholders
Certain Transactions
Selling Stockholders
Plan of Distribution
Description of Our Securities
Legal Matters
Experts
Where Can You Find More Information
Index To Financial Statements	F-1

ALTERNATIVE PAGE

The Offering

Common Stock offered by us upon exercise of outstanding warrants	427,655 shares
Common stock offered for sale by the selling stockholders	2,683,876 shares(1)
Common stock to be outstanding after this offering	27,273,704 shares(1)(2)

(1)
Includes 629,438 shares of common stock underlying warrants.

(2)
Based upon our issued and outstanding shares of common stock as of June 7, 2004. This number excludes 1,249,650 and 2,767,000 shares of our common stock which are issuable upon exercise of additional outstanding warrants and outstanding options granted under our stock option plan, respectively. An additional 82,000 shares are reserved for future grants under our stock option plan.

ALTERNATIVE PAGE

THE OFFERING AND USE OF PROCEEDS

        This prospectus relates to:

  •
  426,874 shares of our common stock issuable upon exercise of outstanding one year warrants issued in our November 2003 offer to exchange and exercise, which were previously registered on our Registration Statement in Form S-4 to Form S-3 (Registration No. 333-107801); and

  •
  791 shares of our common stock issuable upon exercise of outstanding loyalty program warrants issued in our September 2002 shareholder loyalty program, which were previously registered on our Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276).

        This prospectus also relates to the offer and sale from time to time of up to 2,683,876 shares of our common stock by the selling stockholders. Of such shares, 629,438 shares may be issued upon exercise of warrants held by such selling stockholders. All of such shares were previously registered on one of our Registration Statements on Form S-3 (Registration Nos. 333-63874 and 333-112623).

        The exercise price of the one year warrants is $9.60 per share and the exercise price of the loyalty program warrants is $4.92 per share until September 18, 2004, when the exercise price increases to $5.41 per share.

        Registering these shares does not mean, in the case of the one year warrants and the loyalty program warrants, that the holders will exercise any of such warrants, and in the case of the shares held by the selling stockholders, that the selling stockholders will actually offer or sell any of these shares.

        We will receive proceeds of approximately $4,098,000 if all of the one year warrants are exercised and $3,892 if all of the loyalty program warrants are exercised ($4,279 if exercised subsequent to November 14, 2004). We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. However, we will receive proceeds of up to $12,139,572 if all of the warrants which relate to the common stock being offered by the selling stockholders are exercised. We intend to use such proceeds, if any, for working capital and general corporate purposes.

ALTERNATIVE PAGE

SELLING STOCKHOLDERS

        We are registering, for the account of the selling stockholders indicated below, an aggregate of 2,683,876 shares of our common stock, including 629,438 shares underlying certain of our warrants, pursuant to registration rights granted by us to the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders' shares of common stock.

        The selling stockholders listed in Selling Stockholder Table A below each received their shares in January 2004 as part of a private offering of our common stock in which we sold 1,425,000 shares of common stock for aggregate proceeds of approximately $14,580,000. The shares listed in Selling Stockholder Table A for resale were previously registered pursuant to our Registration Statement on Form S-3 (Registration No. 333-112623). Pursuant to Rule 429 promulgated under the Securities Act of 1933, this prospectus and the registration statement of which it forms a part updates such Registration Statement.

        The selling stockholders listed in Selling Stockholder Table B below each received their shares and common stock purchase warrants in May and June 2001 as part of a private offering of our securities in which we sold 660,688 shares of our common stock and warrants to purchase an additional 660,688 shares of our common stock for aggregate proceeds of approximately $10,600,000. Warrants issued with 413,500 units have an exercise price of $18.00 per share and warrants issued with 247,188 units have an exercise price of $19.00 per share. The shares listed in Selling Stockholder Table B for resale were previously registered pursuant to our Registration Statement on Form S-3 (Registration No. 333-63874). Pursuant to Rule 429 promulgated under the Securities Act of 1933, this prospectus and the registration statement of which it forms a part updates such Registration Statement.

        We believe, based on information supplied by the following persons, that the persons named in these tables have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column of each of these tables assumes the sale of all of our shares offered by this prospectus listed in that table. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to these tables, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

Selling Stockholder Table A

			Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Common Stock Offered by Selling Stockholder
			Number	Percent
Sherleigh Associates Profit Sharing Plan	343,783	200,000	143,783	*
SLS Offshore Fund Ltd.	359,000	359,000	—	—
SLS Investors LP	141,000	141,000	—	—
Atlas Capital (Q.P.), L.P.	93,720	93,720	—	—
Atlas Capital Master Fund, L.P.	236,280	236,280	—	—
Gryphon Master Fund, LP	150,000	150,000	—	—
Sandler Technology Partners, L.P.	30,000	20,000	10,000	*
MLIIF New Energy Fund	78,300	23,000	55,300	*
ML New Energy Technology Fund	286,071	180,000	106,071	*
ML Natural Resources Hedge Fund	22,000	22,000	—	—

*
Less than 1%

ALTERNATIVE PAGE

Selling Stockholder Table B

				Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned		Common Stock Offered by Selling Stockholder(1)
				Number	Percent
CVF, LLC	2,312,301		125,000	2,187,301	8.3
Peking Holdings Ltd.	135,666		75,000	60,666	*
Howard R. Scharlin	2,000		2,000	—	—
Howglo LP	52,875		18,750	34,125	*
Jane Katcher, Trustee under 1999 Trust FBO Elizabeth Katcher	6,250		6,250	—	—
Jane Katcher, Trustee under 1999 Trust FBO Katherine Katcher	6,250		6,250	—	—
Jane Katcher, Trustee under 1999 Trust FBO Margaret Katcher	6,250		6,250	—	—
Louis Perlmutter	62,500		62,500	—	—
Sherleigh Associates Profit Sharing Plan	343,783		60,000	283,783	1.1
Pristar Enterprises	159,502		60,000	99,502	*
Martin Lifton	294,213		20,000	274,213	1.0
Venture Invest LLC	214,918		80,000	134,918	*
David H. Hirsch & Gerald Cohen as Tenants in Common	12,000		12,000	—	—
Polaris Partners	20,000		20,000	—	—
Investcom International Corp.	62,500		62,500	—	—
Stanley Spielman	145,847		40,000	105,847	*
HDG Associates	12,500		12,500	—	—
MBK Partners Inc.	43,272		10,000	33,272	*
Anthony E. Meyer	12,500		12,500	—	—
Sabbatical Ventures LLC	20,000		20,000	—	—
Kenneth Moskowitz	14,245	(2)	12,500	1,745	*
Leonard Moskowitz	178,140	(3)	12,500	165,640	*
Israel Aircraft Industries Ltd. (4)	5,541,457		25,000	5,516,457	21.1
Patrick Lang	20,334		3,000	17,334	*
Euram Cap Strat "A" Fund Ltd.	187,500		187,500	—	—
Sidney V. Gold	60,000		60,000	—	—
Otato Limited Partners	53,126		53,126	—	—
Vertical Ventures, LLC	31,250		31,250	—	—
ZLP Master Technology Fund Ltd.	62,500		62,500	—	—
OHRA New Energy Funds	40,000		40,000	—	—
OHRA Milieu-technologies Fonds	60,000		60,000	—	—

*
Less than 1%

(1)
One-half of such shares represent shares underlying outstanding common stock purchase warrants.

(2)
Includes 5,984 shares held by the Kenneth Moskowitz Family Limited Partnership.

(3)
Includes 170,642 shares held by the Leonard Moskowitz Family Limited Partnership.

(4)
Israel Aircraft Industries Ltd. is our largest single stockholder.

ALTERNATIVE PAGE

PLAN OF DISTRIBUTION

        We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

        Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

        The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

        The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We delivered to each of the selling stockholders a letter stating that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market, as well as outlining their duties and obligations under Regulation M in connection with a public offering and sale of their respective shares.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

        If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee	$385
Legal Fees and Expenses	5,000	*
Accounting Fees and Expenses	5,000	*
Printing Expenses	2,000	*
Miscellaneous Expenses	2,615	*

Total	$15,000	*

*
Estimated

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        The Registrant's Bylaws provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

Item 15. Recent Sales of Unregistered Securities

        Since May 2001, the Registrant has issued the following securities that were not registered under the Securities Act of 1933:

        In May and June 2001, we sold in private placements to accredited investors an aggregate of 660,688 units, each unit consisting of one share of our common stock and a warrant to purchase one share of common stock, at a price of $16.00 per unit, for aggregate gross proceeds of approximately

$10,571,000. Warrants issued with 413,500 units have an exercise price of $18.00 per share and warrants issued with 247,188 units have an exercise price of $19.00 per share. All of such warrants are exercisable for two years from their respective issue date. The Company's chief executive officer and its president each purchased 15,625 units and Israel Aircraft Industries Ltd., the Company's largest stockholder, purchased 12,500 units. The placement agents for the sale of certain units were McDonald Investments Inc. and Atlas Capital Services, Inc. We paid commissions and other expenses to the placement agents aggregating approximately $188,000.

        In July 2001, an existing warrantholder exercised warrants to purchase 10,275 shares of our common stock, for an aggregate exercise price of $38,000.

        In February and March 2002, certain of our officers and employees exercised outstanding options to acquire an aggregate of 66,180 shares of our common stock, for aggregate proceeds of approximately $309,000.

        On March 14, 2003, we issued to one of our officers 120,000 shares of our common stock, as partial payment of the purchase price for the remaining 7% of More Energy Ltd., an Israeli corporation, we did not already own. The common stock was valued at $4.374 per share, or an aggregate of approximately $525,000.

        On April 1, 2003, we granted to a consultant warrants to purchase an aggregate of 50,000 shares of our common stock, in connection with a consulting agreement of the same date. Such warrants provide for an exercise price of $5.35 per share and expire three years from the date of the grant. Warrants to purchase 25,000 shares vest one year from the date of the grant and warrants to purchase the remaining 25,000 shares vest two years from the date of the grant; provided that if we do not extend the term of the consulting agreement for a second twelve month period, all of the warrants shall vest one year from the date of the grant.

        In January 2004, we sold in a private placement to accredited investors an aggregate of 1,425,000 share of our common stock for aggregate gross proceeds of approximately $14,588,000. The placement agent for the sale of an aggregate of 510,000 of such shares was Stonegate Securities, Inc. We paid commissions and other expenses to Stonegate Securities aggregating approximately $255,000.

        During the three months ended March 31, 2004, warrant holders exercised outstanding warrants to acquire 12,950 shares of our common stock, at an exercise price of $5.00 per share, for aggregate proceeds of approximately $64,750.

        Exemption from registration under the Securities Act of 1933, as amended, in connection with the foregoing transactions, is claimed under Section 4(2) of the Securities Act as a transaction or transactions by the issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  The following is a list of Exhibits filed herewith as part of the registration statement:
3	(i)	Restated Certificate of Incorporation of Medis Technologies Ltd. (1)
3	(ii)	Restated By-Laws of Medis Technologies Ltd., as amended (1)
4.1		Form of certificate evidencing shares of common stock (1)
5.1	*	Opinion of Sonnenschein Nath & Rosenthal LLP
10.1		Medis Technologies Ltd.'s 1999 Stock Option Plan (1)
10.2		Employment Agreement dated November 2, 2000 between Zvi Rehavi and Medis El Ltd. (2)
10.3		Employment Agreement dated March 23, 1999 between Israel Fisher and Medis El Ltd. (2)

10.4		Loan Agreement dated as of December 29, 2000 between Fleet National Bank, as the lender and Medis Technologies Ltd., as the borrower (2)
10.5		Amendment to Loan Agreement dated October 24, 2002 but effective as of September 30, 2002 between Medis Technologies Ltd. and Fleet National Bank (3)
10.6		Amendment No. 2 to Loan Agreement dated as of December 29, 2000 between Fleet National Bank, as the lender and Medis Technologies Ltd., as the borrower, dated February 20, 2003 (4)
10.7		Technology Development Agreement dated as of December 14, 1998 by and between Medis El Ltd. and The Coca-Cola Company (1)
10.8		Strategic Agreement dated April 5, 2001 by and between General Dynamics Government Systems Corporation and Medis Technologies Ltd. (2)
10.9		Option Agreement dated November 9, 2000, by and between Medis Technologies Ltd. and Gennadi Finkelstein, and amendment thereto (2)
10.10
Letter Agreement dated March 14, 2003 by and between Medis Technologies Ltd. and Gennadi Finkelshtain, amending the exercise terms of the Option Agreement dated November 9, 2000 and exercising the option in full (4)
10.11		Letter Agreement dated June 1, 1993 between Medis El Ltd. and The Industrial Research and Development Institute of the Chief Scientist's Office of the State of Israel (5)
10.12		Agreement dated October 17, 1991 between Bar-Ilan University and Israel Aircraft Industries Ltd. (5)
10.13		Amendment of License dated August 8, 1992 between Bar-Ilan University and Israel Aircraft Industries Ltd. and Medis El (5)
10.14
Assignment of License Agreement between Israel Aircraft Industries between Israel Aircraft Industries Ltd. and Bar-Ilan University dated August 13, 1992 between Israel Aircraft Industries Ltd. and Medis Israel Ltd. (5)
10.15		Letter Agreement dated July 18, 1996 between Medis El Ltd. and Bar-Ilan University (5)
10.16		Agreement to Employ a Subcontractor dated as of December 11, 2001 between Elbit Systems Ltd. and More Energy Ltd. (5)
10.17		Consultancy Agreement dated as of January 2, 2000 between Medis Technologies Ltd. and Robert K. Lifton (6)
10.18		Consultancy Agreement dated as of January 2, 2000 between Medis Technologies Ltd. and Howard Weingrow (6)
10.19		Amendment No. 3 to Loan Agreement dated December 29, 2000 between Fleet National Bank, as the lender, and Medis Technologies Ltd., as the borrower, dated September 30, 2003 (7)
10.20	**	Distribution Agreement dated as of March 9, 2004 by and between ACCO Brands, Inc. through its Kensington Technology Group, and Medis Technologies Ltd. (7)
10.21	**	Product and Manufacturing Development Agreement made as of May 3, 2004, between Medis Technologies Ltd. and Flextronics International Ltd.(8)
10.22	**	Development Agreement dated May 25, 2004 between Eastman Kodak Company and Medis Technologies Ltd. (9)
21.1		Subsidiaries of the Registrant (5)
23.1		Consent of Arthur Andersen, LLP (9)

23.2		Consent of Ernst & Young LLP
23.3		Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global
23.4	*	Consent of Sonnenschein Nath & Rosenthal LLP (to be included in Exhibit 5.1)
24.1		Power of Attorney (included on the signature page of Part II of this Registration Statement)

*
To be filed by amendment.

**
Portions of this document have been omitted and submitted to the Secretary of the Securities and Exchange Commission for application for "Confidential Treatment."

(1)
Filed as an exhibit to the Registration Statement on Form S-1, as amended (File No.: 333-83945), of Medis Technologies Ltd. and incorporated herein by reference.

(2)
Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2000 of Medis Technologies Ltd. and incorporated herein by reference.

(3)
Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 of Medis Technologies Ltd. and incorporated herein by reference.

(4)
Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2002 of Medis Technologies Ltd. and incorporated herein by reference.

(5)
Filed as an exhibit to the Registration Statement on Form S-1, as amended (File No.: 333-73276), of Medis Technologies Ltd. and incorporated herein by reference.

(6)
Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2001 of Medis Technologies Ltd. and incorporated herein by reference.

(7)
Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2003 of Medis Technologies Ltd. and incorporated herein by reference.

(8)
Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 of Medis Technologies Ltd. and incorporated herein by reference.

(9)
Filed as an exhibit to the Current Report on Form 8-K dated May 26, 2004 of Medis Technologies Ltd. and incorporated herein by reference.

(10)
The consolidated financial statements of the Registrant for the year ended December 31, 2001 included in this Registration Statement on Form S-1, have been audited by Arthur Andersen LLP, independent public accountants ("AA"). However, after reasonable efforts, the Registrant has been unable to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in the Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of AA in reliance upon Rule 437a of the Securities Act of 1933, as amended. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of the Registrant which are incorporated in the Registration Statement by reference.

(b)
Financial Statement Schedules

        None

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total Dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

          (c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (4)   That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of June, 2004.

MEDIS TECHNOLOGIES LTD.

By:	/s/ ROBERT K. LIFTON Robert K. Lifton Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert K. Lifton and Howard Weingrow as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ ROBERT K. LIFTON Robert K. Lifton	Chairman and Chief Executive Officer, Secretary and Director (Principal Executive Officer)	June 9, 2004
/s/ HOWARD WEINGROW Howard Weingrow	President, Treasurer and Director	June 9, 2004
/s/ ISRAEL FISHER Israel Fisher	Senior Vice President-Finance (Principal Financial Officer)	June 9, 2004
/s/ JACOB S. WEISS Jacob S. Weiss	Senior Vice President-Business Development and Director	June 9, 2004
/s/ MICHAEL S. RESNICK Michael S. Resnick	Vice President and Controller (Principal Accounting Officer)	June 9, 2004
/s/ AMOS EIRAN Amos Eiran	Director	June 9, 2004
/s/ ZEEV NAHMONI Zeev Nahmoni	Director	June 9, 2004
/s/ JACOB E. GOLDMAN Jacob E. Goldman	Director	June 9, 2004
/s/ PHILIP WEISSER Philip Weisser	Director	June 9, 2004
/s/ MITCHELL H. FREEMAN Mitchell H. Freeman	Director	June 9, 2004

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EXPLANATORY NOTE
MEDIS TECHNOLOGIES LTD. 201,669 Shares of Common Stock

FORWARD LOOKING STATEMENTS
PROSPECTUS SUMMARY
Overview
The Offering
Summary Consolidated Financial Statements
RISK FACTORS
PRICE RANGE OF COMMON STOCK
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN TRANSACTIONS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF OUR SECURITIES
LEGAL MATTERS
EXPERTS
WHERE CAN YOU FIND MORE INFORMATION
INDEX
REPORT OF INDEPENDENT AUDITORS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (IN U.S. DOLLARS)
MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (IN U.S. DOLLARS)
MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES STATEMENTS OF STOCKHOLDERS' EQUITY (IN U.S. DOLLARS)
MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (IN U.S. DOLLARS)
MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED) (IN U.S. DOLLARS)
MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Medis Technologies Ltd. and Subsidiaries Condensed Consolidated Balance Sheets
Medis Technologies Ltd. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited)
Medis Technologies Ltd. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited)
Medis Technologies Ltd. and Subsidiaries Notes to Condensed Consolidated Financial Statements (Unaudited)
  ALTERNATIVE PAGE
MEDIS TECHNOLOGIES LTD. 3,111,541 Shares of Common Stock
  ALTERNATIVE PAGE

  ALTERNATIVE PAGE
The Offering
  ALTERNATIVE PAGE
THE OFFERING AND USE OF PROCEEDS
  ALTERNATIVE PAGE
SELLING STOCKHOLDERS
  ALTERNATIVE PAGE
  ALTERNATIVE PAGE
PLAN OF DISTRIBUTION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY